QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
MOTOROLA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Proxy Statement
Management's Discussion and Analysis
2001 Consolidated Financial Statements and Notes

PRINCIPAL EXECUTIVE OFFICES: 1303 East Algonquin Road Schaumburg, Illinois 60196 March 29, 2002	PLACE OF MEETING: Rosemont Theater 5400 N. River Road Rosemont, Illinois 60018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

        Our Annual Meeting will be held at the Rosemont Theater, 5400 N. River Road, Rosemont, Illinois 60018 on Monday, May 6, 2002 at 5:00 P.M., local time.

        The purpose of the meeting is to:

  1.
  elect directors for the next year;

  2.
  consider and vote upon the adoption of the Motorola Omnibus Incentive Plan of 2002;

  3.
  consider and vote upon a proposed amendment to the Motorola Employee Stock Purchase Plan of 1999 in order to authorize an additional 50 million shares for issuance and sale to employees;

  4.
  consider and vote upon 2 stockholder proposals, if presented at the meeting; and

  5.
  act upon such other matters as may properly come before the meeting.

        Only Motorola stockholders of record at the close of business on March 15, 2002 will be entitled to vote at the meeting. Please vote in one of the following ways:

  •
  use the toll-free telephone number shown on your proxy card;

  •
  visit the website shown on your proxy card to vote via the Internet; or

  •
  mark, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

PLEASE NOTE THAT ATTENDANCE AT THE MEETING WILL BE LIMITED TO STOCKHOLDERS OF MOTOROLA AS OF THE RECORD DATE (OR THEIR AUTHORIZED REPRESENTATIVES) HOLDING ADMISSION TICKETS OR OTHER EVIDENCE OF OWNERSHIP. THE ADMISSION TICKET IS DETACHABLE FROM YOUR PROXY CARD. IF YOUR SHARES ARE HELD BY A BANK OR BROKER, PLEASE BRING TO THE MEETING YOUR BANK OR BROKER STATEMENT EVIDENCING YOUR BENEFICIAL OWNERSHIP OF MOTOROLA STOCK TO GAIN ADMISSION TO THE MEETING.

By order of the Board of Directors,

A. Peter Lawson Secretary

1303 E. Algonquin Road Schaumburg, IL 60196

Christopher B. Galvin
Chairman of the Board and
Chief Executive Officer

March 29, 2002

Dear Fellow Stockholders:

        2001 was a tougher year than any other in the history of Motorola. Like others, we inopportunely chased the dot-com and telecom boom in 2000. We built-up manufacturing capacity and a global cost structure anticipating $45 billion in sales in 2001, having achieved $37.6 billion in sales in 2000. Unfortunately, given the severe downturn in telecom markets, dramatic fall off in semiconductor demand and horrific world events during 2001, our actual global sales were approximately $30 billion. Consequently, our major management focus was aggressively directed to reversing the impact of 2001 and returning to profitability.

        We find our financial performance as unacceptable as our stockholders do. We've taken the tough, necessary steps to improve our cost structure, institute new efficiencies across the corporation and enhance our balance sheet. We enter 2002 as a leaner, more agile, more focused and more fiscally sound company. We intend to remain focused on our new course of action to enhance the shareholder value of this great company. I thank you for your continued support of Motorola through these trying times.

        At the same time, we are committed to our key beliefs—uncompromising integrity and constant respect for people. Our company was built on these key beliefs and they fundamentally dictate the way we do business. We will continue to be transparent about our performance and we will continue to provide financial statements and other information that fully and accurately describe the condition of our company and the risks and opportunities that face our businesses.

        You are invited to attend the 2002 Annual Meeting to be held on Monday, May 6, in Rosemont, Illinois. In addition to electing the 13 members of our Board of Directors, we are asking our shareholders to consider two important proposals for our 2002 Annual Meeting. First, we are asking for your approval of the Motorola Omnibus Incentive Plan of 2002. The use of stock options and other stock awards to compensate employees remains widely prevalent among technology companies. The Board has adopted the 2002 Plan in order to maintain the flexibility we need to keep pace with our competitors and effectively recruit, motivate and retain the caliber of employees essential for our company's success. The 2002 Plan is integral to Motorola's compensation strategies and programs in 2002 and going forward.

        We are also asking for your approval of an amendment to the Motorola Employee Stock Purchase Plan of 1999 to make 50 million additional shares available for purchase by employees. The Employee Stock Purchase Plan continues to be an important tool in a very competitive employment market. It also encourages employees to own more shares of Motorola and thereby further aligns their interests with those of our stockholders.

        Each of these proposals is discussed in greater detail in the enclosed Proxy Statement. I would appreciate your support of these proposals and thank you for your continued support of Motorola.

Very truly yours,

Christopher B. Galvin

TABLE OF CONTENTS

PROXY STATEMENT

PROXY STATEMENT—VOTING PROCEDURES

        The Board of Directors is soliciting proxies to be used at the May 6, 2002 Annual Meeting. Your vote is very important. This proxy statement, the form of proxy and the 2001 Summary Annual Report will be mailed to stockholders on or about March 29, 2002. The Summary Annual Report is not a part of this proxy statement. The proxy statement and Summary Annual Report also are available on the Company's website at www.motorola.com/investor.

Who Can Vote

        Only stockholders of record at the close of business on March 15, 2002 (the "record date") will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. On that date, there were 2,270,627,434 issued and outstanding shares of the Company's common stock, $3 par value per share ("Common Stock"), the only class of voting securities of the Company.

How You Can Vote

        This year there are three convenient voting methods:

  •
  Voting by Telephone. You can vote your shares by telephone by calling the toll-free telephone number on your proxy card. The deadline for telephone voting is 4:00 p.m. Eastern time on Sunday, May 5, 2002. Telephone voting is available 24 hours a day. If you vote by telephone you should NOT return your proxy card. If you are a beneficial owner, or you hold your shares in "street name," please check your voting instruction card or contact your broker or nominee to determine whether you will be able to vote by telephone.

  •
  Voting by Internet. You can also vote via the Internet. The website for Internet voting is also on your proxy card. The deadline for Internet voting is 4:00 p.m. Eastern time on Sunday, May 5, 2002. Internet voting also is available 24 hours a day. If you vote via the Internet you should NOT return your proxy card. If you are a beneficial owner, or you hold your shares in "street name," please check your voting instruction card or contact your broker or nominee to determine whether you will be able to vote by Internet.

  •
  Voting by Mail. If you choose to vote by mail, mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

How You May Revoke Your Proxy or Change Your Vote

        You can revoke your proxy at any time before it is voted at the 2002 Annual Meeting by either:

  •
  Sending written notice of revocation to the Secretary.

  •
  Submitting another timely proxy by telephone, Internet or paper ballot.

  •
  Attending the 2002 Annual Meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

General Information on Voting

  No Cumulative Voting

        You are entitled to cast one vote for each share of Common Stock you own on the record date. Stockholders do not have the right to vote cumulatively in electing directors.

  Quorum Required

        In order for business to be conducted, a quorum must be represented at the Annual Meeting. A quorum is a majority of the shares entitled to vote at the Annual Meeting. Shares represented by a proxy in which authority to vote for any matter considered is "withheld", a proxy marked "abstain" or a proxy as to which there is a "broker non-vote" will be considered present at the meeting for purposes of determining a quorum.

  Required Vote to Elect Directors

        Directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning the 13 nominees receiving the most votes will be elected. Only votes cast for a nominee will be counted. Unless indicated otherwise by your proxy, the shares will be voted for the 13 nominees named in this proxy statement. Instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees.

  Required Votes to Pass Other Proposals

        In order to (i) adopt the Motorola Omnibus Incentive Plan of 2002, (ii) authorize the amendment to the Motorola Employee Stock Purchase Plan of 1999, or (iii) recommend that the Board consider adoption of any shareholder proposal, an affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required. For each of these proposals, an abstention will have the same effect as a vote against the proposal. Broker non-votes will not be voted for or against any of these proposals and will have no effect on any of these proposals.

  Other Information

        If you are the beneficial owner of shares held in "street name" by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will be entitled to vote the shares with respect to "discretionary" items but will not be permitted to vote the shares with respect to "non-discretionary" items

                                    PROXY STATEMENT    1

(those shares are treated as "broker non-votes"). The election of directors and all other proposals in this proxy statement are "discretionary" items.

        All shares that have been properly voted—whether by telephone, Internet or mail—and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

        If any other matters are properly presented at the Annual Meeting for consideration, the persons named as proxies in the enclosed proxy card will have the discretion to vote on those matters for you. At the date we filed this proxy statement with the Securities and Exchange Commission, the Board of Directors did not know of any other matter to be raised at the Annual Meeting.

Voting by Participants in the Company's 401(k) Profit Sharing Plan

        If a stockholder is a participant in the Motorola 401(k) Profit Sharing Plan (the "401(k) Plan"), the proxy card also will serve as a voting instruction for the trustees of that plan where all accounts are registered in the same name. If shares of Common Stock in the 401(k) Plan are not voted either by telephone, via the Internet, or by returning the proxy card representing such shares, those shares will be voted by the trustees in the same proportion as the shares properly voted by other participants in the 401(k) Plan.

2    PROXY STATEMENT

PROPOSAL 1

ELECTION OF DIRECTORS FOR A ONE-YEAR TERM

        The term of office of all present directors of the Company will expire on the day of the 2002 Annual Meeting upon the election of their successors. The number of directors of the Company to be elected at the 2002 Annual Meeting is 13. The directors elected at the 2002 Annual Meeting will serve until their respective successors are elected and qualified or until their earlier death or resignation.

NOMINEES

        Each of the nominees named below, except for Mr. Warner, is currently a director of the Company and each was elected at the Annual Meeting of stockholders held on May 7, 2001, except for Mr. Breen and Mr. Warner who are standing for election for the first time. Robert L. Growney and Ronnie C. Chan are not standing for re-election to the Board. The ages shown are as of December 31, 2001.

        If any of the nominees named below is not available to serve as a director at the time of the 2002 Annual Meeting (an event which the Board does not now anticipate), the proxies will be voted for the election as director of such other person or persons as the Board may designate, unless the Board, in its discretion, reduces the number of directors.

CHRISTOPHER B. GALVIN, Principal Occupation: Chairman of the Board and Chief Executive Officer, Motorola, Inc.
Director since 1988 Age—51

Mr. Galvin began working for the Company in 1967 and he served in sales, sales management, marketing, product management, service management and general management positions in the Company's various businesses. He served as President and Chief Operating Officer from 1993 until he became Chief Executive Officer on January 1, 1997. In June 1999, Mr. Galvin became Chairman of the Board. Mr. Galvin received a bachelor's degree from Northwestern University and a master's degree from the Kellogg Graduate School of Management at Northwestern University.

EDWARD D. BREEN, Principal Occupation: President and Chief Operating Officer, Motorola, Inc.
Director since 2002 Age—45

Mr. Breen joined Motorola in January 2000, when General Instrument Corporation and Motorola merged. Prior to the merger he served as Chairman, President and CEO of General Instrument. Mr. Breen joined General Instrument in 1978. Mr. Breen was named Motorola President and Chief Operating Officer-elect in October 2001 and assumed his new role as President and Chief Operating Officer on January 1, 2002. Mr. Breen is also a director of CommScope, Inc. and McLeodUSA Incorporated. Mr. Breen graduated from Grove City College with a bachelor of science degree in Business Administration and Economics.

FRANCESCO CAIO, Principal Occupation: Chief Executive Officer, Netscalibur
Director since 2000 Age—44

Mr. Caio is the Chief Executive Officer of Netscalibur, a pan-European IP services provider. Mr. Caio is also a member of the Board of Merloni Elettrodomestici, where he was Chief Executive Officer from 1997 to 2000. Merloni Elettrodomestici is the third-largest manufacturer of domestic appliances in Europe. Mr. Caio obtained his Masters degree in Computer Science from the Politecnico di Milano and his MBA as a Luca Braito Scholar from INSEAD at Fountainbleau, France. Mr. Caio is a citizen of Italy.

                                    PROXY STATEMENT    3

H. LAURANCE FULLER, Principal Occupation: Retired; Formerly Co-Chairman of the Board, BP Amoco, p.l.c.
Director since 1994 Age—63

Mr. Fuller retired as Co-Chairman of BP Amoco, p.l.c., an energy company, in March 2000. Prior to holding that position, he had served as Chairman and Chief Executive Officer of Amoco Corporation since 1991. He is also a director of Abbott Laboratories, J.P. Morgan Chase & Co. and Security Capital Group. Mr. Fuller graduated from Cornell University with a B.S. degree in chemical engineering and earned a J.D. degree from DePaul University Law School.

ANNE P. JONES, Principal Occupation: Consultant
Director since 1984 Age—66

Ms. Jones is currently working as a consultant. She was a partner in the Washington, D.C. office of the Sutherland, Asbill & Brennan law firm from 1983 until 1994. Before that, she was a Commissioner of the Federal Communications Commission. She is also a director of the American Express Mutual Fund Group. She holds B.S. and L.L.B. degrees from Boston College and its Law School, respectively.

JUDY C. LEWENT, Principal Occupation: Executive Vice President and Chief Financial Officer, Merck & Co., Inc.
Director since 1995 Age—52

Ms. Lewent has been Executive Vice President and Chief Financial Officer of Merck & Co., Inc., a pharmaceuticals company, since 1992. She is also a director of Dell Computer Corporation, Johnson & Johnson Merck Consumer Pharmaceuticals Company, the Merck/Schering-Plough Partnerships, Merial Limited, and the National Bureau of Economic Research. Ms. Lewent serves as a trustee of the Rockefeller Family Trust and is a Life Member of the Massachusetts Institute of Technology Corporation. She is a member of the Penn Medicine Executive Committee as well as the RAND Health Board of Advisors. Ms. Lewent received a B.S. degree from Goucher College and a M.S. degree from the MIT Sloan School of Management.

DR. WALTER E. MASSEY, Principal Occupation: President of Morehouse College
Director since 1993 Age—63

Dr. Massey has been President of Morehouse College since 1995. In 1991, he was appointed by President Bush as the Director of the National Science Foundation after which he was Provost and Senior Vice President for the University of California System. Prior to that he had been director of the Argonne National Laboratory and vice president for research at the University of Chicago. Dr. Massey received a Ph.D. degree in Physics and a Master of Arts degree from Washington University. He also holds a Bachelor of Science degree in Physics and Mathematics from Morehouse College. He is a director of BP Amoco, p.l.c., BankAmerica Corporation and McDonalds, Inc. Dr. Massey previously served as a director of the Company from 1984 until 1991 when he accepted his appointment to the National Science Foundation.

NICHOLAS NEGROPONTE, Principal Occupation: Chairman of the Massachusetts Institute of Technology Media Laboratory
Director since 1996 Age—58

Mr. Negroponte is a co-founder and director of the Massachusetts Institute of Technology Media Laboratory, an interdisciplinary, multi-million dollar research center focusing on the study and experimentation of future forms of human and machine communication. He founded MIT's pioneering Architecture Machine Group, a combination lab and think tank responsible for many radically new approaches to the human-computer interface. He joined the MIT faculty in 1966 and became a full professor in 1980. Mr. Negroponte received a B.A. and M.A. in Architecture from Massachusetts Institute of Technology.

4    PROXY STATEMENT

JOHN E. PEPPER, JR., Principal Occupation: Chairman of the Board of Directors, Procter & Gamble Co.
Director since 1994 Age—63

Mr. Pepper is Chairman of the Board of Directors of Procter & Gamble Co., a consumer products company. He was Chairman and Chief Executive Officer of Procter & Gamble Co. from 1995 to 1999. Mr. Pepper is also a director of the Xerox Corporation. Mr. Pepper graduated from Yale University in 1960.

SAMUEL C. SCOTT III, Principal Occupation: Chairman and Chief Executive Officer, Corn Products International
Director since 1993 Age—57

Mr. Scott is Chairman and Chief Executive Officer of Corn Products International, a corn refining business. He was President of the Corn Refining Division of CPC International from 1995 through 1997, when CPC spun off Corn Products International as a separate corporation. Mr. Scott also serves on the Board of Directors of Russell Reynolds Associates, the Corn Refiners Association, Inroads/Chicago and Accion USA. Mr. Scott graduated from Fairleigh Dickinson University with a bachelor's degree in engineering in 1966 and an MBA in 1973.

DOUGLAS A. WARNER III, Principal Occupation: Retired; Formerly Chairman of the Board, J.P. Morgan Chase & Co.
Nominee Age—55

Mr. Warner was Chairman of the Board and Co-Chairman of the Executive Committee of J.P. Morgan Chase & Co., an international commercial and investment banking firm from December 2000 until he retired in November 2001. From 1995 to 2000, he was Chairman of the Board, President, and Chief Executive Officer of J.P. Morgan & Co. He is also a director of Anheuser-Busch Companies, Inc. and General Electric Co. He is on the Board of Counselors of the Bechtel Group Inc. and is a member of The Business Council. He is chairman of the Board of Managers and the Board of Overseers of Memorial Sloan-Kettering Cancer Center. Mr. Warner is a trustee of the Pierpont Morgan Library and a member of the Yale Investment Committee. Mr. Warner received a B.A. degree from Yale University.

B. KENNETH WEST, Principal Occupation: Senior Consultant for Corporate Governance to Teachers Insurance and Annuity Association—College Retirement Equities Fund
Director since 1976 Age—68

Mr. West is serving as Senior Consultant for Corporate Governance to TIAA-CREF, a major pension fund company. He retired as chairman of Harris Bankcorp, Inc. in 1995 where he had been employed since 1957. He is also a director of The Pepper Companies, Inc. Mr. West graduated from the University of Illinois and received an MBA degree from the University of Chicago.

DR. JOHN A. WHITE, Principal Occupation: Chancellor, University of Arkansas
Director since 1995 Age—62

Dr. White is currently Chancellor of the University of Arkansas. Dr. White served as Dean of Engineering at Georgia Institute of Technology from 1991 to early 1997, having been a member of the faculty since 1975. He is also a director of Eastman Chemical Company, J.B. Hunt Transport Services, Inc., Logility, Inc., and Russell Corporation. Dr. White received a B.S.I.E. from the University of Arkansas, a M.S.I.E. from Virginia Polytechnic Institute and State University and a Ph.D. from The Ohio State University.

                                    PROXY STATEMENT    5

MEETINGS OF THE BOARD OF DIRECTORS OF
THE COMPANY

        The Board of Directors is responsible for supervision of the overall affairs of the Company. The Board of Directors held 12 meetings during 2001. Overall attendance at Board and committee meetings was 91%. All directors attended 75% or more of the combined total meetings of the Board and the committees on which they served during 2001. Following the Annual Meeting, the Board will consist of 13 directors. In the interim between Annual Meetings, the Board has the authority under the By-laws to increase or decrease the size of the Board and fill vacancies.

        The Board has long adhered to governance principles designed to assure the continued vitality of the Board and excellence in the execution of its duties. The Board has responsibility for management oversight and providing strategic guidance to the Company. In order to do that effectively, the Board believes it should be comprised of individuals with appropriate skills and experiences to contribute effectively to this dynamic process. The Board is currently highly diversified; it is comprised of active and former CEOs of major corporations and individuals with experience in high-tech fields, government and academia. The Board also believes that it must continue to renew itself to ensure that its members understand the industries and the markets in which the Company operates.

        As part of its renewal process, the Board previously committed to devote entire meetings to reviewing the Company's short-term and long-term strategies. The Board met this commitment and devoted a great deal of time to reviewing the Company's strategy during 2001. That focus will continue in 2002. In addition to reviewing the Company's strategy, the Board also followed-up with each significant business during the year to ensure that the business was meeting its commitments or adjusting those strategies to respond to the dynamic market conditions during the year.

        The Board also adopted an improved Director Assessment and Review Program. A key element of that Program is that every five years, beginning with the fifth anniversary of a director joining the Board, the Chairman of the Board and the Chairman of the Nominating Committee conduct a review to ensure that a director's skills and experience continue to enhance the overall strength of the Board. Several of those reviews were completed this year. Other elements of the Program, including overall Board assessment and committee assessment, were also completed during the year.

COMMITTEES OF THE BOARD OF DIRECTORS

        To assist it in carrying out its duties, the Board has delegated certain authority to several committees. The Board currently has 7 standing committees. The Board has determined the anticipated membership of each committee for the upcoming year. Accordingly, included in the brief summaries below is the membership of each committee during the past year and the anticipated membership for the upcoming year.

Audit and Legal Committee

  Members during 2001: Directors Jones (Chair), Fuller, Lewent and White
  Anticipated Members for Next Year: Directors Jones (Chair), Fuller, Lewent and White
  Number of Meetings in 2001: Four
  Functions:

    •
    Assists the Board in fulfilling its oversight responsibilities as they relate to the Company's accounting policies, internal controls, financial reporting practices and legal and regulatory compliance
    •
    Monitors the independence and performance of the Company's external auditors and internal auditors
    •
    Maintains, through regularly scheduled meetings, a line of communication between the Board and the Company's financial management, internal auditors and external auditors
    •
    Oversees compliance with the Company's policies for conducting business, including ethical business standards

Compensation Committee

  Members during 2001: Directors Scott (Chair), Fuller and Pepper
  Anticipated Members for Next Year: Directors Scott (Chair), Fuller and Pepper
  Number of Meetings in 2001: Seven
  Functions:

    •
    Annually reviews performance of the members of the Office of the Chairman and recommends to the Board compensation for members of the Office of the Chairman
    •
    Reviews compensation for elected officers
    •
    Administers and monitors compensation, benefit and incentive plans and programs
    •
    Annually reviews Board member compensation

Executive Committee

  Members during 2001: Directors Galvin (Chair), Fuller, Growney (not standing), Lewent and West
  Anticipated Members for Next Year: Directors Galvin (Chair), Breen, Fuller, Lewent, Pepper, Scott and West
  Number of Meetings in 2001: None

    •
    Acts for the Board between meetings on matters already approved in principle by the Board
    •
    Exercises the authority of the Board on specific matters assigned by the Board from time to time

6    PROXY STATEMENT

Finance Committee

  Members during 2001: Directors Lewent (Chair), Chan (not standing), Growney (not standing) and West
  Anticipated Members for Next Year: Directors Lewent (Chair), Breen, Caio, Warner and West
  Number of Meetings in 2001: Four
  Functions:

    •
    Reviews the Company's overall financial posture, asset utilization and capital structure
    •
    Reviews the need for equity and/or debt financing and specific outside financing proposals
    •
    Monitors the performance and investments of employee retirement and related funds
    •
    Reviews policies, practices and results related to foreign currency exposure, other financial risks and investment security portfolios
    •
    Reviews the Company's dividend payment plans and practices

Management Development Committee

  Members during 2001: Directors West (Chair), Galvin and Scott
  Anticipated Members for Next Year: Directors West (Chair), Galvin and Scott
  Number of Meetings in 2001: Four
  Functions:

    •
    Reviews the process and results of the Company's organization and management development program
    •
    Receives from management and reviews recommendations for changes in the senior management positions in the Company
    •
    Reviews the program and results for bringing appropriate diversity into the Company's management

Nominating Committee

  Members during 2001: Directors Pepper (Chair), Chan (not standing), Jones, Massey and Negroponte
  Anticipated Members for Next Year: Directors Pepper (Chair), Jones, Massey, Negroponte and Warner
  Number of Meetings in 2001: Three
  Functions:

    •
    Recommends candidates for membership on the Board based on committee-established guidelines
    •
    Consults with the Chairman of the Board on committee assignments
    •
    Provides a process for education of new Board members
    •
    Proposes and monitors process for reviewing the independence and performance of all Board members
    •
    Considers candidates for the Board recommended by stockholders
    •
    Considers matters of corporate governance

  This Committee will consider a candidate for director proposed by a stockholder. A candidate must be highly qualified and be both willing and expressly interested in serving on the Board. A stockholder wishing to propose a candidate for the Committee's consideration should forward the candidate's name and information about the candidate's qualifications to the Company's Secretary as described on page 30.

Technology Committee

  Members during 2001: Directors Massey (Chair), Caio, Growney (not standing), Negroponte and White
  Anticipated Members for Next Year: Directors Massey (Chair), Breen, Caio, Negroponte and White
  Number of Meetings in 2001: Four
  Functions:

    •
    Identifies and assesses significant technological issues and needs affecting the Company
    •
    Reviews technical relationships and activities with academic institutes and public sector laboratories
    •
    Reviews the adequacy of the Company's technical resources and continuing technical education

DIRECTOR COMPENSATION AND RELATED TRANSACTIONS

        Directors who are also employees of Motorola receive no additional compensation for serving on the Board or its committees.

        For each non-employee director, the annual retainer fee is $60,000 and each non-employee director who is a chair of a committee receives an additional $4,000 per year. The Company also reimburses its directors, and in certain instances spouses who accompany directors, for travel, lodging and related expenses they incur in attending Board and committee meetings.

        Directors are required to accept half of all their Board compensation in Common Stock or restricted Common Stock, and may elect to accept up to 100% of their compensation in Common Stock or restricted Common Stock. Restricted Common Stock is Common Stock that may not be transferred and is subject to repurchase by Motorola until either: (i) the holder has served as a member of the Board for at least four years and does not stand for re-election or is not re-elected, or (ii) the holder's disability or death. Non-employee directors may elect to defer receipt of all or any portion of their compensation that is not otherwise required to be paid in Common Stock or restricted Common Stock. Since 2001, non-employee directors can elect to participate in the Motorola Management Deferred Compensation Plan. This plan offers a wide variety of investment options. Directors may elect to have distributions while they are directors or after they retire from the Board.

        On June 1, 2001, each non-employee director received an option to acquire 15,000 shares of Common Stock at the fair market value of the shares on the date of grant.

                                    PROXY STATEMENT    7

        In 1996, the Board terminated its retirement plan. Non-employee directors elected to the Board after the termination date are not entitled to benefits under this plan, and non-employee directors already participating in the plan accrued no additional benefits for services after May 31, 1996. In 1998, some directors converted their accrued benefits in the retirement plan into shares of restricted Common Stock. They may not sell or transfer these shares and these shares are subject to repurchase by Motorola until they are no longer members of the Board because either: (i) they did not stand for re-election or were not re-elected, or (ii) their disability or death. Directors Jones and Massey did not convert their accrued benefits in the retirement plan and are entitled to receive payment of such benefits in accordance with the applicable payment terms of the retirement plan, including payments to spouses in the event of death. For each year of service on the Board prior to the date the plan was terminated, these directors are entitled to receive annual payments equal to 10% of the annual retainer for directors in effect on the date the plan was terminated, with a maximum annual payment equal to 80% of the retainer. Each of these Directors had served on the Board for eight or more years prior to the termination of the plan and, accordingly, are fully vested and will be entitled to an annual payment of $32,000.

        Non-employee directors are covered by insurance that provides accidental death and dismemberment coverage of $500,000 per person. The spouse of each such director is also covered by such insurance when traveling with the director on business trips for the Company. The Company pays the premiums for such insurance. The total premiums for coverage of all such directors and their spouses during the year ended December 31, 2001 was $3,500.

        Motorola has obtained investment banking and other financial services from J.P. Morgan Chase & Co. ("J.P. Morgan Chase") and certain of its subsidiaries. Mr. Warner served as Chairman of the Board and Co-Chairman of the Executive Committee of J.P. Morgan Chase from December 2000 until he retired in November 2001. As further described under "Legal Proceedings" in the Company's Form 10-K for the year ended December 31, 2001, Motorola and The Chase Manhattan Bank ("Chase Manhattan"), a wholly-owned subsidiary of J.P. Morgan Chase, are involved in a number of lawsuits relating to loans extended by a group of lenders (for whom Chase Manhattan acted as agent) to Iridium LLC.

RECOMMENDATION OF THE BOARD

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED HEREIN AS DIRECTORS. UNLESS INDICATED OTHERWISE BY YOUR PROXY VOTE, THE SHARES WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF SUCH NOMINEES.

PROPOSAL 2

ADOPTION OF THE MOTOROLA OMNIBUS INCENTIVE PLAN OF 2002

        The Board has adopted the Motorola Omnibus Incentive Plan of 2002 (the "2002 Plan") and is recommending that stockholders approve the 2002 Plan at the Annual Meeting. The 2002 Plan is integral to the Company's compensation strategies and programs. The use of stock options and other stock awards among technology companies is widely prevalent. The 2002 Plan will maintain the flexibility that Motorola needs to keep pace with its competitors and effectively recruit, motivate, and retain the caliber of employees essential for achievement of the Company's success.

        The 2002 Plan will permit stock option grants, annual management incentive awards, stock grants, restricted stock grants, restricted stock unit grants, performance stock grants, performance unit grants, stock appreciation rights grants ("SARs"), and cash awards. Stockholder approval of the 2002 Plan will permit the performance-based awards discussed below to qualify for deductibility under Section 162(m) of the Internal Revenue Code ("Code").

        Awards and grants under the 2002 Plan are referred to as "Benefits." Those eligible for Benefits under the 2002 Plan are referred to as "Participants." Participants include all employees of the Company and its subsidiaries and all non-employee directors of the Company.

        As of December 31, 2001, approximately 58.3 million shares were available for new grants under the Company's existing stock incentive plans and there were approximately 219.5 million shares subject to outstanding benefits under these and predecessor plans. While the existing stock incentive plans will remain in place, they do not provide sufficient shares for market-competitive grant levels prior to the 2003 stockholder meeting.

8    PROXY STATEMENT

        A summary of the principal features of the 2002 Plan is provided below, but is qualified in its entirety by reference to the full text of the 2002 Plan that was filed electronically with this proxy statement with the Securities and Exchange Commission. Such text is not included in the printed version of this proxy statement. A copy of the 2002 Plan is available from the Company's Secretary at the address on the cover of this document.

Shares Available for Issuance

        The aggregate number of shares of Common Stock that may be issued under the 2002 Plan will not exceed 45 million (subject to the adjustment provisions discussed below). The 45 million new shares represent 2.0 percent of the currently outstanding shares of Common Stock.

        The number of shares that may be issued under the 2002 Plan for Benefits other than stock options will not exceed a total of 5 million shares (subject to the adjustment provisions discussed below).

Administration and Eligibility

        The 2002 Plan will be administered by a Committee of the Board (the "Committee") consisting of two or more directors, each of whom will qualify as a "non-employee director" within the meaning set forth in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Committee will approve the aggregate Benefits and the individual Benefits for the most senior elected officers and non-employee directors. The Committee may delegate the administration of the 2002 Plan in accordance with the terms of the 2002 Plan.

        No Participant may receive in any Plan Year: (i) stock options relating to more than 3,000,000 shares; (ii) restricted stock or restricted stock units that are subject to the attainment of performance goals (as described below) relating to more than 300,000 shares; (iii) SARs relating to more than 3,000,000 shares; or (iv) performance shares relating to more than 300,000 shares (all of these limits subject to the adjustment provisions discussed below). The maximum amount that may be earned under Performance Unit awards by any Participant who is a covered employee within the meaning of Section 162(m) of the Code ("Covered Employee") in any calendar year may not exceed $5,000,000.

Benefits

Stock Options

  Grants of Options

        The Committee is authorized to grant stock options to Participants ("Optionees"), which may be either incentive stock options ("ISOs") or nonqualified stock options ("NSOs"). NSOs and ISOs are collectively referred to as "Stock Options." The exercise price of any Stock Option must be equal to or greater than the fair market value of the shares on the date of the grant. The term of a Stock Option cannot exceed 10 years. ISOs may not be granted more than 10 years after the date that the 2002 Plan was adopted by the Board.

        For purposes of the 2002 Plan, fair market value shall be determined in such manner as the Committee may deem equitable, or as required by applicable law or regulation. Generally, fair market value means the closing price on the last trading day preceding the day of the transaction, as reported for the New York Stock Exchange Composite Transactions in the Wall Street Journal.

  Exercisability and Termination

        At the time of grant, the Committee in its sole discretion will determine when Options are exercisable and when they expire.

  Payment of Option Price

        Payment for shares purchased upon exercise of a Stock Option must be made in full at the time of purchase. Payment may be made in cash, by the transfer to the Company of shares owned by the Participant for at least six months (valued at fair market value on the date of transfer) or a certification of ownership of such shares or in such other manner as may be authorized by the Committee.

Restricted Stock and Restricted Stock Units

        Restricted Stock consists of shares which are transferred or sold by the Company to a Participant, but are subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the Participant. Restricted Stock Units are the right to receive shares at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the Committee. The Committee determines the eligible Participants to whom, and the time or times at which, grants of Restricted Stock or Restricted Stock Units will be made, the number of shares or units to be granted, the price to be paid, if any, the time or times within which the shares covered by such grants will be subject to forfeiture, the time or times at which the restrictions will terminate, and all other terms and conditions of the grants. Restrictions or conditions could include, but are not limited to, the attainment of performance goals (as described below), continuous service with the Company, the passage of time or other restrictions or conditions.

Performance Stock

        A Participant who is granted Performance Stock has the right to receive shares or cash or a combination of shares and cash equal to the fair market value of such shares at a future date in accordance with the terms of such grant and upon the attainment of performance goals specified by the Committee.

        The award of Performance Stock to a Participant will not create any rights in such Participant as a stockholder of the Company until the issuance of Common Stock with respect to an award.

                                    PROXY STATEMENT    9

Performance Units

        A Participant who is granted Performance Units has the right to receive a payment in cash upon the attainment of performance goals. The Committee may substitute actual shares of Common Stock for the cash payment otherwise required to be made pursuant to a Performance Unit award.

Performance Goals

        Awards of Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units and other incentives under the 2002 Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code, including, but not limited to: cash flow; cost; ratio of debt to debt plus equity; profit before tax; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net sales; price of the Common Stock; return on net assets, equity, or stockholders' equity; market share; or total return to stockholders ("Performance Criteria").

        Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company, and any Performance Criteria may be adjusted to include or exclude extraordinary items.

SARs

        The Committee has the authority to grant SARs to Participants and to determine the number of shares subject to each SAR, the term of the SAR, the time or times at which the SAR may be exercised, and all other terms and conditions of the SAR. An SAR is a right, denominated in shares, to receive, upon exercise of the right, in whole or in part, without payment to the Company an amount, payable in shares, in cash or a combination thereof, that is equal to the excess of: (i) the fair market value of Common Stock on the date of exercise of the right; over (ii) the fair market value of Common Stock on the date of grant of the right multiplied by the number of shares for which the right is exercised. It is anticipated that SARs primarily will be used in place of stock options, and any appreciation in value will be paid in cash, in order to comply with the laws and regulations of foreign jurisdictions or to make the grant a more effective form of compensation in a foreign jurisdiction.

Annual Management Incentive Awards

        The Committee has the authority to grant Management Incentive Awards to designated executive officers of the Company or any subsidiary.

        Management Incentive Awards will be paid out of an incentive pool equal to 5 percent of the Company's consolidated operating earnings for each calendar year. The Committee will allocate an incentive pool percentage to each designated Participant for each calendar year. In no event, may the incentive pool percentage for any one Participant exceed 30 percent of the total pool. For purposes of the 2002 Plan, "consolidated operating earnings" will mean the consolidated earnings before income taxes of the Company, computed in accordance with generally accepted accounting principles, but shall exclude the effects of extraordinary items. Extraordinary items mean: (i) extraordinary, unusual, and/or nonrecurring items of gain or loss; (ii) gains or losses on the disposition of a business; (iii) changes in tax or accounting regulations or laws; or (iv) the effect of a merger or acquisition. The Participant's incentive award then will be determined by the Committee based on the Participant's allocated portion of the incentive pool subject to adjustment in the sole discretion of the Committee. In no event may the portion of the incentive pool allocated to a Participant who is a Covered Employee be increased in any way, including as a result of the reduction of any other Participant's allocated portion.

Stock Awards

        The Committee may award shares of Common Stock to Participants without payment therefore, as additional compensation for service to the Company or a subsidiary. Stock awards may be subject to other terms and conditions, which may vary from time to time and among employees, as the Committee determines to be appropriate.

Cash Awards

        A cash award consists of a monetary payment made by the Company to an employee as additional compensation for his or her services to the Company or a subsidiary. A cash award may be made in tandem with another Benefit or may be made independently of any other Benefit. Cash awards may be subject to other terms and conditions, which may vary from time to time and among employees, as the Committee determines to be appropriate.

Amendment of the 2002 Plan

        The Board or the Committee has the right and power to amend the 2002 Plan, provided, however, that neither the Board nor the Committee may amend the 2002 Plan in a manner which would impair or adversely affect the rights of the holder of a Benefit without the holder's consent. If the Code or any other applicable statute, rule or regulation, including, but not limited to, those of any securities exchange, requires stockholder approval with respect to the 2002 Plan or any type of amendment thereto, then to the extent so required, stockholder approval will be obtained.

Termination of the 2002 Plan

        The Board may terminate the 2002 Plan at any time. Termination will not in any manner impair or adversely affect any Benefit outstanding at the time of termination.

Committee's Right to Modify Benefits

        Any Benefit granted may be converted, modified, forfeited, or canceled, in whole or in part, by the Committee if

10    PROXY STATEMENT

and to the extent permitted in the 2002 Plan, or applicable agreement entered into in connection with a Benefit grant or with the consent of the Participant to whom such Benefit was granted. The Committee may grant Benefits on terms and conditions different than those specified in the 2002 Plan to comply with the laws and regulations of any foreign jurisdiction, or to make the Benefits more effective under such laws and regulations.

        Neither the Board nor the Committee may cancel any outstanding Stock Option for the purpose of reissuing the option to the Participant at a lower exercise price, or reduce the option price of an outstanding option.

Change in Control

Stock Options

        Upon the occurrence of a Change in Control, each Stock Option outstanding on the date on which the Change in Control occurs will immediately become exercisable in full.

Restricted Stock and Restricted Stock Units

        Upon the occurrence of a Change in Control, the restrictions on all shares of Restricted Stock and Restricted Stock Units outstanding on the date on which the Change in Control occurs will be automatically terminated. With regard to Restricted Stock Units, shares of Common Stock will be delivered to the Participant in the amount or amounts as determined in accordance with the terms and conditions in the applicable agreement relating to Restricted Stock Units.

Performance Stock

        Upon the occurrence of a Change in Control, any performance goal with respect to any outstanding Performance Stock will be deemed to have been attained at target levels, and shares of Common Stock or cash will be paid to the Participant in an amount or amounts determined in accordance with the terms and conditions set forth in the applicable agreement relating to the Performance Stock.

Performance Units

        Upon the occurrence of a Change in Control, any performance goal with respect to any outstanding Performance Units will be deemed to have been attained at target levels, and the cash (or shares of Common Stock) will be paid to the Participant in an amount or amounts determined in accordance with the terms and conditions set forth in the applicable agreement relating to the Performance Units.

SARs

        Upon the occurrence of a Change in Control, each SAR outstanding on the date on which the Change in Control occurs will immediately become exercisable in full.

Management Incentive Awards

        Upon the occurrence of a Change in Control, all Management Incentive Awards will be paid out based on the consolidated operating earnings of the immediately preceding year, or such other method of payment as may be determined by the Committee (prior to the Change in Control).

Other Stock or Cash Awards

        Upon the occurrence of a Change in Control, any terms and conditions with respect to other stock or cash awards previously granted under the 2002 Plan will be deemed to be fully satisfied and the other stock or cash awards will be paid out immediately to the Participants, in amounts determined in accordance with the terms and conditions set forth in the applicable grant, award, or agreement relating to such Benefits.

        For purposes of the 2002 Plan, the term "Change in Control" is defined as: (i) any change in the person or group that possesses, directly or indirectly, the power to direct or cause the direction of the management and the policies of the Company, whether through the ownership of voting securities, by contract or otherwise; (ii) the acquisition, directly or indirectly, of securities of the Company representing at least 20 percent of the combined voting power of the outstanding securities of the Company (other than by the Company, or any employee benefit plan of the Company); (iii) the consummation of certain mergers and consolidations involving the Company; (iv) the consummation of the sale or other disposition of all or substantially all of the Company's assets; (v) a liquidation or dissolution of the Company approved by its stockholders; and (vi) a change in the majority of the Board of the Company in existence prior to the first public announcement relating to any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board of the Company), contested election or substantial stock accumulation.

Adjustments

        If there is any change in the Common Stock by reason of any stock split, stock dividend, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, the total number of shares available for Benefits, the maximum number of shares which may be subject to an award in any calendar year and the number of shares subject to outstanding Benefits, and the price of each of the foregoing, as applicable, will be equitably adjusted by the Committee in its discretion.

        Subject to the Change-in-Control provisions, without affecting the number of shares reserved or available hereunder, either the Board or the Committee may authorize the issuance or assumption of Benefits in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it deems appropriate.

                                    PROXY STATEMENT    11

        In the event of any merger, consolidation, or reorganization in which the Company is not the continuing corporation, there shall be substituted on an equitable basis as determined by the Committee, for each share of common stock subject to a Benefit, the number and kind of shares of stock, other securities, cash, or other property to which holders of Common Stock of the Company are entitled pursuant to the transaction.

Reusage

        If a Stock Option granted under the 2002 Plan expires or is terminated, surrendered or canceled without having been fully exercised or if Restricted Stock, Restricted Stock Units, Performance Shares or SARs granted under the 2002 Plan are forfeited or terminated without the issuance of all of the shares subject thereto, the shares covered by such Benefits will again be available for use under the 2002 Plan. Shares covered by a Benefit granted under the 2002 Plan would not be counted as used unless and until they are actually issued and delivered to a Participant. The number of shares which are transferred to the Company by a Participant to pay the exercise or purchase price of a Benefit will be subtracted from the number of shares issued with respect to such Benefit for the purpose of counting shares used. Shares withheld to pay withholding taxes in connection with the exercise or payment of a Benefit will not be counted as used. Shares covered by a Benefit granted under the 2002 Plan that is settled in cash will not be counted as used.

Federal Income Tax Consequences

        The Company has been advised by counsel that the federal income tax consequences as they relate to Benefits are as follows:

ISOs

        An Optionee does not generally recognize taxable income upon the grant or upon the exercise of an ISO. Upon the sale of ISO shares, the Optionee recognizes income in an amount equal to the difference, if any, between the exercise price of the ISO shares and the fair market value of those shares on the date of sale. The income is taxed at long-term capital gains rates if the Optionee has not disposed of the stock within two years after the date of the grant of the ISO and has held the shares for at least one year after the date of exercise and the Company is not entitled to a federal income tax deduction. The holding period requirements are waived when an Optionee dies.

        The exercise of an ISO may in some cases trigger liability for the alternative minimum tax.

        If an Optionee sells ISO shares before having held them for at least one year after the date of exercise and two years after the date of grant, the Optionee recognizes ordinary income to the extent of the lesser of: (i) the gain realized upon the sale; or (ii) the difference between the exercise price and the fair market value of the shares on the date of exercise. Any additional gain is treated as long-term or short-term capital gain depending upon how long the Optionee has held the ISO shares prior to disposition. In the year of disposition, the Company receives a federal income tax deduction in an amount equal to the ordinary income which the Optionee recognizes as a result of the disposition.

NSOs

        An Optionee does not recognize taxable income upon the grant of an NSO. Upon the exercise of such a Stock Option, the Optionee recognizes ordinary income to the extent the fair market value of the shares received upon exercise of the NSO on the date of exercise exceeds the exercise price. The Company receives an income tax deduction in an amount equal to the ordinary income that the Optionee recognizes upon the exercise of the Stock Option.

Restricted Stock

        A Participant who receives an award of Restricted Stock does not generally recognize taxable income at the time of the award. Instead, the Participant recognizes ordinary income in the first taxable year in which his or her interest in the shares becomes either: (i) freely transferable; or (ii) no longer subject to substantial risk of forfeiture. The amount of taxable income is equal to the fair market value of the shares less the cash, if any, paid for the shares.

        A Participant may elect to recognize income at the time he or she receives Restricted Stock in an amount equal to the fair market value of the Restricted Stock (less any cash paid for the shares) on the date of the award.

        The Company receives a compensation expense deduction in an amount equal to the ordinary income recognized by the Participant in the taxable year in which restrictions lapse (or in the taxable year of the award if, at that time, the Participant had filed a timely election to accelerate recognition of income).

Other Benefits

        In the case of an exercise of an SAR or an award of Restricted Stock Units, Performance Stock, Performance Units, or Common Stock or cash, the Participant will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery. In that taxable year, the Company will receive a federal income tax deduction in an amount equal to the ordinary income which the Participant has recognized.

Million Dollar Deduction Limit

        The Company may not deduct compensation of more than $1,000,000 that is paid to an individual who, on the last day of the taxable year, is either the Company's chief executive officer or is among one of the four other most highly-compensated officers for that taxable year. The limitation on deductions does not apply to certain types of compensation, including qualified performance-based compensation. The Company believes that Benefits in the form of

12    PROXY STATEMENT

Stock Options, Performance Stock, Performance Units, SARs, performance-based Restricted Stock and Restricted Stock Units and cash payments under Management Incentive Awards constitute qualified performance-based compensation and, as such, will be exempt from the $1,000,000 limitation on deductible compensation.

Miscellaneous

        A new benefits table is not provided because no grants have been made under the 2002 Plan and all Benefits are discretionary. On March 15, 2002, the closing price of the Common Stock was $14.00.

Approval by Stockholders

        In order to be adopted, the 2002 Plan must be approved by the affirmative vote of a majority of the outstanding shares represented at the meeting and entitled to vote.

RECOMMENDATION OF THE BOARD

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE MOTOROLA OMNIBUS INCENTIVE PLAN OF 2002. UNLESS OTHERWISE INDICATED ON THE PROXY, THE SHARES WILL BE VOTED FOR ADOPTION OF THE MOTOROLA OMNIBUS INCENTIVE PLAN OF 2002.

PROPOSAL 3

AMENDMENT TO THE MOTOROLA EMPLOYEE STOCK PURCHASE PLAN OF 1999

        The Board of Directors believes it is in the best interests of the Company to encourage stock ownership by employees of the Company. Accordingly, the Motorola Employee Stock Purchase Plan of 1999 (the "Employee Purchase Plan") was initially adopted in 1999 and authorized the sale to employees of up to an aggregate of 54.3 million shares of Common Stock issued under the plan. The Board of Directors has approved, subject to shareholder approval, amending the Employee Purchase Plan to increase the aggregate number of shares of Common Stock available for sale to employees by 50 million shares.

        If our shareholders approve this amendment, an additional 50 million shares will be available for purchase by eligible employees under the Employee Purchase Plan. As of March 15, 2002, the Company had issued and employees had purchased 24,013,592 shares of the original 54.3 million shares authorized under the Employee Purchase Plan. The Company estimates that an additional 8.5 million shares will be issued and purchased for the six-month purchase period ending March 29, 2002. Accordingly, there is the possibility that, without this amendment, there would be insufficient authorized shares for all issuances before the 2003 Annual Meeting. The Company believes that the additional authorized shares will be sufficient for purchases under the plan for approximately three more years.

A summary of the principal features of the Employee Purchase Plan as administered in the U.S. is provided below, but is qualified in its entirety by reference to the full text of the Employee Purchase Plan that was filed electronically with this proxy statement with the Securities and Exchange Commission. Such text is not included in the printed version of this proxy statement. A copy of the Employee Purchase Plan is available from the Company's Secretary at the address on the cover of this document. A copy of the Employee Purchase Plan is available from the Company's Secretary at the address on the cover of this document.

Administration and Eligibility

        The Employee Purchase Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee has the authority to make rules and regulations governing the administration of the Employee Purchase Plan. The Committee may delegate the administration of the Employee Purchase Plan in accordance with the terms of the plan.

        Substantially all full-time employees of the Company and designated subsidiaries are eligible to participate in the Employee Purchase Plan, except that the following may be excluded at the discretion of the Committee: (i) employees whose customary employment is 20 hours or less per week; and (ii) employees whose customary employment is for not more than 5 months per year. As of December 31, 2001, approximately 100,000 employees were eligible to participate in the Employee Purchase Plan and approximately 44,000 employees participate in the Employee Purchase Plan.

Participation and Terms

        An eligible employee may elect to participate in the Employee Purchase Plan as of any Enrollment Date. "Enrollment Dates" occur on the first day of the offering period which is currently set at six-month intervals beginning on approximately April 1 and October 1. To participate in the Employee Purchase Plan an employee must complete an enrollment and payroll deduction authorization form provided by the Company which indicates the amounts to be deducted from his or her salary and applied to the purchase of the shares on the Share Purchase Date (as hereinafter defined). The payroll deduction must be within limits set by the Committee.

        A payroll deduction account is established for each participating employee by the Company and all payroll deductions made on behalf of each employee are credited to each such employee's respective payroll deduction account. On the last trading day of each offering period (the "Share Purchase Date"), the amount credited to each participating employee's payroll deduction account is applied to purchase as many shares as may be purchased with such amount at the applicable purchase price.

        The purchase price for the Shares will not be less than the lesser of 85% of the closing price of shares of Common

                                    PROXY STATEMENT    13

Stock as reported on the New York Stock Exchange (i) on the first trading day of the applicable offering period or (ii) on the Share Purchase Date. Employees may purchase shares through the Employee Purchase Plan only by payroll deductions.

Amendment and Termination

        The Board of Directors of the Company may amend the Employee Purchase Plan at any time, provided that if stockholder approval is required for the plan to continue to comply with the requirements of Securities and Exchange Commission Regulation Section 240.16b-3 or Section 423 of the Internal Revenue Code (the "Code"), such amendment shall not be effective unless approved by the Company's stockholders within twelve months after the date of the adoption by the Board of Directors.

        The Employee Purchase Plan may be terminated by the Board of Directors at any time.

Federal Income Tax Consequences

        The Employee Purchase Plan is intended to be an "employee stock purchase plan" as defined in Section 423 of the Code. As a result, an employee participant will pay no federal income tax upon enrolling in the Employee Purchase Plan or upon purchase of the shares. A participant may recognize income and/or gain or loss upon the sale or other disposition of shares purchased under the plan, the amount and character of which will depend on whether the shares are held for two years from the first day of the offering period.

        If the participant sells or otherwise disposes of the shares within that two-year period, the participant will recognize ordinary income at the time of disposition in an amount equal to the excess of the market price of the shares on the date of purchase over the purchase price and the Company will be entitled to a tax deduction for the same amount.

        If the participant sells or otherwise disposes of the shares after holding the shares for the two-year period, the participant will recognize ordinary income at the time in an amount equal to the lesser of (i) the excess of the market price of the shares on the first day of the offering period over the purchase price, or (ii) the excess of the market price of the shares at the time of disposition over the purchase price. The Company will not be entitled to any tax deduction with respect to shares purchased under the Employee Purchase Plan if the shares are held for the requisite two-year period.

        The employee may also recognize capital gain or loss at the time of disposition of the shares, either short-term or long-term, depending on the holding period for the shares.

Other Information

        On March 15, 2002, the closing price of the Common Stock was $14.00.

RECOMMENDATION OF THE BOARD

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AMENDING THE MOTOROLA EMPLOYEE STOCK PURCHASE PLAN OF 1999. UNLESS OTHERWISE INDICATED BY YOUR PROXY, THE SHARES WILL BE VOTED FOR ADOPTION OF THE AMENDMENT.

PROPOSAL 4

SHAREHOLDER PROPOSAL RE: NON-AUDIT SERVICES BY INDEPENDENT AUDITORS

        For reasons stated below, the Board of Directors of the Company recommends a vote "AGAINST" this shareholder proposal.

        The Company has been advised that the Sheet Metal Workers' National Pension Fund, 601 North Fairfax Street, Suite 500, Alexandria, Virginia 22314-2075, the beneficial owner of 162,000 shares, intends to submit the following proposal for consideration at the 2002 annual meeting:

        RESOLVED, that the shareholders of Motorola, Inc. ("Company") request that the Board of Directors adopt a policy stating that the public accounting firm retained by our Company to provide audit services, or any affiliated company, should not also be retained to provide non-audit services to our Company.

Statement of Support:    The role of independent auditors in ensuring the integrity of the financial statements of public corporations is fundamentally important to the efficient and effective operation of the financial markets. The U.S. Securities and Exchange Commission recently stated:

  Independent auditors have an important public trust. Investors must be able to rely on issuers' financial statements. It is the auditor's opinion that furnishes investors with critical assurance that the financial statements have been subjected to a rigorous examination by an objective, impartial, and skilled professional, and that investors, therefore, can rely on them. If investors do not believe that an auditor is independent of a company, they will derive little confidence from the auditor's opinion and will be far less likely to invest in that public company's securities. (Division of Corporate Finance, Staff Legal Bulletin #14, 7/13/01) ("Bulletin #14")

        It is critically important to the integrity of the auditing process and the confidence of investors that those firms performing audits for public corporations avoid business relationships that might compromise their independence or raise the perception of compromised judgment. At the heart of the challenge to auditor independence is the growing level of business and financial relationships developing between audit firms and their clients. Bulletin #14 identifies these growing business relationships that threaten auditor independence:

  Accounting firms have woven an increasingly complex web of business and financial relationships with their

14    PROXY STATEMENT

  audit clients. The nature of the non-audit services that accounting firms provide to their audit clients has changed, and the revenues from these services have dramatically increased.

        The growth of non-audit revenues represents a trend that has been accelerating dramatically in the last several years, with non-audit fees for consulting or advisory services exceeding audit fees at many companies. Our Company is in the category of companies that pays its audit firm more for non-audit advisory services than it does for audit services. The Company's most recent proxy statement indicated that for fiscal year 2000 KPMG LLP billed $3.9 million for audit services rendered, while it billed $62.3 million for non-audit services rendered.

        We believe that this financial "web of business and financial relationships" may at a minimum create the perception of a conflict of interest that could result in a lack of owner and investor confidence in the integrity of the Company's financial statements. As long-term shareowners, we believe that the best means of addressing this issue is to prohibit any audit firm retained by our Company to perform audit services from receiving payment for any non-audit services performed by the firm.

        We urge your support for this resolution designed to protect the integrity of the Company's auditing and financial reporting processes.

RECOMMENDATION OF THE BOARD

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL FOR THE REASONS BELOW.

        Motorola's Board of Directors believes that ensuring the credibility of the Company's financial statements is one of the Board's most important roles. To help ensure this credibility, the Company retains KPMG LLP to perform audit services. The Company also retains KPMG for certain other services that it believes KPMG is best suited to perform. The decision to retain KPMG to perform non-audit services is only made after a determination: (i) that KPMG's particular expertise and/or specific knowledge of the Company and its management and financial systems are likely to yield the best, most timely and most cost-effective results, and (ii) that the engagement is consistent with the maintenance of auditor independence. In 2001, the primary non-audit services provided by KPMG were tax services, consisting of tax compliance in the U.S. and overseas, advice on tax planning, advice on transfer pricing issues, and tax assistance for expatriate employees.

        The Board of Director's Audit and Legal Committee reviews whether the provision of non-audit services by KPMG is compatible with maintaining auditor's independence and reports to the full Board on auditor independence. The Committee's governance policy requires that all engagements are based on independence and expertise; that all auditor independence requirements of the Securities and Exchange Commission are met; that the Company follows The American Institute of Certified Public Accountants' guidelines for auditor independence; and that the Committee reviews all engagements.

        As indicated by the proponent, in 2000 KPMG billed the Company a total of $3.9 million for audit services and $62.3 million for non-audit services. However, as reflected in last year's proxy statement, $35.5 million of these fees were unique, one-time fees relating to the design and implementation of an IT-based, enterprise management system. By comparison, in 2001 KPMG billed the Company a total of $4.1 million for audit services and $19.0 million for non-audit services (comprised of $5.5 million for audit-related services, $10.4 million for tax services, $2.9 million for consulting services rendered before KPMG LLP's consulting business was spun off into an independent entity in February of 2001, and $0.2 million for other services.) For a more detailed description of the fees billed by KPMG in 2001, see the information under "Other Matters—Independent Public Accountants" in this proxy statement.

        The Committee also has mandated that the Company's auditors may not provide IT consulting, internal audit services or financial transaction structuring services in the future. Further, the Committee has determined that KPMG will not provide tax assistance for expatriate employees after the completion of 2001 tax returns.

        Given the protective policies already in place, the Company does not believe it is necessary to place an arbitrary limitation on senior management, the Audit and Legal Committee and the Board of Directors in exercising their business judgment for the selection of auditors or other outside vendors. The Board of Directors believes that they should retain discretion to engage KPMG to perform non-audit services that they are best suited to perform, and that such discretion is consistent with auditor independence.

PROPOSAL 5

SHAREHOLDER PROPOSAL RE: DISCLOSURE OF THE BOARD'S ROLE IN DEVELOPING AND MONITORING THE COMPANY'S STRATEGY

        For reasons stated below, the Board of Directors of the Company recommends a vote "AGAINST" this shareholder proposal.

        The Company has been advised that The Carpenters Pension and Annuity Fund of Philadelphia and Vicinity, 1803 Spring Garden Street, Philadelphia, Pennsylvania 19130, the beneficial owner of 28,200 shares, intends to submit the following proposal for consideration at the 2002 annual meeting:

        RESOLVED, that the shareowners of Motorola, Inc. ("Company") hereby urge that the Board of Directors prepare a description of the Board's role in the development and monitoring of the Company's long-term strategic plan. Specifically, the disclosure should include the following: (1) a description of the Company's corporate strategy development process, including timelines; (2) an outline of the

                                    PROXY STATEMENT    15

specific tasks performed by the Board in the strategy development and the compliance monitoring processes, and (3) a description of the mechanisms in place to ensure director access to pertinent information for informed director participation in the strategy development and monitoring processes. This disclosure of the Board's role in the strategy development process should be disseminated to shareowners through appropriate means, whether it be posted on the Company's website or sent via a written communication to shareowners.

Statement of Support:    The development of a well-conceived corporate strategy is critical to the long-term success of a corporation. While senior management of our Company is primarily responsible for development of the Company's strategic plans, in today's fast-changing environment it is more important than ever that the Board engage actively and continuously in strategic planning and the ongoing assessment of business opportunities and risks. It is vitally important that the individual members of the Board, and the Board as an entity, participate directly and meaningfully in the development and continued assessment of our Company's strategic plan.

        A recent report by PricewaterhouseCoopers entitled "Corporate Governance and the Board—What Works Best" examined the issue of director involvement in corporate strategy development. The Corporate Governance Report found that chief executives consistently rank strategy as one of their top issues, while a poll of directors showed that board contributions to the strategic planning process are lacking. It states: "Indeed, it is the area most needing improvement. Effective boards play a critical role in the development process, by both ensuring a sound strategic planning process and scrutinizing the plan itself with the rigor required to determine whether it deserves endorsement."

        The Company's proxy statement provides biographical background information on each director, indicating his or her compensation, term of office, and board committee responsibilities. While this information is helpful in assessing the general capabilities of individual directors, it provides shareholders no insight into how the directors, individually and as a team, participate in the critically important task of developing the Company's operating strategy. And while there is no one best process for board involvement in the strategy development and monitoring processes, shareholder disclosure on the Board's role in strategy development would provide shareholders information with which to better assess the performance of the board in formulating corporate strategy. Further, it would help to promote "best practices" in the area of meaningful board of director involvement in strategy development.

        We urge your support for this important corporate governance reform.

THE RECOMMENDATION OF THE BOARD

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL FOR THE REASONS BELOW.

        The Company already provides a meaningful description of the Board's role in developing and monitoring the Company's strategic plans. For example, in the Company's proxy statement for its annual shareholder meeting on May 7, 2001, the following paragraph appeared in the Special Report of the Board:

  "A Board meeting at the beginning of each year will be solely devoted to reviewing the Company's short-term and long-term strategies. At each subsequent meeting, the Board will follow-up with each significant business to ensure that the business is meeting its commitments or revising its strategies in response to market conditions."

        In this year's proxy statement, the following paragraph appears under the heading "Meetings of the Board of Directors of the Company":

  "As part of its renewal process, the Board previously committed to devote entire meetings to reviewing the Company's short-term and long-term strategies. The Board met this commitment and devoted a great deal of time to reviewing the Company's strategy during 2001. That focus will continue in 2002. In addition to reviewing the Company's strategy, the Board also followed-up with each significant business during the year to ensure that the business was meeting its commitments or adjusting those strategies to respond to the dynamic market conditions during the year."

        As these paragraphs illustrate, the Company already provides shareholders with a meaningful description of the role of the Board with respect to the company's short- and long-term strategies. Further, the Company has demonstrated that there is a process in place for Board oversight and a timeline for Board review.

        The Company agrees with the proponent that, "[i]t is vitally important that the individual members of the Board, and the Board as an entity, participate directly and meaningfully in the development and continued assessment of our Company's strategic plan." As demonstrated by the information above, the Board already works closely with senior management to establish and monitor the Company's short-term and long-term strategies.

        The Company also believes that it is important for its shareholders to understand the Board's general role in strategy development. That is why the Company includes information of the type highlighted above in its proxy statements. However, requiring periodic reporting of the Board's role in the strategic process of the extremely specific nature called for by the resolution is not prudent for two important reasons.

        The Company's primary strategic goal is to increase shareholder value. The specific strategies for achieving that goal must rapidly evolve to meet changing circumstances in the numerous markets that the Company serves. The constant production of specific reports as called for by the resolution would not aid this process but rather could hinder it by reducing management's flexibility to quickly react to changing circumstances.

        Second, the Company considers its strategy development process an important corporate asset and a key competitive advantage. Making information of the type requested by the resolution publicly available would erode this competitive advantage by allowing competitors to monitor and copy the Company's strategy and strategy development processes.

16    PROXY STATEMENT

OWNERSHIP OF SECURITIES

        The following table sets forth information as of January 31, 2002 regarding the beneficial ownership of shares of Common Stock by each director and nominee for director of the Company, by the persons named in the Summary Compensation Table on page 19, and by all current directors, nominees and executive officers of the Company as a group. Each director owns less than 1% of the Common Stock. All current directors, nominees and current executive officers as a group own 1.3%.

Name	Shares Owned (1)	Shares Under Exercisable Options (2)	Total Shares Beneficially Owned (3)(4)

Christopher B. Galvin	14,048,014	2,667,000	16,716,261	(5)
Robert L. Growney	389,916	2,954,500	3,344,416	(6)
Edward D. Breen	535,687	1,591,137	2,132,200	(7)
Carl F. Koenemann	95,674	1,170,930	1,277,068	(8)
Keith J. Bane	75,930	657,500	813,150	(9)
Francesco Caio	4,270	0	4,270
Ronnie C. Chan	51,927	22,500	74,427	(10)
H. Laurance Fuller	35,793	40,500	76,293	(11)
Anne P. Jones	12,624	40,500	55,436	(12)
Judy C. Lewent	25,356	40,500	65,856	(13)
Walter E. Massey	15,150	33,000	48,150	(14)
Nicholas Negroponte	33,870	40,500	74,370
John E. Pepper, Jr.	31,449	40,500	84,999	(15)
Samuel C. Scott III	27,870	40,500	68,370	(16)
Douglas A. Warner III	0	0	0
B. Kenneth West	36,984	40,500	77,484	(17)
John A. White	29,005	22,500	51,505	(18)
All current directors, nominees and current executive officers as a group (27 persons)	16,478,346	14,081,149	30,702,395	(19)

(1)
Includes shares over which the person currently holds or shares voting and/or investment power but excludes interests, if any, in shares held in the Company's Profit Sharing Trust and the shares listed under "Shares Under Exercisable Options."

(2)
Includes shares under options exercisable on January 31, 2002 and options which become exercisable within 60 days thereafter.

(3)
Unless otherwise indicated, each person has sole voting and investment power over the shares reported.

(4)
Includes interests, if any, in shares held in the Company's Profit Sharing Trust, which is subject to some investment restrictions, and the shares listed under "Shares Under Exercisable Options."

(5)
Mr. Galvin has or shares investment and voting power with respect to these shares as follows: sole voting and investment power, 7,023,983 shares; shared voting and investment power, 4,678,657 shares; sole voting power only, 1,338,128 shares; and shared voting power only, 1,007,246 shares. He disclaims beneficial ownership of 6,769,829 shares held in trusts, which are included for him under "Total Shares Beneficially Owned".

(6)
Mr. Growney does not have investment power over 270,000 of these shares.

(7)
Mr. Breen does not have investment power over 450,000 of these shares.

(8)
Mr. Koenemann has shared voting and investment power over 92,592 of these shares.

(9)
Mr. Bane has shared voting and investment power over 240 of these shares. He disclaims beneficial ownership of 68,550 shares held by his wife and 240 shares held by Mr. Bane as custodian for his daughter, which are included for him under "Total Shares Beneficially Owned."

(10)
Mr. Chan does not have investment power over 9,639 of these shares.

(11)
Mr. Fuller does not have investment power over 936 of these shares.

                                    PROXY STATEMENT    17

(12)
Ms. Jones does not have investment power over 5,339 of these shares, and disclaims beneficial ownership of 2,312 shares held by her husband, which are included for her under "Total Shares Beneficially Owned."

(13)
Ms. Lewent does not have investment power over 264 of these shares.

(14)
Mr. Massey has shared voting and investment power over 2,341 of these shares, and does not have investment power over 5,204 of these shares.

(15)
Mr. Pepper does not have investment power over 11,319 of these shares, and disclaims beneficial ownership of 13,050 shares held by his family members, which are included for him under "Total Shares Beneficially Owned."

(16)
Mr. Scott does not have investment power over 6,888 of these shares.

(17)
Mr. West does not have investment power over 20,484 of these shares.

(18)
Mr. White does not have investment power over 540 of these shares.

(19)
All directors, nominees and current executive officers as a group have: sole voting and investment power over 7,843,244 of these shares, shared voting and investment power over 4,836,512 of these shares, shared voting power only over 1,007,246 of these shares, and do not have investment power over 2,658,011 of these shares. 133,333 of these shares deemed beneficially owned are related to restricted stock units upon which restrictions could lapse within 60 days of January 31, 2002. The directors, nominees and current executive officers as a group disclaim beneficial ownership of 6,853,981 of the shares included for them under "Total Shares Beneficially Owned".

Principal Shareholders

        As of December 31, 2001, no person was known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, except that FMR Corp. filed a Schedule 13G with the Securities and Exchange Commission containing the following information:

Name and Address	Number of Shares and Nature of Beneficial Ownership	Percent of Class
FMR Corp. 82 Devonshire Street Boston, MA 02109	119,884,591 shares of Common Stock (1)	5.337%

(1)
Information based solely on a Schedule 13G dated February 14, 2002, filed with the Securities and Exchange Commission jointly by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson. Mr. Johnson 3d is Chairman of FMR Corp. and Ms. Johnson is a director of FMR Corp. and may be deemed to be members of a controlling group with respect to FMR Corp. The Schedule 13G indicates that, at December 31, 2001: (i) Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., was the beneficial owner of 109,165,186 shares of Common Stock in its capacity as investment adviser to various registered investment companies; (ii) Fidelity Management Trust Company, a bank that is a wholly-owned subsidiary of FMR Corp., was the beneficial owner of 7,185,546 shares of Common Stock; (iii) Fidelity International Limited, an investment adviser of which Mr. Johnson 3d is Chairman but which is managed independently from FMR Corp., was the beneficial owner of 3,498,346 shares of Common Stock.; (iv) Strategic Advisers, Inc., a wholly-owned subsidiary of FMR Corp., was the beneficial owner of 17,913 shares of Common Stock in its capacity as investment adviser to various individuals; and (v) Geode Capital Management LLC, an affiliate of FMR Corp., was the beneficial owner of 17,600 shares of Common Stock.

18    PROXY STATEMENT

EXECUTIVE COMPENSATION

Summary Compensation Table

	Annual Compensation						Long-Term Compensation
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)		Other Annual Compen- sation ($)(3)(4)		Restricted Stock Awards ($)		Securities Underlying Options (#)		LTIP Payouts ($)(5)	All Other Compen- sation ($)(6)(7)
Christopher B. Galvin Chairman of the Board and Chief Executive Officer	2001 2000 1999	1,275,000 1,275,000 1,275,000	0 1,250,000 1,900,000		5,232 6,280 7,973		0 0 13,153,000	(9)	900,000 0 900,000	(8) (10)	0 0 0	7,328 6,799 6,419
Robert L. Growney President and Chief Operating Officer (until December 31, 2001)	2001 2000 1999	975,000 975,000 975,000	0 875,000 1,200,000		7,684 4,398 7,066		0 0 11,837,700	(9)	825,000 0 825,000	(11) (10)	0 0 0	8,580 7,715 8,971
Edward D. Breen Executive Vice President(12)	2001 2000	733,654 650,000	0 3,616,429	(15)	398 0		10,265,000 3,396,000	(13) (16)	1,000,000 675,000	(14) (17)	0 0	14,950 19,900
Carl F. Koenemann Executive Vice President and Chief Financial Officer	2001 2000 1999	570,000 570,000 570,000	0 450,000 500,000		3,214 2,968 2,555		0 0 0		150,000 0 330,000	(18) (10)	0 0 0	12,136 11,818 6,918
Keith J. Bane Executive Vice President	2001 2000 1999	455,000 455,000 455,000	0 550,000 500,000		59,284 2,866 2,439	(19)	0 0 0		378,500 0 255,000	(20) (10)	0 0 0	10,950 11,336 6,177

(1)
Including amounts deferred pursuant to salary reduction arrangements under the 401(k) Plan.

(2)
Amounts in 1999 were earned under the Motorola Executive Incentive Plan ("MEIP") for performance during that year. In 2000, the Company replaced MEIP with a new plan, Performance Excellence Equals Rewards ("PE=R"). Amounts in 2000 and 2001 were earned under PE=R, unless noted.

(3)
Unless otherwise indicated, these amounts consist of the Company's reimbursements for the income tax liability resulting from income imputed to the executive officer as a result of (a) coverage by a group life insurance policy for elected officers and (b) use of Company aircraft.

(4)
Unless otherwise indicated, the aggregate amount of perquisites and other personal benefits, securities or property given to each named executive officer valued on the basis of aggregate incremental cost to the Company, was less than either $50,000 or 10% of the total of annual salary and bonus for that executive officer during each of these years.

(5)
No payments under this plan will be made for the cycle ending on December 31, 2001.

(6)
These figures for 2001 include the following amounts for the premiums paid under the term life portion of the split-dollar life insurance for: Mr. Galvin, $3,928; Mr. Growney, $6,880; Mr. Koenemann, $4,486; and Mr. Bane, $3,300 and an amount of $9,850 for the premium paid for term life insurance for Mr. Breen.

(7)
These figures include the following contributions made by the Company to the 401(k) Plan in 2001 for: Mr. Galvin $3,400; Mr. Growney, $1,700; Mr. Breen, $5,100; Mr. Koenemann, $7,650; and Mr. Bane, $7,650.

(8)
These stock options were granted to Mr. Galvin on March 16, 2001 as part of the Company's broad-based annual stock option grant. The options vest and become exercisable in equal annual installments over four years, with the first installment vesting on March 16, 2002. All options were granted at fair market value. Mr. Galvin, Chairman and Chief Executive Officer, excluded himself from the Chairman's Challenge Grant, a special grant on January 3, 2001 to approximately 25,000 employees that was designed to provide employees with a shorter-term incentive to improve performance.

(9)
This is the market value of restricted stock awards on January 31, 2000, the date on which the shares of restricted stock were granted to Mr. Galvin and Mr. Growney. The fair market value of the Common Stock on January 31, 2000 was $43.84. The shares of restricted stock were granted to these executives in recognition of their successful efforts to significantly improve the Company's performance during 1999 and to provide them with strong incentive to continue to increase the value of the Company during their employment. 300,000 shares were granted to Mr. Galvin and 270,000 shares were granted to Mr. Growney. The restrictions on 50% of the restricted stock lapse upon the executive officer's retirement. The restrictions on the remaining 50% of the shares lapse on a scheduled basis over the executive officer's

                                    PROXY STATEMENT    19

  career as long as he is employed by the Company or a subsidiary. These restrictions lapse on 25% of the shares in 4 years and on 25% of the shares in 6 years after the date of grant. In certain circumstances, those restrictions could all lapse at retirement. In addition, if total shareholder return from the date of grant is 125% or greater before the restrictions on the time-vesting 50% of the shares lapse, the restrictions on these shares would automatically lapse. Upon death or total and permanent disability, all restrictions lapse. Regular quarterly dividends are paid on restricted stock held by these individuals.

(10)
These stock options were granted to these executives on January 31, 2000 in recognition of their successful efforts to significantly improve the Company's performance during 1999 and to provide them with strong incentive to continue to increase the value of the Company during their employment. Prior to 1999, grants of stock options were traditionally made in November or December each year. The 1999 grant was delayed until January 31, 2000 to allow full assessment of the full year 1999 performance of the Company. These options were granted at fair market value at the time of the grant. Other than Mr. Koenemann's options, the options vest and become exercisable in equal annual installments over four years, with the first installment vesting on January 31, 2001. 60% of Mr. Koenemann's options vested and became exercisable on January 31, 2001. The remaining 40% of Mr. Koenemann's options vested and became exercisable on January 31, 2002.

(11)
These stock options were granted to Mr. Growney on March 16, 2001 as part of the Company's broad-based annual stock option grant and were granted at fair market value at the time of the grant. All of Mr. Growney's options vested on March 16, 2002. Mr. Growney joined Mr. Galvin in excluding himself from the Chairman's Challenge Grant, a special grant on January 3, 2001 to approximately 25,000 employees that was designed to provide employees with a shorter-term incentive to improve performance.

(12)
On January 1, 2002, Mr. Breen became the Company's President and Chief Operating Officer.

(13)
On January 2, 2001, Mr. Breen was awarded 500,000 shares of restricted stock. The fair market value of the Common Stock on January 2, 2001 was $20.53. The shares of restricted stock were granted to Mr. Breen in connection with his promotion to President of the Company's Network Sector and as a strong incentive to increase the value of the Company during his employment. The restrictions on the shares lapse as follows: 10% of the shares on January 2, 2002; 10% of the shares on January 2, 2003; 20% of the shares on January 2, 2005; 20% of the shares on January 2, 2007; and 40% of the shares at retirement. Upon death or total and permanent disability all restrictions lapse. All dividends are paid on the restricted stock.

(14)
Mr. Breen received three separate grants of stock options during 2001. Mr. Breen received 500,000 options on January 3, 2001, when he was President of the Company's Networks Sector, as part of the Chairman's Challenge Grant, a special grant, from which Mr. Galvin and Mr. Growney excluded themselves, that was designed to provide employees with shorter-term incentive to improve performance. These options become exercisable on July 1, 2002 and expire on December 3, 2003. Mr. Breen received 300,000 options on March 16, 2001 as part of the Company's broad-based annual stock option grant. These options become exercisable in equal annual installments over four years, with the first installment vesting on March 16, 2002, and expire on March 16, 2011. Mr. Breen also received an additional 200,000 options on March 16, 2001 that become exercisable on March 16, 2005 and expire on March 16, 2011. All options were granted at fair market value.

(15)
During 2000, Mr. Breen participated in the General Instrument Annual Incentive Plan, not PE=R. Mr. Breen received a payment of $1,016,429 under this plan for 2000 performance. In addition, Mr. Breen received $2.6 million as a bonus for exceptional performance during 2000 at the Company's Broadband Communications Sector, including achieving synergies from the Motorola/General Instrument merger that surpassed expectations in terms of both speed and size.

(16)
On January 12, 2000, Mr. Breen was awarded 75,000 shares of restricted stock. The fair market value of the Common Stock on January 12, 2000 was $45.28. The shares of restricted stock were granted to Mr. Breen in connection with the merger of the Company and General Instrument Corporation as an added incentive to retain his services. The restrictions on these shares lapsed on January 12, 2002. All dividends are paid on the restricted stock.

(17)
On January 12, 2000, Mr. Breen was granted 675,000 options in connection with the merger of the Company and General Instrument Corporation as an added incentive to retain his services. These options become exercisable in equal annual installments over four years, with the first installment vesting on January 12, 2001 and will expire on January 12, 2015. All options were granted at fair market value.

(18)
These stock options were granted on March 16, 2001 as part of the Company's broad-based annual stock option grant and were granted at fair market value at the time of the grant. All of Mr. Koenemann's options vested on June 30, 2001.

(19)
For Mr. Bane, this amount consists of both: (i) the Company's reimbursements of $8,077 for the income tax liability resulting from income imputed to Mr. Bane as a result of coverage by a group life insurance policy for elected officers and use of Company aircraft, and (ii) the aggregate incremental cost to the Company of providing various perquisites and personal benefits in 2001 in the amount of $51,206, including $12,883 for personal use of a Company car and $16,181 for personal use of Company aircraft.

(20)
Mr. Bane received two separate grants of stock options during 2001. Mr. Bane received 178,500 options on January 3, 2001 as part of the Chairman's Challenge Grant, a special grant, from which Mr. Galvin and Mr. Growney excluded themselves, that was designed to provide employees with shorter term incentive to improve performance. These options become exercisable on July 1, 2002 and expire on December 3, 2003. Mr. Bane received 200,000 options on March 16, 2001 as part of the Company's broad-based annual stock option grant. These options become exercisable in equal annual installments over four years, with the first installment vesting on March 16, 2002, and expire March 16, 2011. All options were granted at fair market value.

20    PROXY STATEMENT

Stock Option Grants in 2001

Individual Grants
								Potential Realizable Value (2) at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted (# of shares)(1)
			% of Total Options Granted to Employees in 2001
					Exercise or Base Price ($/Sh)
						Expiration Date
Name								5%($)(2)	10%($)(2)

Christopher B. Galvin	900,000	(3)	1.1%		14.41	3/16/11	(8)	8,156,134	20,669,246
Robert L. Growney	825,000	(4)	1.0%		14.41	3/16/11	(8)	7,850,279	18,946,809
Edward D. Breen	500,000 300,000 200,000	(5) (3) (6)	0.6 0.4 0.2	% % %	22.35 14.41 14.41	12/3/03 3/16/11 3/16/11	(9) (8) (8)	1,710,124 2,718,711 1,812,474	12,265,845 6,889,749 4,593,166
Carl F. Koenemann	150,000	(7)	0.2%		14.41	3/16/11	(8)	1,359,356	3,444,874
Keith J. Bane	200,000 178,500	(3) (5)	0.2 0.2	% %	14.41 22.35	3/16/11 12/3/03	(8) (9)	1,812,474 610,514	4,593,166 4,378,907

(1)
These options were granted under the Motorola, Inc. Omnibus Incentive Plan of 2000 to acquire shares of Common Stock. These options were granted at fair market value at the time of the grant and carry with them the right to elect to have shares withheld upon exercise and/or to deliver previously acquired shares of Common Stock to satisfy tax withholding requirements. Options may be transferred to family members or certain entities in which family members have an interest. In the aggregate, the options described in this table are exercisable for approximately 0.14% of the total shares of Common Stock outstanding on January 31, 2002.

(2)
These hypothetical gains are based entirely on assumed annual growth rates of 5% and 10% in the value of the Company's stock price over the entire life of these options. This equates to an increase in stock price of 15.30% and 32.09% respectively for the options expiring on December 3, 2003 and an increase in stock price of 62.89% and 159.37% respectively, for the options expiring on March 16, 2011. These assumed rates of growth are selected by the Securities and Exchange Commission for illustration purposes only and are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance. For example, the options granted to Mr. Galvin would produce a pre-tax gain of $20,669,246 only if the Company's stock price appreciates by 10% per year and rises to more than $37.38 per share before Mr. Galvin exercises the stock options. Based on the number of shares of Motorola Common Stock outstanding as of January 31, 2002, such an increase would produce a corresponding aggregate pre-tax gain of more than $51 billion for the Company's shareholders. In other words, Mr. Galvin's gain from the options would equal .04% of the potential gain to all shareholders. These calculations do not take into account any taxes or other expenses that might be owed.

(3)
These options were granted on March 16, 2001. The options vest and become exercisable in four equal annual installments with the first installment vesting on March 16, 2002.

(4)
These options were granted to Mr. Growney on March 16, 2001. All of the options vest and become exercisable on March 16, 2002.

(5)
These stock options were granted to these executives on January 3, 2001 as part of the Chairman's Challenge Grant, a special grant that was designed to provide employees with shorter-term incentive to improve performance. These options vest and become exercisable on July 1, 2002. Mr. Galvin and Mr. Growney excluded themselves from participating in the Chairman's Challenge Grant.

(6)
These options were granted to Mr. Breen on March 16, 2001. All of the options vest and become exercisable on March 16, 2005.

(7)
These options were granted to Mr. Koenemann on March 16, 2001. The options vested and became exercisable on June 30, 2001.

(8)
The option term is 10 years from the date of grant. The option term is the same for substantially all of the options granted to employees on March 16, 2001. These options could expire earlier in certain situations.

(9)
The options expire on December 3, 2003. The option term for the Chairman's Challenge Grant expires on May 3, 2003 for most employees. These options could expire earlier in certain situations.

                                    PROXY STATEMENT    21

Aggregated Option Exercises in 2001
and 2001 Year-End Option Values

			Number of Securities Underlying Unexercised Options at end of 2001(#)		Value of Unexercised In-The-Money (2) Options at end of 2001($)(3)
	Shares Acquired on Exercise (# of shares)	Value Realized ($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Christopher B. Galvin	168,000	2,732,156	2,217,000	1,575,000	1,555,620	549,000
Robert L. Growney	0	0	1,523,250	1,443,750	0	503,250
Edward D. Breen	0	0	1,347,387	1,506,250	5,594,084	305,000
Carl F. Koenemann	0	0	1,038,930	132,000	105,203	0
Keith J. Bane	0	0	543,750	569,750	0	122,000

(1)
The "value realized" represents the difference between the base (or exercise) price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes that may have been owed.

(2)
"In-the-Money" options are options whose base (or exercise) price was less than the market price of Common Stock at December 31, 2001.

(3)
Assuming a stock price of $15.02 per share, which was the closing price of a share of Common Stock reported for the New York Stock Exchange on December 31, 2001.

Long-Term Incentive Plans-Awards in 2001

		Estimated Future Payouts Under Non-Stock Based Plans
	Performance or Other Period Until Maturation or Payout Maximum
		(1)(2)(3)
Name		Target ($)(4)(5)	Maximum ($)

Christopher B. Galvin	3 Years	1,275,000	2,550,000
Robert L. Growney	3 Years	975,000	1,950,000
Edward D. Breen	3 Years	650,000	1,300,000
Carl F. Koenemann	3 Years	570,000	1,140,000
Keith J. Bane	3 Years	341,250	682,500

(1)
Under the Company's Long Range Incentive Plan of 2000 ("New LRIP"), at the beginning of each three-year cycle the Compensation Committee determines the objective measures/metrics for that cycle. The measure/metric used for this purpose is Total Shareholder Return ("TSR") measured against a selected comparator group of companies. An award is earned only when Company TSR exceeds the minimum specified TSR and relative performance ranking. Payouts can range from 0% to 200% of annualized base salary on December 31 of the last year of the three-year cycle.

  The 3-year cycle that otherwise would have started on January 1, 2002, has been suspended as a measure to reduce costs and return to profitability as quickly as possible. The 3-year cycles currently in progress will continue through the cycle end dates in 2002 and 2003. A new cycle is expected to begin on January 1, 2003, assuming appropriate business conditions. There have been no payouts under New LRIP or its predecessor plan, since 1997.

(2)
All the payments shown are potential assumed amounts. There is no assurance that Motorola will achieve results that would lead to payments under New LRIP or that any payments will be made under this plan.

(3)
These figures were calculated using the January 1, 2001 annualized base salary for each participating executive officer. However, the final payout will be based on the base salary at the end of the performance period.

(4)
If the specified performance target is met, an award equal to annualized base salary would be made under New LRIP. This "target" payment is 50% of the maximum award under New LRIP.

(5)
If a participant earns an award for any remaining performance cycle under the Motorola Long Range Incentive Plan of 1994, as amended ("Old LRIP"), and an award for a performance cycle under New LRIP, the participant will receive the greater of the two awards. In no event will a participant receive an award from both plans for overlapping performance cycles. The time at which such an overlap could occur relates to the 4-year cycle under Old LRIP beginning on January 1, 1999 and ending on December 31, 2002 and the 3-year cycle under New LRIP beginning on January 1, 2000 and ending on December 31, 2002.

22    PROXY STATEMENT

RETIREMENT PLANS

        The Motorola, Inc. Pension Plan (the "Pension Plan") may provide pension benefits to the named executive officers in the future. Most regular U.S. employees who have completed one year of employment with the Company or certain of its subsidiaries are eligible to participate in the Pension Plan. They become vested after five years of service. Normal retirement is at age 65.

        The Company also maintains a supplementary retirement plan for certain elected officers, including four of the executive officers named in the Compensation Table, who, prior to January 1, 2000, were designated for Participation by the Committee administering the plan or who attained age 55 or became disabled. Mr. Breen does not participate in this supplementary retirement plan. The plan provides that if the benefit payable annually (computed on a single life annuity basis) to any participating officer under the Pension Plan (which is generally based on varying percentages of specified amounts of final average earnings, prorated for service, as described in the Pension Plan) is less than the benefit calculated under the supplementary plan, that officer will receive supplementary payments upon retirement.

        Generally, the total annual payments to such officer from both plans will equal a percentage of the sum of such officer's rate of salary at retirement plus an amount equal to the highest average of the annual bonus awards paid to such officer for any five years within the last eight years preceding retirement. Such percentage ranges from 40% to 45%, depending upon such officer's years of service and other factors. Under an alternate formula, the total annual payments to such officer from both plans will equal the amount of the officer's retirement benefit calculated under the terms of the Pension Plan, without regard to the limitation on considered compensation under qualified retirement plans in section 417 of the Internal Revenue Code (the "Code") or the technical benefits limitation in section 415 of the Code. However, the total annual pension payable on the basis of a single life annuity to any named executive officer from the Pension Plan and supplementary retirement plan is subject to a maximum of 70% of that officer's base salary prior to retirement. If the officer is vested and retires at or after age 55 but prior to age 60, he or she may elect to receive a deferred unreduced benefit when he or she attains age 60, or an actuarially reduced benefit at or after age 57, contingent upon entering into an agreement not to compete with the Company. If a change in control (as defined) of the Company occurs, the right of each non-vested elected officer to receive supplementary payments will become vested on the date of such change in control and unreduced payments may begin or be made upon retirement at or after age 55.

        Participants in the supplementary retirement plan generally become vested in the plan at age 55 with 5 years of service, or at age 60 with two years of service, or at age 65 or upon becoming disabled (without regard to years of service). At the time of vesting the Company makes a contribution to the trust for that plan. The purpose of that contribution is to enable the trust to make payments of the benefits under the supplementary retirement plan due to the participant after retirement. Federal and state tax laws require that the participant include in income the amount of any contribution in the year it was made even though the participant receives no cash in connection with such contribution or any payments from the retirement plan. Because the participant receives no cash yet incurs a significant income tax liability, the Company believes that it is appropriate to reimburse the participant so that he or she is not paying additional taxes as a result of a contribution. This is the Company's policy with respect to all participants in the plan, including those named in the Compensation Table.

        Based on salary levels at December 31, 2001, and the average of the MEIP or PE=R awards paid for the highest five years out of the last eight years, for the named executive officers in the Summary Compensation Table, the estimated annual benefit payable upon retirement at normal retirement age from the Pension Plan, as supplemented pursuant to the officers' supplementary retirement plan described above and a previous retirement income plan, if applicable, is as follows: Mr. C. Galvin, $1,045,706; Mr. Growney, $785,400; Mr. Breen $315,474; Mr. Koenemann, $469,000; and Mr. Bane, $318,500.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

  Change in Control Arrangements

        The Company has adopted Change in Control Severance Plans (the "Plans") for its elected officers. The Plan applicable to the named executive officers is the Motorola, Inc. Senior Officer Change in Control Severance Plan (the "Senior Officer Plan"). The Senior Officer Plan provides for the payment of benefits in the event that: (i) an executive officer terminates his or her employment for "good reason" (as defined) within two years of a change in control, or (ii) the executive officer's employment is terminated for any reason other than termination for "good cause" (as defined), disability, death or normal retirement within two years of a change in control. In addition to unpaid salary for accrued vacation days and accrued salary and annual bonus through the termination date, the amount of the benefits payable to an executive officer entitled thereto would be equal to the sum of: (i) three times the greater of the executive officer's highest annual base salary in effect during the three years immediately preceding the change in control and the annual base salary in effect on the termination date; (ii) three times the highest annual bonus received by the executive officer during the immediately preceding five fiscal years ending on or before the termination date; and (iii) a pro rata target bonus for the year of termination. The executive officer would also receive continued medical and insurance benefits for 3 years, and 3 years of age and service credit for retiree medical eligibility. In the event the executive officer is subject to the excise of tax under Section 4999 of the Internal

                                    PROXY STATEMENT    23

Revenue Code, the Company will make a tax reimbursement payment to the executive officer to offset the impact of such excise tax. The Senior Officer Plan's term is for 3 years, subject to automatic one-year extensions unless the Company gives 90 days prior notice that it does not wish to extend. In addition, if a change in control occurs during the term, the Plans continue for an additional two years. These Plans replace individual agreements that the Company began providing in 1988.

  Employment Agreement with Edward Breen

        In connection with the Company's acquisition of General Instrument Corporation in January 2000, the Company entered into an Amendment to Employment Agreement (as further amended, the "Employment Agreement") with Edward Breen, the former Chairman and Chief Executive Officer of General Instrument Corporation. The Employment Agreement was entered into with Mr. Breen as an added benefit to retain his services after the merger. As of January 1, 2002, Mr. Breen became the President and Chief Operating Officer of the Company.

        Pursuant to the Employment Agreement, on January 12, 2000, Mr. Breen was granted: (i) options to purchase 675,000 shares of Common Stock and (ii) 75,000 shares of restricted stock. The 675,000 options have an exercise price of $45.28, the fair market value on the date of grant. Each of these grants are discussed above in the "Summary Compensation Table". The options become exercisable in equal annual installments over 4 years, with the first installment vesting on January 12, 2001, and expire on January 12, 2015. The restrictions on the 75,000 shares of restricted stock lapsed on January 12, 2002. Pursuant to the Employment Agreement, Mr. Breen was also promised a grant of options to purchase at least 300,000 shares of Common Stock as part of the Company's traditional annual stock option grants during 2001, which were granted on March 16, 2001 with an exercise price of $14.41, the fair market value on the date of grant. These options become exercisable in equal annual installments over 4 years, with the first installment vesting on March 16, 2002, and expire on March 16, 2011.

        Pursuant to the terms of the Employment Agreement, Mr. Breen was also granted the conditional right to receive a one-time retention bonus if he remained employed by Motorola for two years after the merger. On January 4, 2002, Mr. Breen received this cash payment of $1,697,272 (equal to $1,196,000, plus a tax reimbursement payment to offset the impact of resulting income tax liability). Mr. Breen was also promised a Base Salary of no less than $650,000 annually in his capacity as Executive Vice President and President, Broadband Communications Sector of the Company.

        The following "Report of Compensation Committee on Executive Compensation", "Report of Audit and Legal Committee" and "Performance Graph" and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

        The Compensation Committee is responsible for administering the Company's executive compensation policies and programs. The Committee recommends compensation for members of the Office of the Chairman to the Board of Directors and reviews compensation for all elected officers. In carrying out its duties, the Committee has direct access to independent compensation consultants and outside survey data. The Committee reports regularly to the Board of Directors on its activities. The Committee is comprised of 3 outside directors who are each independent as defined under the New York Stock Exchange listing standards.

Objectives of Executive Compensation Program

        Motorola's executive compensation program is designed to attract and retain key executives critical to the long-term success of the Company. The design is centered around three focal points - a) providing competitive base pay, b) modulating compensation in line with performance and c) generating outstanding returns to shareholders over the long term. The program was recently redesigned to create stronger links to performance and shareholder value.

Summary of Motorola Compensation Plans

  Base Pay

        Base pay levels are compared to a competitive peer group within each country and region. In the U.S., the peer group consists of 22 companies which, in the aggregate, the Committee believes fairly represent the Motorola portfolio of businesses. Outside the U.S., the same companies are compared unless other, more compelling competitors for executive talent are present.

        Overall, base salary levels for each executive position are set at the 50th percentile of similar positions in the competitive peer group. When a position does not readily match those found in the data, judgment is applied to determine a fair competitive salary. Some variation above and below the competitive median is allowed when, in the judgment of management and the Committee, the value of the individual's experience and specific skill set justifies variation. Variations are permitted in order to place more emphasis on performance-related rewards that generate significant income to those individuals and businesses that demonstrate their ability to produce strong results. In this way, competitively-

24    PROXY STATEMENT

superior pay goes to those that earn it. As a result, the greatest retention value has been invested in the strongest performers.

In addition to base pay, the major executive compensation programs are as follows:

        1.    The Performance Excellence Equals Rewards Plan, or PE=R, includes elected and appointed vice presidents (including the executives named in the Compensation Table), as well as employees at certain levels of management and specific professionals who are deemed individual contributors. In 2001, approximately 1,000 employees were eligible for an award under PE=R.

        PE=R is tied to the Company's Performance Excellence program. Awards are paid based on an individual's target award, personal performance and his or her business' Performance Excellence Scorecard score. Targets under PE=R are based on market-competitive data and are a percentage of base salary. The Compensation Committee designates target levels for members of the Office of the Chairman and other executive officers. They also review target levels for all participants.

        2.    The second program is the Long Range Incentive Plan of 2000 ("New LRIP"). In 2001, 82 of the Company's most senior elected officers (including the executives named in the Compensation Table) were eligible for awards, but no awards will be paid for 2001. There have been no payouts under New LRIP or its predecessor plan since 1997.

        New LRIP is based on three-year performance cycles. Awards will be paid in cash. Award targets are 100%, 75% or 50% of salary. Targets for members of the Office of the Chairman and other executive officers are determined by the Committee. Targets for other participants are determined by the CEO. A new three-year performance cycle began under New LRIP on January 1, 2001. However, the three-year cycle that otherwise would have started on January 1, 2002, has been suspended as a measure to reduce costs and return to profitability as quickly as possible. The cycles currently in progress will continue through the cycle end dates in 2002 and 2003. A new cycle is expected to begin on January 1, 2003, assuming appropriate business conditions.

        Under New LRIP, awards are based on one measure-relative total shareholder return ("TSR"). TSR is based on the following formula:

TSR =	Change in Stock Price + Dividends Stock price at the beginning of a cycle

        The Company's performance will then be compared to the performance of its peers. Awards will be paid based on TSR and how the Company has performed in comparison to its peers.

        New LRIP replaced the Long Range Inventive Plan of 1994 ("Old LRIP"). The Committee believes New LRIP better aligns senior management's interest with those of all shareholders. Old LRIP was based on four-year performance cycles. The last performance cycle under Old LRIP will end in 2002. If a participant earns an award under Old LRIP in any remaining performance cycles and under New LRIP, only one award will be paid. No awards were paid under Old LRIP for 2001.

        3.    A wide range of managerial and individual contributors participate in the Company's stock option plans. There are approximately 43,000 current option holders. Stock options are typically awarded annually to encourage optionees to own Common Stock to align their personal financial worth to the Company's share price growth.

        On January 3, 2001, the Committee made a special "Chairman's Challenge" grant of options to approximately 25,000 employees. The Chairman's Challenge Grant was designed to provide employees with an extra, shorter-term incentive to improve the Company's performance. The options vest and become exercisable on July 1, 2002. The exercise price for the options is $22.35/share, the fair market value of the Common Stock on the date of grant. For most employees, the options expire on May 3, 2003, although the expiration period is extended to December 3, 2003 for certain employees.

        On March 16, 2001, the Committee granted options to approximately 38,000 employees, as part of the Company's traditional annual award of options. With a few minor exceptions, these options vest and become exercisable in four equal annual installments with the first installment vesting on March 16, 2002. The exercise price for the options is $14.41/share, the fair market value of the Common Stock on the date of grant. The options expire on March 16, 2011.

        On one basis or another, the rewards under each of these major plans depend on overall Company performance, with some programs also taking into account sector, group, division, small team or individual performance. There have been years when the employees of entire sectors, groups, or divisions, as well as executive officers (including one or more of the five most highly compensated at that time) have received no payments under these plans.

        The Compensation Committee has established ownership guidelines for members of the Office of the Chairman and executive and senior vice presidents. The guidelines set a minimum level of ownership of: 4 times base salary for the Office of the Chairman; the lesser of 3 times base salary or 50,000 shares for executive vice presidents; and the lesser of 2 times base salary or 25,000 shares for senior vice presidents. Although the majority of the Company's peer companies do not require minimum ownership levels, the Company believes that these guidelines further align its rewards programs with shareholder interests.

Compensation for Members of the Office of the Chairman

        The compensation for the members of the Office of the Chairman consists of base salary, PE=R award eligibility, LRIP award eligibility, stock options, restricted stock and

                                    PROXY STATEMENT    25

certain other benefits. During 2001, Christopher B. Galvin, Chairman of the Board and Chief Executive Officer, and Robert L. Growney, President and Chief Operating Officer, were the members of the Office of the Chairman.

        The Committee studied the data gathered from the 22-company peer group mentioned earlier to assess the appropriate competitive compensation levels for members of the Office of the Chairman.

Office of the Chairman Base Salary

        In determining the base salaries of the Office of the Chairman, the Committee considered the results of the study together with the Company's performance on its own financial and non-financial strategic goals and the individual performance of the members of the Office of the Chairman. No particular weight was given to any one of these goals in setting base salaries for the members of the Office of the Chairman. The competitive study gave the Committee a base from which to modify salary and/or incentive compensation based upon performance. At the end of 2001, Mr. Galvin's annual salary was $1,275,000, and Mr. Growney's annual salary was $975,000. For 2002, the Committee recommended that the base salaries of these members of the Office of the Chairman remain the same. The full Board approved the recommendation. Mr. Galvin and Mr. Growney's base salaries have not increased since 1999.

Office of the Chairman Annual PE=R

        For the 2001 PE=R awards, the Committee assessed performance based on the Office of the Chairman's Performance Excellence Scorecard which encompasses financial performance and progress on strategic initiatives. Due to the Company's unsatisfactory financial performance, no bonuses were paid to the members of the Office of the Chairman in 2001.

Office of the Chairman Stock Options

        On March 16, 2001, as part of the Company's traditional annual award of stock options, Mr. Galvin was awarded options to purchase 900,000 shares of Common Stock and Mr. Growney was awarded options to purchase 825,000 shares of Common Stock. The exercise price for the options is $14.41 per share, the fair market value of the Common Stock on the date of grant. The options expire on March 16, 2011. Mr. Galvin's options vest and become exercisable in equal annual installments over 4 years, with the first installment vesting on March 16, 2002. Mr. Growney's options vested on March 16, 2002.

        The decision as to the number of options awarded was made using the Committee's judgment after considering the vesting schedule and expiration, reviewing data from the 22-company peer group mentioned earlier and assessing performance during 2000. Options were granted to these executives in order to provide them with strong incentive to increase the value of the Company.

Office of the Chairman LRIP

        The minimum corporate four-year RONA percentage required to be met for payment under Old LRIP was not met for the four-year periods ending with 1999, 2000 and 2001 and no payments were or will be made for these periods. The first performance cycle for New LRIP will be completed on December 31, 2002. At that time it will be determined if there will be any payments due for that performance cycle. The cycle that otherwise would have started on January 1, 2002, has been suspended as a measure to reduce costs and return to profitability as quickly as possible. The cycles currently in progress will continue through the cycle end dates in 2002 and 2003. A new cycle is expected to begin on January 1, 2003, assuming appropriate business conditions. There have been no payouts under New LRIP or its predecessor plan, since 1997.

Transition in Office of the Chairman

        On January 1, 2002, Edward Breen became the Company's President and Chief Operating Officer and joined the Office of the Chairman. Also on January 1, 2002, Robert Growney left the Office of the Chairman. Mr. Growney will serve as Vice Chairman of the Board until he retires from the Company on March 31, 2002.

Section 162(m) of the Internal Revenue Code

        Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction to one million dollars for compensation paid to named executive officers unless certain requirements are met. The Company has not been entitled to deduct some amount of payments under MEIP in the past. MEIP awards fail to qualify as "performance based compensation" exempt from the limitation on deductions that is imposed by Section 162(m) because the Committee exercises discretion in making these awards. The awards under PE=R, the Stock Option Plan of 1996, Old LRIP and New LRIP meet the requirements for exemption under Section 162(m) and compensation paid under these plans in 2001, if any, will be deductible. The Motorola Amended and Restated Incentive Plan of 1998 and the Motorola Omnibus Incentive Plan of 2000 permit various types of awards, some of which qualify for exemption under Section 162(m) and some of which do not. Stock options, performance shares and stock appreciation rights that are granted under these plans qualify as "performance based compensation" and, as such, are exempt from the limitation on deductions. Outright grants of common stock, restricted stock and/or cash do not qualify for exemption and are subject to the Section 162(m) limitation on deductions.

        Overall, the Committee believes that the members of the Office of the Chairman are being appropriately compensated in a manner that relates to performance and is in the long-term interests of the stockholders.

            Respectfully submitted,

            Samuel C. Scott III, Chairman
            H. Laurance Fuller
            John E. Pepper, Jr.

26    PROXY STATEMENT

REPORT OF AUDIT AND LEGAL COMMITTEE

        During 2001, the Audit and Legal Committee consisted of the following Directors: Anne P. Jones (Chair), H. Laurance Fuller, Judy C. Lewent and John A. White. Each member of the Committee is independent as defined under the New York Stock Exchange listing standards. The Committee operates under a written charter that is adopted by the Board of Directors and reviewed by the Committee on an annual basis.

        The responsibilities of the Audit and Legal Committee are to assist the Board of Directors in fulfilling its oversight responsibilities as they relate to the Company's accounting policies, internal controls, financial reporting practices and legal and regulatory compliance. The Committee fulfills its responsibilities through periodic meetings with the Company's independent auditors, internal auditors and management. During fiscal 2001, the Committee met 4 times, and the Committee, or the Committee chair as representative of the Committee, discussed the interim financial information contained in each quarterly earnings announcement with the controller and the independent auditors, prior to public release.

        Throughout the year the Audit and Legal Committee monitors matters related to the independence of KPMG, LLP, the Company's independent auditors. As part of its monitoring activities, the Committee obtained a letter from KPMG, containing a description of all relationships between the auditors and the Company. After reviewing the letter and discussing it with management, the Committee discussed with the auditors its overall relationship with the Company and any of those relationships described in the letter that could impact KPMG's objectivity and independence. Based on its continued monitoring activities and year-end review, the Committee satisfied itself as to the auditors' independence. KPMG also has confirmed in its letter that, in its professional judgment, it is independent of the Company within the meaning of the Federal securities laws and within the requirements of Independence Standard Board (ISB) Standard No. 1, Independence Discussion with Audit Committees.

        The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company's internal controls and the internal audit function's management, organization, responsibilities, budget and staffing. The Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

        The Committee discussed and reviewed with the independent auditors all matters required by auditing standards generally accepted in the United States of America, including those described in SAS 61, "Communication with Audit Committees". With and without management present, the Committee discussed and reviewed the results of the independent auditors' examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

        The Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2001, with management and the independent auditors. Management has the responsibility for the preparation and integrity of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements. Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment of the independent auditors and, based on such recommendation, the Board reappointed KPMG LLP as the Company's independent auditors.

        As specified in the Audit and Legal Committee Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States of America. That is the responsibility of management and the Company's independent auditors. In giving its recommendation to the Board of Directors, the Committee has relied on (i) management's representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America, and (ii) the report of the Company's independent auditors with respect to such financial statements.

            Respectfully submitted,

            Anne P. Jones, Chair
            H. Laurance Fuller
            Judy C. Lewent
            John A. White

                                    PROXY STATEMENT    27

PERFORMANCE GRAPH

        The following graph compares the five-year cumulative total returns of Motorola, Inc., the S&P 500 Index, and a composite of the S&P Communications Equipment Index and the S&P Electronics (Semiconductors) Index. This composite peer group contains a total of 30 companies. The graph assumes $100 was invested in the stock or the Index on December 31, 1996, and also assumes the reinvestment of dividends.

28    PROXY STATEMENT

OTHER MATTERS

        The Board knows of no other business to be transacted at the 2002 Annual Meeting of Stockholders, but if any other matters do come before the meeting, it is the intention of the persons named in the accompanying proxy to vote or act with respect to them in accordance with their best judgment.

Independent Public Accountants

        KPMG LLP served as the Company's independent public accountants for the fiscal year ended December 31, 2001 and are serving in such capacity for the current fiscal year. The Board appoints independent public accountants annually. The decision of the Board is based on the recommendation of the Audit and Legal Committee, which reviews both the audit scope and estimated audit fees. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions of stockholders.

Audit Fees

        The aggregate fees billed by KPMG LLP for professional services rendered in connection with the audit of the Company's annual financial statements for the year ended December 31, 2001, and the review of the Company's quarterly financial statements for the quarters ended March 30, 2001, June 30, 2001 and September 29, 2001, were approximately $4.1 million.

Financial Information Systems Design and Implementation Fees

        The aggregate fees billed by KPMG LLP for professional services rendered in connection with designing or implementing a hardware or software system during the Company's most recent fiscal year were $2.9 million. These fees relate to IT consulting services rendered before KPMG LLP's consulting business was spun-off into an independent entity in February 2001. Since that time, the Company has not utilized KPMG LLP to perform consulting services. The Audit and Legal Committee has implemented a policy whereby KPMG LLP may not provide IT consulting, internal audit outsourcing services or financial transaction structuring services in the future.

Other Fees

        The aggregate fees for all other services rendered by KPMG LLP during the Company's most recent fiscal year were approximately $16.1 million, principally comprised of $10.4 million for tax services and $5.5 million for audit-related services. The Audit and Legal Committee has determined that KPMG LLP will not provide tax assistance for expatriate employees after the completion of 2001 tax returns.

        The following table further summarizes fees billed to the Company by KPMG during 2001:

Service	Worldwide Fees ($M's)

Audit & Audit Related
Consolidated Audit	$4.1
Statutory Audits	$0.8
SEC Filings	$0.4
Acquisitions & Disposition Audits & Due Diligence	$2.6
International Audit Related Services	$1.7

$9.6
Tax Service
International Subsidiaries, Tax Return Preparation & Consultation	$4.0
Federal, State & Local Tax Services	$2.1
Expatriate Tax Services	$4.3

$10.4
IT Consulting Services (prior to spin-off in February 2001)	$2.9

Other Services	$0.2

Total	$23.1

Manner and Cost of Proxy Solicitation

        The Company pays the cost of soliciting proxies. In addition to mailing proxies, officers, directors and regular employees of the Company, acting on its behalf, may solicit proxies by telephone or personal interview. Also, the Company has retained D.F. King & Co. to aid in soliciting proxies. The Company will pay an estimated fee of $17,500, plus expenses, to D.F. King. The Company will, at its expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons.

Section 16(a) Beneficial Ownership Reporting Compliance

        Each director and certain officers of the Company are required to report to the Securities and Exchange Commission, by a specified date, his or her transactions related to Motorola Common Stock. Based solely on a review of the copies of reports furnished to the Company or written representations that no other reports were required, the Company believes that, during the 2001 fiscal year, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that one report covering one transaction was filed late by each of Mr. Roberson, an executive officer, and Mr. Shlapak, an executive officer.

                                    PROXY STATEMENT    29

List of Stockholders

        A list of stockholders entitled to vote at the meeting will be available for examination at Motorola's Galvin Center, 1297 East Algonquin Road, Schaumburg, Illinois 60196 for ten days before the 2002 Annual Meeting and at the Annual Meeting.

Proposals

        Any stockholder who intends to present a proposal at the Company's 2003 annual meeting of stockholders must send the proposal to: A. Peter Lawson, Secretary, Motorola, Inc., 1303 East Algonquin Road, Schaumburg, Illinois 60196.

        If the stockholder intends to present the proposal at the Company's 2003 annual meeting of stockholders and have it included in the Company's proxy materials for that meeting, the proposal:

  •
  must be received by the Company no later than November 29, 2002, and

  •
  must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

        The Company is not obligated to include any shareholder proposal in its proxy materials for the 2003 annual meeting if the proposal is received after the November 29, 2002 deadline.

        If a stockholder submits a proposal after the November 29, 2002 deadline but still wishes to present the proposal at the 2003 annual meeting, the proposal:

  •
  must be received by the Company no later than February 12, 2003,

  •
  must present a proper matter for shareholder action under Delaware General Corporation Law,

  •
  must present a proper matter for consideration at such meeting under the Company's amended and restated certificate of incorporation and bylaws, and

  •
  must relate to subject matter which could not be excluded from a proxy statement under any rule promulgated by the Securities and Exchange Commission.

        A stockholder wishing to recommend a candidate for election to the Board should send the recommendation and a description of the person's qualifications to the Nominating Committee in care of the Secretary of Motorola at the address above. The Nominating Committee has full discretion in considering its nominations to the Board. A stockholder wishing to nominate a candidate for election to the Board is required to give written notice to the Secretary of the Company of his or her intention to make such a nomination. The notice of nomination must be received by the Company's Secretary at the address below no later than February 12, 2003. The notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination as set forth in the Company's bylaws. A nomination which does not comply with the above requirements will not be considered.

"Householding" of Proxy Materials

        In December of 2000, the Securities and Exchange Commission adopted new rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as "householding," potentially means extra convenience for security holders and cost savings for companies.

        This year, a number of brokers with accountholders who are Motorola stockholders will be "householding" our proxy materials. As indicated in the notice previously provided by these brokers to Motorola stockholders, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker or the Company that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement, please notify your broker, direct your written request to Motorola, Inc., Investor Relations, 1303 E. Algonquin Road, Schaumburg, IL 60196 or contact Investor Relations at (800) 262-8509.

        Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker or, if a stockholder is a direct holder of Motorola shares, they should submit a written request to Mellon Investor Services, the Company's transfer agent, at Mellon Investor Services LLC, Shareholder relations Department, P.O. Box 3315, South Hackensack, New Jersey 07606-1915.

Form 10-K

        The Company will mail, without charge, a copy of the Annual Report on Form 10-K, if requested to do so by stockholders. Direct requests to Investor Relations, 1303 E. Algonquin Road, Schaumburg, IL 60196. The report also is available on the Company's website www.motorola.com/investor.

          By order of the Board of Directors,

          A. Peter Lawson
           Secretary

30    PROXY STATEMENT

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This commentary should be read in conjunction with the Company's consolidated financial statements and related notes, presented on pages F-42 through F-77, of this Proxy Statement for a full understanding of Motorola's financial position and results of operations.

        In accordance with Rule 14a-3(c) under the Securities Exchange Act of 1934 (the "Exchange Act"), as adapted to the "Summary Annual Report" procedure, the information contained in the following commentary and consolidated financial statements and notes is provided solely for the information of stockholders and the Securities and Exchange Commission. Such information shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulation 14A under the Exchange Act (except as provided in Rule 14a-3) or to the liabilities of Section 18 of the Exchange Act, unless, and only to the extent that, it is expressly incorporated by reference into the Form 10-K of Motorola, Inc. for its fiscal year ending December 31, 2001.

Results of Operations
2001 Compared to 2000

GAAP Results

	Years Ended
(in millions, except per share amounts)	December 31, 2001	% of Sales	December 31, 2000	% of Sales

Net sales	$30,004		$37,580
Percent change from prior year	-20%		14%
Costs and expenses
Manufacturing and other costs of sales	21,445	71.5%	23,628	62.9%
Selling, general and administrative expenses	3,703	12.3%	5,141	13.7%
Research and development expenditures	4,318	14.4%	4,437	11.8%
Depreciation expense	2,357	7.9%	2,352	6.3%
Reorganization of businesses	1,858	6.2%	596	1.6%
Other charges	3,328	11.1%	517	1.4%
Interest expense, net	437	1.5%	248	0.7%
Gains on sales of investments and businesses	(1,931)	-6.4%	(1,570)	-4.2%

Total costs and expenses	35,515		35,349

Earnings (loss) before income taxes	(5,511)	-18.4%	2,231	5.9%
Income tax provision	(1,574)		913

Net earnings (loss)	$(3,937)	-13.1%	$1,318	3.5%

Diluted earnings (loss) per common share	$(1.78)		$0.58

        The results of operations shown above are presented in accordance with accounting principles generally accepted in the United States of America (GAAP).

        The Company has sold several businesses since the beginning of 2000. During 2001, the Company sold its Integrated Information Systems Group (IISG), the Company's defense and government electronics business, and the Multiservice Networks Division, a provider of end-to-end managed network solutions. In the first quarter of 2000, the Company sold its electronic ballast business.

        The Company's results of operations include special items. Special items include employee severance costs, fixed asset impairments, litigation-related charges, investment impairments, goodwill/intangible asset impairments, in-process research and development charges, goodwill amortization, other unusual charges and gains on sales of investments and businesses. These special items resulted in a net charge of $4.5 billion before income taxes, or $3.3 billion after income taxes, in 2001 and a net charge of $651 million before income taxes, or $733 million after income taxes, in 2000.

                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    F-1

Results of Operations for Ongoing Businesses, Excluding Special Items

        The results of operations shown below exclude the results of businesses sold and special items from the GAAP results of operations for the years ended December 31, 2001 and December 31, 2000.

	For the Year Ended December 31, 2001
(in millions, except per share amounts)	GAAP Results	% of Sales	Special Items Inc/(Exp)	Exited Businesses Inc/(Exp)	Ongoing Operations Excluding Special Items	% of Sales

Net sales	$30,004		$—	$553	$29,451
Costs and expenses
Manufacturing and other costs of sales	21,445	71.5%	(1,081)	(383)	19,981	67.8%
Selling, general and administrative expenses	3,703	12.3%	(125)	(99)	3,479	11.8%
Research and development expenditures	4,318	14.4%	—	(31)	4,287	14.6%
Depreciation expense	2,357	7.9%	—	(17)	2,340	7.9%
Reorganization of businesses	1,858	6.2%	(1,858)	—	—	—
Other charges	3,328	11.1%	(3,328)	—	—	—
Interest expense, net	437	1.5%	(22)	—	415	1.4%
Gains on sales of investments and businesses	(1,931)	-6.4%	1,931	—	—	—

Total costs and expenses	35,515		(4,483)	(530)	30,502

Earnings (loss) before income taxes	(5,511)	-18.4%	(4,483)	23	(1,051)	-3.6%
Income tax provision	(1,574)		1,227	(7)	(354)

Net earnings (loss)	$(3,937)	-13.1%	$(3,256)	$16	$(697)	-2.4%

Diluted loss per common share	$(1.78)				$(0.31)

	For the Year Ended December 31, 2000
(in millions, except per share amounts)	GAAP Results	% of Sales	Special Items Inc/(Exp)	Exited Businesses Inc/(Exp)	Ongoing Operations Excluding Special Items	% of Sales

Net sales	$37,580		$—	$825	$36,755
Costs and expenses
Manufacturing and other costs of sales	23,628	62.9%	(887)	(555)	22,186	60.4%
Selling, general and administrative expenses	5,141	13.7%	(221)	(180)	4,740	12.9%
Research and development expenditures	4,437	11.8%	—	(57)	4,380	11.9%
Depreciation expense	2,352	6.3%	—	(25)	2,327	6.3%
Reorganization of businesses	596	1.6%	(596)	—	—	—
Other charges	517	1.4%	(517)	—	—	—
Interest expense, net	248	0.7%	—	—	248	0.7%
Gains on sales of investments and businesses	(1,570)	-4.2%	1,570	—	—	—

Total costs and expenses	35,349		(651)	(817)	33,881

Earnings (loss) before income taxes	2,231	5.9%	(651)	8	2,874	7.8%
Income tax provision	913		(82)	(2)	829

Net earnings (loss)	$1,318	3.5%	$(733)	$6	$2,045	5.6%

Diluted earnings per common share	$0.58				$0.91

Sales

        Sales were $30.0 billion in 2001, down 20% from $37.6 billion a year earlier. The decline in sales was attributed primarily to lower average selling prices and units sales in the Personal Communications and Global Telecom Solutions segments and lower unit sales in the Semiconductor Products segment.

        Businesses that have been sold since the beginning of 2000 accounted for $553 million of sales in 2001 and $825 million of sales in 2000. In 2002, the Company expects sales from ongoing operations, which exclude the impact of businesses sold, to decline between 5% and 10% compared to 2001 largely due to lower anticipated sales in the Global Telecom Solutions, Broadband Communications and Integrated Electronic Systems segments.

F-2    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Geographic market sales, measured by the locale of the end customer, as a percent of total sales, for 2001 and 2000 are as follows:

Geographic Market Sales by Locale of End Customer

	2001	2000

United States	44%	42%
Europe	14%	16%
China	13%	12%
Latin America	9%	8%
Asia, excluding China and Japan	8%	8%
Japan	5%	6%
Other Markets	7%	8%

	100%	100%

Earnings before income taxes

        The Company incurred a loss before income taxes of $5.5 billion in 2001, compared with earnings before income taxes of $2.2 billion in 2000. Net losses were $3.9 billion, or ($1.78) per share, in 2001 compared with net earnings of $1.3 billion, or 58 cents per share, in 2000. The $7.7 billion decline in earnings before income taxes was primarily attributed to: (i) an increase of $4.2 billion in special charges for restructuring, asset impairments and provision for potentially uncollectible long-term finance receivables, and (ii) a decrease in profit of $5.2 billion resulting from decreased sales volume and an increase in manufacturing costs as a percent of sales, partially offset by: (i) a decline in selling, general and administrative expenses of $1.3 billion, and (ii) an increase of $361 million in gains on sales of investments and businesses. The Semiconductor Products, Global Telecom Solutions, Broadband Communications and Personal Communications segments were the principal contributors to the decrease in earnings. For the year, all segments other than the Commercial, Government and Industrial Solutions and Other Products segments had an operating loss. Excluding the impact of exited businesses and special charges from both years, the Company incurred a loss before income taxes of $1.1 billion in 2001, compared to earnings before income taxes of $2.9 billion in 2000.

        Based on the current market and economic outlook and barring any unforeseen political or economic disruptions, the Company plans to be profitable in 2002 on a full-year basis, excluding the impact of special items. The Company believes it can attain profitability despite anticipated lower sales due to: (i) improved efficiencies; (ii) a reduced cost structure as a result of the reorganization of businesses programs initiated in the latter half of 2000 and throughout 2001; (iii) improved manufacturing margin and increased sales of wireless handsets in the Personal Communications segment, and (iv) expected recovery in the worldwide semiconductor industry and improved manufacturing margin in the Semiconductor Products segment. The Company expects to record special items in 2002. However, due to the uncertain nature of special items it is not possible for the Company to estimate the full-year impact of these items on 2002 results, however, the Company does not expect to be profitable in 2002 inclusive of these charges.

Manufacturing and other costs of sales

        Manufacturing and other costs of sales were $21.4 billion, or 71.5% of sales in 2001, compared to $23.6 billion, or 62.9% of sales, in 2000. Manufacturing and other costs of sales in 2001 include $1.1 billion of special charges, primarily related to product portfolio simplification write-offs in the Personal Communications segment and severance costs across all segments associated with the Company's cost-reduction activities. Manufacturing and other costs of sales in 2000 include $887 million of special charges, consisting primarily of product portfolio simplification write-offs in the Personal Communications segment.

        Excluding the impact of exited businesses and special charges, manufacturing and other costs of sales were 67.8% of sales in 2001 compared to 60.4% of sales in 2000. The segments primarily contributing to this increase were the Semiconductor Products, Global Telecom Solutions and Personal Communications segments. The segments contributing to the increase all experienced a decline in sales year over year while manufacturing and other costs of sales did not decrease proportionately. Although significant reorganization of businesses programs were implemented throughout 2001, the full benefit of the Company's cost-reduction activities is not reflected in 2001 manufacturing and other cost of sales because the cost-reduction activities were initiated throughout the year with certain of these actions expected to be completed during 2002.

        Excluding the impact of exited businesses and special items, the Company expects manufacturing and other costs of sales to decrease as a percent of sales for the full-year 2002 compared to 2001. The anticipated decrease reflects expected savings across all segments as a result of the cost-reduction activities initiated during 2001, as well as an expected mix shift to higher-margin products in the Personal Communications segment.

Selling, general and administrative expenses

        Selling, general and administrative expenses were $3.7 billion, or 12.3% of sales, in 2001 compared to $5.1 billion, or 13.7% of sales, in 2000. Selling, general and administrative expenses include $125 million and $221 million of special charges in 2001 and 2000, respectively. These special charges were primarily comprised of amortization of goodwill, which was $165 million and $170 million in 2001 and 2000, respectively. The decrease in selling, general and administrative expenses in 2001 compared to 2000 is primarily attributable to benefits realized from the Company's cost-reduction activities in 2000 and 2001.

                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    F-3

        Excluding the impact of exited businesses and special items, the Company expects selling, general and administrative expenses to remain at 12% of sales in 2002. The Company expects to realize savings in general and administrative expenses from the cost-reduction activities initiated throughout 2000 and 2001, but these reductions are expected to be offset by an increase in selling expenditures as the Company continues its focus on marketing and advertising.

Research and development expenditures

        Research and development expenditures declined 3% to $4.3 billion in 2001 compared to $4.4 billion in 2000. Research and development expenditures were lower in the Personal Communications, Semiconductor Products and Global Telecom Solutions segments. These reductions were partially offset by increased spending in corporate development projects. Despite an expected decline in sales in 2002, the Company continues to believe that a strong commitment to research and development is required to drive long-term growth as part of its core business strategy and expects to invest in research and development at approximately the same level in 2002 as in 2001.

Depreciation expense

        Depreciation expense was $2.4 billion in both 2001 and 2000. An increase of $86 million of depreciation expense in the Semiconductor Products segment (SPS) was offset by a decrease in depreciation expense in other segments, primarily due to asset disposals. The level of depreciation expense is impacted by: (i) capital expenditures, (ii) the time required to prepare assets for their intended use and (iii) asset impairments. Capital expenditures in 2001 were $1.3 billion, compared to $4.1 billion in 2000. The majority of the decrease in capital expenditures occurred in SPS, where capital expenditures decreased to $613 million in 2001 from $2.4 billion in 2000 to address overcapacity as a result of the downturn in the semiconductor industry. In SPS, an extended period of time is often required to prepare assets for their intended use. The majority of the SPS capital expenditures in 2000 did not commence depreciation until the latter half of 2001 due to required modifications and the realignment of manufacturing facilities in SPS. Accordingly, the full impact on depreciation expense for the 2000 SPS capital expenditures was not reflected in the $86 million increase in depreciation expense for SPS discussed above.

        In connection with reorganization of businesses activities, the Company recorded asset impairment charges of $847 million and $344 million in 2001 and 2000, respectively. The majority of these asset impairment charges were in SPS. The impact of these asset impairments on depreciation expense was minimal in 2001, as the majority of the impaired assets are "held for use" and depreciation will continue into 2002 when the assets will be taken out of service.

        In 2002, the Company expects capital expenditures to increase approximately 20% to $1.6 billion. However, capital expenditures by SPS are expected to be significantly lower than in 2001. In 2002, the full-year impact of SPS capital expenditures made in the year 2000 will result in an increase in depreciation expense. However, this increase is anticipated to be offset by reduced depreciation due to asset impairments recorded throughout 2001, as well as the overall impact of lower capital expenditures in 2001 and 2002 than in 2000. As a result, the Company expects depreciation expense in 2002 to be approximately the same as in 2001.

Reorganization of businesses

        Total reorganization of businesses charges in 2001 were $2.9 billion, including $1.9 billion reflected on the consolidated statements of operations under "Reorganization of businesses" and $1.0 billion included in "Manufacturing and other costs of sales". Total reorganization of businesses charges in 2000 were $1.5 billion, including $596 million reflected under "Reorganization of businesses" and $887 million included in "Manufacturing and other costs of sales." Expenses included under "Reorganization of businesses" include plans to discontinue product lines, exit businesses and consolidate manufacturing operations. The reorganization of businesses charges included under "Manufacturing and other costs of sales" include inventory write downs and severance charges for direct labor employees. These charges are discussed in further detail in the "Reorganization of Businesses Programs" section below. The Company expects to record additional reorganization of businesses charges in 2002.

Other charges

        Charges classified as "Other charges" on the consolidated statements of operations are comprised entirely of special items. Other charges were $3.3 billion in 2001, compared to $517 million in 2000. Other charges in 2001 are primarily comprised of $1.5 billion for potentially uncollectible long-term finance receivables, $1.2 billion for impairments in the Company's investment portfolio, $398 million related to litigation and arbitration settlements and $116 million related to goodwill and intangible asset impairments. Of the $1.5 billion of charges for potentially uncollectible long-term finance receivables, $1.4 billion relates to $2.0 billion in financing to Telsim, a wireless telephone operator in Turkey, that is currently in default. Of the $398 million of charges related to litigation and arbitration settlements, $365 million relates to an unfavorable court ruling relating to the Company's guarantee of a credit agreement for Iridium LLC. "Other charges" in 2000 are comprised of $332 million for acquired in-process research and development charges, $98 million for General Instrument merger integration costs and $87 million for litigation and arbitration settlements. Due to the uncertain nature of the special items comprising "Other charges" it is not possible for the Company to estimate the potential impact of these items on 2002 results.

F-4    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Net interest expense

        Net interest expense in 2001 was $437 million versus $248 million a year ago. Net interest expense in 2001 includes interest expense of $645 million offset by interest income of $208 million. Net interest expense in 2000 includes $442 million of interest expense offset by $194 million of interest income. The increase in interest expense in 2001 compared to 2000 is attributed primarily to: (i) increased levels of long-term debt, reflecting the issuance of $5.2 billion of long-term debt during the fourth quarter of 2000 and throughout 2001; (ii) an associated increase in the weighted average interest rate paid by the Company; and (iii) interest expense associated with a $2 billion multi-draw term loan entered into by the Company in March 2001 that was repaid and terminated in the fourth quarter of 2001.

        The Company expects net interest expense to be approximately the same in 2002 as in 2001.

Gains on sales of investments and businesses

        Gains on sales of investments and businesses in 2001 were $1.9 billion, compared to $1.6 billion in 2000. The gains in 2001 primarily resulted from the Company's sale of its investments in several cellular operating companies outside the U.S., the Company's sale of its Integrated Information Systems Group and the sale of securities. In 2000, gains resulted primarily from the sale of securities and the sale of investments in several cellular operating companies outside the U.S.

Effective tax rate

        The effective tax rate was 29% in 2001, compared to 41% in 2000. The higher effective tax rate in 2000 is due primarily to higher non-deductible in-process research and development charges. The higher 2000 tax rate is also influenced by the fact that the Company had more earnings in the U.S., where taxes are higher, than in other regions and special charges in countries where the Company could not realize associated tax benefits. In 2001, the Company's tax provision was a net tax benefit. The effective tax rate benefit is lower in 2001 due to the Company's inability to recognize tax benefits in certain foreign jurisdictions. The Company currently expects an effective tax rate for 2002 of approximately 34%. The increase in the tax rate in 2002 compared to 2001 is due to an anticipated mix shift in earnings by region.

Results of Operations
2000 Compared to 1999

GAAP Results

	Years ended
(in millions, except per share amounts)	December 31, 2000	% of Sales	December 31, 1999	% of Sale

Net sales	$37,580		$33,075
Percent change from prior year	14%		6%
Costs and expenses
Manufacturing and other costs of sales	23,628	62.9%	20,631	62.4%
Selling, general and administrative expenses	5,141	13.7%	5,220	15.8%
Research and development expenditures	4,437	11.8%	3,560	10.8%
Depreciation expense	2,352	6.3%	2,243	6.8%
Reorganization of businesses	596	1.6%	(226)	-0.7%
Other charges	517	1.4%	1,406	4.3%
Interest expense, net	248	0.7%	138	0.4%
Gains on sales of investments and businesses	(1,570)	-4.2%	(1,180)	-3.6%

Total costs and expenses	35,349		31,792

Earnings before income taxes	2,231	5.9%	1,283	3.9%
Income tax provision	913		392

Net earnings	$1,318	3.5%	$891	2.7%

Diluted earnings per common share	$0.58		$0.41

        The results of operations shown above are presented in accordance with accounting principles generally accepted in the United States of America (GAAP).

                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    F-5

        Several Motorola businesses have been sold since the beginning of 1999. In 1999, the Company sold the Semiconductor Components Group, its North American Antenna Sites business and its non-silicon component manufacturing business. In 2000, the Company sold its electronic ballast business. The results below also exclude these exited businesses as well as results of: (i) the Integrated Information Systems Group, the Company's defense and government electronics business, and (ii) the Multiservice Networks Division, a provider of end-to-end managed network solutions, which were sold in 2001.

        The Company's results of operations include special items. Special items include employee severance costs, fixed asset impairments, litigation-related charges, investment impairments, goodwill/intangible asset impairments, in-process research and development charges, goodwill amortization, other unusual charges and gains on sales of investments and businesses. These special items resulted in a net charge of $651 million before income taxes, or $733 million after income taxes, in 2000 and $951 million before income taxes, or $684 million after income taxes, in 1999.

Results of Operations for Ongoing Businesses, Excluding Special Items

        The results of operations shown below exclude the results of businesses sold and special items from the GAAP results of operations for the years ended December 31, 2000 and December 31, 1999.

	For the Year Ended December 31, 2000
(in millions, except per share amounts)	GAAP Results	% of Sales	Special Items Inc/(Exp)	Exited Businesses Inc/(Exp)	Ongoing Operations Excluding Special Items	% of Sales

Net sales	$37,580		$—	$825	$36,755
Costs and expenses
Manufacturing and other costs of sales	23,628	62.9%	(887)	(555)	22,186	60.4%
Selling, general and administrative expenses	5,141	13.7%	(221)	(180)	4,740	12.9%
Research and development expenditures	4,437	11.8%	—	(57)	4,380	11.9%
Depreciation expense	2,352	6.3%	—	(25)	2,327	6.3%
Reorganization of businesses	596	1.6%	(596)	—	—	—
Other charges	517	1.4%	(517)	—	—	—
Interest expense, net	248	0.7%	—	—	248	0.7%
Gains on sales of investments and businesses	(1,570)	-4.2%	1,570	—	—	—

Total costs and expenses	35,349		(651)	(817)	33,881

Earnings (loss) before income taxes	2,231	5.9%	(651)	8	2,874	7.8%
Income tax provision	913		(82)	(2)	829

Net earnings (loss)	$1,318	3.5%	$(733)	$6	$2,045	5.6%

Diluted earnings per common share	$0.58				$0.91

F-6    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

	For the Year Ended December 31, 1999
(in millions, except per share amounts)	GAAP Results	% of Sales	Special Items Inc/(Exp)	Exited Businesses Inc/(Exp)	Ongoing Operations Excluding Special Items	% of Sales

Net sales	$33,075		$—	$1,961	$31,114
Costs and expenses
Manufacturing and other costs of sales	20,631	62.4%	(820)	(1,372)	18,439	59.3%
Selling, general and administrative expenses	5,220	15.8%	(131)	(346)	4,743	15.2%
Research and development expenditures	3,560	10.8%	—	(69)	3,491	11.2%
Depreciation expense	2,243	6.8%	—	(32)	2,211	7.1%
Reorganization of businesses	(226)	-0.7%	226	—	—	—
Other charges	1,406	4.3%	(1,406)	—	—	—
Interest expense, net	138	0.4%	—	(4)	134	0.4%
Gains on sales of investments and businesses	(1,180)	-3.6%	1,180	—	—	—

Total costs and expenses	31,792		(951)	(1,823)	29,018

Earnings (loss) before income taxes	1,283	3.9%	(951)	138	2,096	6.7%
Income tax provision	392		267	(51)	608

Net earnings (loss)	$891	2.7%	$(684)	$87	$1,488	4.8%

Diluted earnings per common share	$0.41				$0.68

Sales

        Sales in 2000 were $37.6 billion, up 14% from $33.1 billion in 1999. Sales growth was attributed primarily to increased unit sales of digital wireless telephones, increased wireless infrastructure sales and increased sales of digital cable systems and high-speed data products. Businesses that have been sold since the beginning of 1999 accounted for $825 million of sales in 2000 and $1.96 billion of sales in 1999.

        Geographic market sales, measured by the locale of the end customer, as a percent of total sales, for 2000 and 1999 were as follows:

Geographic Market Sales by Locale of End Customer

	2000	1999

United States	42%	40%
Europe	16%	20%
China	12%	10%
Latin America	8%	8%
Asia, excluding China and Japan	8%	9%
Japan	6%	7%
Other Markets	8%	6%

	100%	100%

Earnings before income taxes

        Earnings before income taxes were $2.2 billion in 2000, compared with $1.3 billion in 1999. Net earnings were $1.3 billion, or 58 cents per share, in 2000 compared with $891 million, or 41 cents per share, in 1999. The $948 million increase in earnings before income taxes in 2000 compared to 1999 was primarily attributed to: (i) a $1.5 billion increase in gross margin, resulting from higher sales volume in 2000 than in 1999; (ii) a decrease in other charges of $889 million in 2000, primarily attributable to Iridium-related charges in 1999, net of higher in-process research and development charges in 2000; and (iii) a $390 million increase in gains on sales of investments and businesses in 2000 compared to 1999. These improvements in earnings were partially offset by: (i) an $877 million increase in research and development charges; (ii) an $822 million increase in reorganization of businesses charges; and (iii) a $110 million increase in net interest costs in 2000 compared to 1999. The main businesses contributing to this improvement in earnings in 2000 were the Global Telecom Solutions and Broadband Communications segments.

Manufacturing and other costs of sales

        Manufacturing and other costs of sales were $23.6 billion, or 62.9% of sales, in 2000 compared to $20.6 billion, or 62.4% of sales, in 1999. Manufacturing and other costs of sales in 2000 include $887 million of special charges, primarily for product portfolio simplification write-offs in the Personal Communications segment. Manufacturing and other costs of sales in 1999 included special charges of $820 million, primarily for inventory charges related to the Iridium project.

        Excluding the impact of exited businesses and special charges, manufacturing and other costs of sales as a percent of sales were 60.4% of sales in 2000 compared to 59.3% of

                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    F-7

sales in 1999. This increase in 2000 was due to higher manufacturing costs in the Personal Communications and Semiconductor Products segments.

Selling, general and administrative expenses

        Selling, general and administrative expenses were $5.1 billion, or 13.7% of sales, in 2000 compared to $5.2 billion, or 15.8% of sales, in 1999. Selling, general and administrative expenses included $221 million and $131 million of special charges in 2000 and 1999, respectively. The 2000 special charges were comprised primarily of amortization of goodwill which increased from $119 million in 1999 to $170 million in 2000 as a result of acquisition of businesses. Excluding the impact of exited businesses and special charges, selling, general and administrative expenses remained flat at $4.7 billion.

Research and development expenditures

        Research and development expenditures increased to $4.4 billion, or 11.8% of sales, in 2000 from $3.6 billion, or 10.8% of sales, in 1999. The increase in research and development expenditures was primarily related to expenditures in the Global Telecom Solutions segment.

Depreciation expense

        Depreciation expense increased slightly to $2.4 billion in 2000 compared to $2.2 billion in 1999. Capital asset expenditures were $4.1 billion in 2000 versus $2.9 billion in 1999. Capital expenditures in the Semiconductor Products segment (SPS) were $2.4 billion, or approximately 58% of total capital expenditures, as compared to $1.5 billion of capital expenditures by SPS in 1999. In SPS, an extended period of time is often required to prepare assets for their intended use. The majority of the SPS capital expenditures in 2000 did not commence depreciation until the latter half of 2001 due to required modifications and the realignment of manufacturing facilities in SPS. As a result, these capital expenditures had a minimal impact on depreciation expense in 2000. In connection with reorganization of businesses activities, the Company recorded asset impairment charges of $344 million in 2000 primarily in SPS. The impact of these asset impairments on depreciation expense was minimal in 2000, as the majority of the impaired assets were "held for use" and, accordingly, depreciation continued.

Reorganization of businesses

        Total reorganization of businesses charges in 2000 were $1.5 billion, including $596 million reflected on the consolidated statements of operations under "Reorganization of businesses" and $887 million reflected in "Manufacturing and other costs of sales". In 1999, $226 million of excess accruals relating to the completed 1998 reorganization of businesses program were reversed into income. The reorganization of businesses programs in 2000 included plans to discontinue product lines, exit businesses and consolidate manufacturing operations. These charges are discussed in further detail in the "Reorganization of Businesses Programs" section below.

Other charges

        Charges classified as "Other charges" on the consolidated statements of operations were $517 million in 2000, compared to $1.4 billion in 1999. "Other charges" in 2000 included: (i) $332 million for in-process research and development charges; (ii) $98 million of acquisition and integration costs in connection with the merger with General Instrument Corporation; and (iii) $87 million for costs related to an unfavorable arbitration ruling with respect to a license agreement. "Other charges" in 1999 included: (i) $1.2 billion for Iridium-related charges; (ii) $67 million for in-process research and development charges; (iii) $105 million of compensation-related charges associated with the initial public offering of Next Level Communications, Inc.; and (iv) a $58 million charge related to an unfavorable arbitration ruling with respect to a license agreement.

Net interest expense

        Net interest expense in 2000 was $248 million versus $138 million in 1999. Net interest expense in 2000 included $442 million of interest expense offset by $194 million of interest income. Net interest expense in 1999 included $276 million of interest expense offset by $138 million of interest income. The increase in net interest expense in 2000 was attributed to increased levels of short-term borrowings and long-term debt to finance capital expenditures, acquisitions and operating activities.

Gains on sales of investments and businesses

        Gains on sales of investments and businesses in 2000 were $1.6 billion compared to $1.2 billion in 1999. The 2000 gains resulted primarily from the sale of securities and the sale of investments in several cellular operating companies outside the U.S. The 1999 gains resulted primarily from the sales of: (i) the Company's North American Antenna Site business, (ii) the Company's Semiconductor Components Group, and (iii) securities from the Company's investment portfolio.

Effective tax rate

        The effective income tax rate was 41% in 2000, compared to 31% in 1999. The higher tax rate in 2000 was due primarily to non-deductible acquisition charges and special charges in countries where the Company was unable to realize associated tax benefits.

Reorganization of Businesses Programs

        During the second half of 2000 and throughout 2001, the Company implemented plans to discontinue product

F-8    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

lines, exit businesses and consolidate manufacturing operations to reduce costs and simplify its product portfolio.

        Associated annual cost savings related to the announced reorganization of businesses programs are expected to be approximately $3.0 billion by the end of 2002. Cumulative cost savings benefits realized through December 31, 2001 were approximately $1.5 billion. Approximately 85% of the cost savings to date are associated with employee salaries and related employee costs resulting from the employee separation actions discussed below. The Company expects to record additional charges in 2002.

2001 Reorganization of Businesses Charges

        As a result of these plans, in 2001 the Company recorded net charges of $2.9 billion, of which $1.0 billion was included in "Manufacturing and other costs of sales" and $1.9 billion was recorded under "Reorganization of businesses" in the Company's consolidated statements of operations. The aggregate $2.9 billion charge is comprised of the following (in millions):

	Exit Costs	Employee Separations	Inventory Writedowns	Asset Writedowns	Total

Discontinuation of product lines	$44	$—	$449	$92	$585
Business exits	151	—	30	25	206
Manufacturing & administrative consolidations	196	1,118	41	730	2,085

Totals	$391	$1,118	$520	$847	$2,876

The majority of the 2001 reorganization of businesses charges were incurred in the Personal Communications segment, with $969 million, the Semiconductor Products segment, with $841 million, and the Global Telecom Solutions segment, with $345 million.

Discontinuation of Product Lines

        During 2001, the Company discontinued a number of product lines, resulting in a net charge of $585 million. $427 million of these charges were in the Personal Communications segment, principally for: (i) an additional writedown of the value of inventory relating to the discontinuation of analog and first-generation digital wireless telephones due to the accelerated erosion of average selling prices for these products in early 2001, and (ii) the discontinuation of two-way messaging and one-way paging products. The remaining charges consisted primarily of: (i) $68 million in the Broadband Communications segment, principally for inventory writedowns related to the discontinuation of analog set-top box products; (ii) $23 million in the Semiconductor Products segment, principally for the discontinuation of certain 5-inch and 6-inch wafer manufacturing technologies; and (iii) $37 million in the Commercial, Government and Industrial Solutions segment, principally for the discontinuation of a product line intended to serve shared public trunked radio customers. These charges included exit costs for vendor and customer liabilities arising from product cancellations. Some of these contractual obligations may extend over several years.

Business Exits

        During 2001, the Company incurred a net charge of $206 million relating to business exits. This charge consisted of: (i) $90 million in the Global Telecom Solutions segment relating to an operating joint venture in Japan; (ii) $39 million in the Commercial, Government and Industrial Solutions segment for the exit of certain activities relating to the smartcard business; and (iii) $77 million in the Other Products segment to cease the development and sale of voice-recognition systems and Wireless Application Protocol servers and exit the Multiservice Networks Division. The exit costs included customer and supplier termination costs and lease payment and cancellation costs. Some of these contractual obligations may extend over several years. Aggregate sales in 2001 from these exited businesses were approximately $129 million. Aggregate losses were $100 million.

Manufacturing and Administrative Consolidations

        The Company's actions to consolidate manufacturing operations and streamline its global organization resulted in a net charge of $2.1 billion in 2001. The charge consisted primarily of $542 million in the Personal Communications segment and $818 million in the Semiconductor Products segment for severance benefit costs, asset impairments and lease cancellation fees. Some of the lease obligations, which are included in exit costs, may extend over several years. The remaining $725 million of charges were primarily for severance benefit costs in other segments. The consolidation activities were focused primarily on the shut-down of manufacturing operations in Scotland, Illinois and Florida in the Personal Communications segment, and the consolidation of portions of the Semiconductor Products segment's manufacturing operations in various locations, including Texas, Arizona, Hong Kong, and Japan, as well as the reduction of non-manufacturing headcount across all segments.

                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    F-9

2001 Reorganization of Businesses Accruals

        The following tables display rollforwards of the accruals established for exit costs and employee separation costs from January 1, 2001 to December 31, 2001:

Exit Costs	Accruals at January 1, 2001	2001 Net Charges	2001 Amount Used	Accruals at December 31, 2001

Discontinuation of product lines	$55	$44	$(45)	$54
Business exits	32	151	(75)	108
Manufacturing & administrative consolidations	61	196	(116)	141

	$148	$391	$(236)	$303

        The 2001 amount used of $236 million reflects cash payments of $153 million and non-cash utilization of $83 million. The remaining accrual of $303 million, which is included in accrued liabilities in the Company's consolidated balance sheets, represents future cash payments expected to be substantially completed by the end of 2002.

Employee Separation Costs	Accruals at January 1, 2001	2001 Net Charges	2001 Amount Used	Accruals at December 31, 2001

Business exits	$27	$—	$(20)	$7
Manufacturing & administrative consolidations	88	1,118	(601)	605

	$115	$1,118	$(621)	$612

        At January 1, 2001, the Company had an accrual of $115 million for employee separation costs, representing the severance costs for approximately 3,300 employees, of which 1,900 were direct employees and 1,400 were indirect employees. The 2001 net charges of $1.1 billion for employee separation costs represent the severance costs for approximately an additional 38,700 employees, of which 25,300 are direct employees and 13,400 are indirect employees. The accrual is for various levels of employees. Direct employees are primarily non-supervisory production employees and indirect employees are primarily non-production employees and production managers. Included in the December 31, 2001 accrual is severance cost for officers of the Company which have a substantially higher average severance cost per employee than direct and other indirect employees.

        During 2001, approximately 29,500 employees, of which 19,800 were direct employees and 9,700 were indirect employees, were separated from the Company. The 2001 amount used of $621 million reflects cash payments to these separated employees. The remaining accrual of $612 million, which is included in accrued liabilities in the Company's consolidated balance sheets, is expected to be paid to approximately 12,500 separated employees by the end of 2002.

2000 Reorganization of Businesses Charges

        During the second half of 2000, the Company recorded a net charge of $1.5 billion for reorganization of businesses, of which $887 million was included in "Manufacturing and other costs of sales" and $596 million was recorded under "Reorganization of businesses" in the Company's consolidated statements of operations. The aggregate $1.5 billion charge is comprised of the following:

	Exit Costs	Employee Separations	Inventory Writedowns	Asset Writedowns	Total

Discontinuation of product lines	$57	$—	$765	$266	$1,088
Business exits	56	44	56	52	208
Manufacturing & administrative consolidations	61	96	4	26	187

	$174	$140	$825	$344	$1,483

F-10    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The majority of the 2000 reorganization of businesses charges were incurred in the Personal Communications segment, with $838 million, the Semiconductor Products segment, with $274 million, and the Global Telecom Solutions segment, with $131 million.

  Discontinuation of Product Lines

        The Company's plan to discontinue certain product lines resulted in a net charge of $1.1 billion in 2000. This charge was comprised of the following: (i) a writedown of the value of inventory for discontinued analog and first-generation digital wireless telephones and customer and supplier termination costs in the Personal Communications segment; (ii) the discontinuation of certain 5-inch and 6-inch wafer manufacturing technologies in the Semiconductor Products segment; and (iii) the discontinuation of certain fixed wireless infrastructure products in the Global Telecom Solutions segment. The exit costs included in the charge represent vendor and customer liabilities arising from product cancellations.

  Business Exits

        During 2000, the Company incurred a net charge of $208 million relating to business exits. These charges primarily related to costs incurred in connection with (i) the exit of the SpectraPoint Wireless LLC joint venture by the Global Telecom Solutions segment; (ii) the exit of the asynchronous digital subscriber line business, which manufactured chips for high-speed Internet access, by the Semiconductor Products segment; (iii) the exit of the flat panel display business in the Other Products segment; and (iv) the exit of certain activities of the smartcard business in the Commercial, Government and Industrial Solutions segment. The exit costs included in the charge represent customer and supplier termination costs and lease payment and cancellation costs. Annual cost savings from these business exits are approximately $150 million.

  Manufacturing and Administrative Consolidations

        The Company's plan to consolidate manufacturing operations and streamline the internal supply-chain capacity resulted in a net charge of $187 million in 2000. The charge consisted primarily of severance benefit costs, asset impairments and lease cancellation fees. The consolidation activities were focused primarily on the shut-down of: (i) manufacturing operations in Ireland, Germany and Florida by the Personal Communications segment; (ii) manufacturing operations in Ireland by the Integrated Electronic Systems segment; (iii) manufacturing operations in Iowa by the Commercial, Government and Industrial Solutions segment; and (iv) certain research labs in Arizona and California by the Semiconductor Products segment.

2000 Reorganization of Businesses Accruals

        The following tables display rollforwards of the accruals established for exit costs and employee separation costs from January 1, 2000 to December 31, 2000:

Exit Costs	Accruals at January 1, 2000	2000 Net Charges	2000 Amounts Used	Accruals at December 31, 2000

Discontinuation of product lines	$—	$57	$(2)	$55
Business exits	4	56	(28)	32
Manufacturing & administrative consolidations	12	61	(12)	61

	$16	$174	$(42)	$148

        The 2000 amount used of $42 million reflects cash payments of $39 million and non-cash utilization of $3 million. The remaining accrual of $148 million, which is included in accrued liabilities in the consolidated balance sheets, represents $117 million of cash payments made during 2001, $15 million of reversals into income of excess reserves in 2001, and $16 million of future cash payments expected to be made beyond 2001 as a result of negotiated contractual payment terms.

Employee Separation Costs	Accruals at January 1, 2000	2000 Net Charges	2000 Amounts Used	Accruals at December 31, 2000

Business exits	$—	$44	$(17)	$27
Manufacturing & administrative consolidations	11	96	(19)	88

	$11	$140	$(36)	$115

        The 2000 net charges of $140 million for employee separation costs represented the severance costs for approximately 3,900 employees, of which 2,100 were direct employees and 1,800 were indirect employees. Direct employees are primarily non-supervisory production employees and indirect employees are primarily non-production

                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    F-11

employees and production managers. As of December 31, 2000, approximately 670 employees, of which 260 were direct employees and 410 were indirect employees, had separated from the Company. The 2000 amount used of $36 million reflected cash payments to these separated employees. The remaining accrual of $115 million, which is included in accrued liabilities in the consolidated balance sheets, represented cash payments that were made during 2001.

1999 Reorganization of Businesses Charges

        In 1998, the Company implemented a comprehensive plan to consolidate manufacturing operations, exit non-strategic and poorly-performing businesses, and reduce worldwide employment. No additional charges were taken in 1999 associated with this plan. This plan reached its planned completion at December 31, 1999, at which time the Company reversed into income $226 million for accruals no longer required.

1999 Reorganization of Businesses Accruals

        The following tables display rollforwards of the accruals established for exit costs and employee separation costs from January 1, 1999 to December 31, 1999:

	Accruals at January 1, 1999	1999 Amounts Used	1999 Reversals Into Income	Accruals at December 31, 1999

Business exits & asset impairments	$298	$(108)	$(186)	$4
Manufacturing & administrative consolidations	155	(143)	—	12
Employee separations	187	(136)	(40)	11

Totals	$640	$(387)	$(226)	$27

        The 1999 amount used of $387 million reflects cash payments of $189 million and $198 million in non-cash utilization. The remaining accrual of $27 million, which was included in accrued liabilities in the consolidated balance sheets, represented cash payments made in the first quarter of 2000.

        As of December 31, 1999, approximately 19,400 employees had separated from the Company through a combination of voluntary and involuntary severance programs. Of these 19,400 separated employees, approximately 12,400 were direct employees and 7,000 were indirect employees. Direct employees are primarily non-supervisory production employees and indirect employees are primarily non-production employees and production managers. In addition, 4,200 employees separated from the Company with the sale of the non-silicon component manufacturing business. These 4,200 people were not paid any severance because the business was sold to another corporation.

        In 1999, the Company reversed into income approximately $186 million for accruals no longer required for the contract requirements and contingencies related to: (i) the sale of its printed circuit board business; (ii) the sale of its non-silicon component manufacturing business; and (iii) the business pruning activities of the Semiconductor Products segment. The Company's successful employee redeployment efforts reduced the severance requirement in the fourth quarter of 1999. Therefore, the Company reversed into income in 1999 approximately $40 million of accruals no longer required for a cancelled separation plan involving approximately 500 employees.

Liquidity and Capital Resources

        As highlighted in the Consolidated Statements of Cash Flows, the Company's liquidity and available capital resources are impacted by 4 key components: (i) current cash, cash equivalents and short-term investments, (ii) operating activities, (iii) investing activities, and (iv) financing activities.

Cash, Cash Equivalents and Short-Term Investments

        At December 31, 2001, the Company's cash and cash equivalents (which are highly-liquid investments with an original maturity of 3 months or less) aggregated $6.1 billion, compared to $3.3 billion at December 31, 2000. On December 31, 2001, $1.9 billion of the cash and cash equivalents were held in the U.S. and $4.2 billion were held by the Company or its subsidiaries in other countries. Repatriation of some of these funds could be subject to delay and could have potential tax consequences. In addition, the Company had $80 million in short-term investments, which are highly-liquid fixed-income investments with an original maturity greater than 3 months but less than one year, at December 31, 2001 compared to $354 million at December 31, 2000.

Operating Activities

        In 2001, the Company generated $2.0 billion in cash from operations, as compared to $1.2 billion in cash used for operations in 2000 and $2.1 billion generated in 1999. The primary contributors to the 2001 cash flow from operations were: (i) a decrease of $2.4 billion in accounts receivable across all business segments; (ii) a $1.8 billion reduction

F-12    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

in inventory, net of non-cash writedowns, occurring in the Personal Communications, Global Telecom Solutions and Semiconductor Products segments, and (iii) net earnings, adjusted for non-cash items, of $449 million, partially offset by a $3.0 billion decrease in accounts payable and accrued liabilities.

        The Company's net accounts receivable was $4.6 billion at December 31, 2001, compared to $7.1 billion at December 31, 2000. The Company's weeks receivable, excluding net long-term finance receivables, were 7.9 at December 31, 2001, compared to 8.9 at December 31, 2000. The decrease in net accounts receivable compared to December 31, 2000 was due to the improvement in weeks receivable and a decline in the Company's sales for the year across all segments. For the full-year 2002 as compared to December 31, 2001, the Company expects net accounts receivable to decline due to lower annual sales. Weeks receivable in 2002 is expected to be equivalent to 2001.

        The Company's net inventory was $2.8 billion at December 31, 2001, compared to $5.2 billion at December 31, 2000. The Company's inventory turns (using the cost-of-sales calculation method) were 6.4 at December 31, 2001, compared to 5.0 at December 31, 2000. The decrease in net inventory includes non-cash writedowns of $583 million, primarily related to discontinued product lines in the Personal Communications segment, recorded in the first quarter of 2001. Additionally, the decrease in net inventory is due to shipments of end-of-life products and lower purchases of component parts, as well as increased inventory turns. For the full-year 2002 as compared to December 31, 2001, the Company expects inventory levels to decrease in line with sales and inventory turns to remain fairly constant as it continues to improve its supply-chain management processes. Inventory management continues to be an area of focus as the Company balances the need to maintain strategic inventory levels to ensure competitive lead-times with the risk of inventory obsolescence due to rapidly changing technology and customer requirements.

        Research and development expenditures declined 3% to $4.3 billion in 2001 compared to $4.4 billion in 2000. Research and development expenditures were lower in the Personal Communications, Semiconductor Products and Global Telecom Solutions segments. These reductions were partially offset by increased spending in corporate development projects. Despite an expected decline in sales in 2002, the Company continues to believe that a strong commitment to research and development is required to drive long-term growth as part of its core business strategy and expects to invest in research and development at approximately the same level in 2002 as in 2001.

        To improve its future profitability the Company implemented substantial cost-reduction and product-simplification plans in late 2000 and throughout 2001. These plans involve discontinuation of product lines, exits from businesses, and consolidation of manufacturing facilities. Cash payments for exit costs and employee separations in connection with these plans were $774 million in 2001. The Company expects the remaining $915 million reorganization of businesses accrual at December 31, 2001 to result in cash payments. In addition, the Company expects to record additional reorganization of businesses charges in 2002, which are expected to result in additional cash payments.

Investing Activities

        The most significant components of the Company's investing activities are: (i) capital expenditures, (ii) strategic acquisitions of, or investments in, other companies, and (iii) proceeds from dispositions of investments and businesses.

        Net cash provided by investing activities was $2.5 billion in 2001, as compared to $4.1 billion in net cash used for investing activities in 2000 and $1.0 billion used in 1999. For 2001 compared to 2000, proceeds received from dispositions of investments and businesses increased by $2.6 billion, capital expenditures decreased by $2.8 billion and spending on acquisitions and new investments decreased by $1.4 billion.

        Capital Expenditures:    Capital expenditures in 2001 were $1.3 billion, compared to $4.1 billion and $2.9 billion in 2000 and 1999, respectively. Although the Semiconductor Products segment continued to comprise the largest portion of these expenditures, the amount spent in 2001 by SPS decreased to $613 million from $2.4 billon in 2000. In 2002, the Company expects capital expenditures to increase approximately 20% to $1.6 billion.

        Strategic Acquisitions and Investments:    Cash consumed by the Company's acquisition and new investment activities declined during 2001 to approximately $512 million, compared to $1.9 billion and $632 million consumed in 2000 and 1999, respectively. In 2001, cash expenditures were comprised primarily of investments in Callahan Associates International L.L.C. by the Broadband Communications segment and the acquisition of the remaining interest in Tohoku Semiconductor Corporation, which included the assumption of $345 million in debt, by the Semiconductor Products segment.

        Dispositions of Investments and Businesses:    The Company received $4.1 billion in proceeds from dispositions of investments and businesses in 2001, compared to $1.4 billion and $2.6 billion received in 2000 and 1999, respectively. The $4.1 billion in proceeds included: (i) $2.9 billion from the Company's sale of its investments in several cellular operating companies outside the U.S.; (ii) $825 million from the sale of the Integrated Information Systems Group; and (iii) $342 million from the sale of securities and other assets.

        In addition to available cash and cash equivalents, the Company views its available-for-sale securities as an additional source of liquidity. At December 31, 2001 and

                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    F-13

December 31, 2000, the Company's available-for-sale securities had approximate fair market values of $2.0 billion and $4.7 billion, respectively. The majority of these securities represent investments in technology companies and, accordingly, the fair market values of these securities are subject to substantial price volatility. During 2001, these securities suffered a net unrealized decline of $1.9 billion. In particular, the value of the Company's investment in Nextel Communications, Inc. declined 55% in 2001, from $2.6 billion to $1.2 billion, and has subsequently declined an additional 44% to $669 million as of March 15, 2002. During the first quarter of 2002, the fair market value of the Company's investment in Nextel fell below the Company's average cost. Net unrealized gains on these securities were $556 million at December 31, 2001 compared to $2.5 billion at December 31, 2000. In addition, the realizable value of these securities is subject to market and other conditions. Additionally, in 2001, management determined that the decline in the value of certain individual investments in the portfolio was other-than-temporary and thus recorded an impairment charge of $1.2 billion.

Financing Activities

        The most significant components of the Company's financing activities are: (i) net proceeds from (or repayment of) commercial paper and short-term borrowings, and (ii) net proceeds from (or repayment of) long-term debt securities. The Company also has available liquidity under its existing credit facilities.

        Net cash used for financing activities was $1.8 billion in 2001, as compared to $5.1 billion and $788 million provided by financing activities for 2000 and 1999, respectively. Cash was used for financing activities in 2001 primarily to reduce outstanding commercial paper and short-term debt by $5.7 billion, partially offset by the issuance of $4.0 billion of new long-term debt.

        At December 31, 2001, the Company's short-term debt was $870 million, compared to $6.4 billion at December 31, 2000. At December 31, 2001, the Company had $514 million of outstanding commercial paper. The Company currently expects its outstanding commercial paper balances to average around $500 million throughout 2002.

        Debt Ratings:    Two independent credit rating agencies, Standard & Poor's ("S&P") and Moody's Investor Services ("Moody's"), assign ratings to the Company's short-term and long-term debt. S&P's current credit rating for the Company's senior unsecured non-credit-enhanced long-term debt is "BBB+" with a "negative outlook" and Moody's rating is "A3" and on "credit watch for possible downgrade." The current ratings for the Company's commercial paper are "A-2" by S&P and "P-2" by Moody's.

        The most recent action by these agencies was on December 19, 2001, when Moody's placed the Company's "A3" long-term debt rating on "credit watch for a possible downgrade" and S&P maintained its "BBB+" long-term debt rating, but changed its outlook to negative. When a company's debt is on "credit watch for possible downgrade," it means the rating agency has determined that a change to the company's credit rating may be appropriate. Typically, a rating agency will then closely monitor the company for a short period of time before making a final determination. In general, the Company has observed that when a company's credit rating is placed on "credit watch for possible downgrade", absent an improvement in circumstances, a downgrade to the company's credit ratings is likely to occur. In addition, the Company has observed that when a company is placed on "credit watch for possible downgrade," the debt markets typically react by treating that company (in terms of interest rates required for borrowing, available maturities for commercial paper, etc.) as if a downgrade had already occurred. The Company's recent experience on "credit watch" has been consistent with these observations. A "negative outlook" is a longer-term view of credit quality that incorporates trends or risks with less certain implications for credit quality. An outlook is not necessarily a precursor of a rating change or a credit watch listing.

        At the beginning of 2001, the Company's senior unsecured non-credit-enhanced long-term debt was rated "A+" by S&P and "A-1" by Moody's. Since that time the Company's rating on its senior unsecured non-credit-enhanced long-term debt has been lowered three times by S&P to the current rating of "BBB+" with a "negative outlook" and twice by Moody's to "A3" and on "credit watch for possible downgrade". The Company's short-term debt rating was lowered by both agencies once, from "A-1/P-1" to "A-2/P-2".

        Despite these downgrades, the Company continues to have access to the commercial paper and long-term debt markets. However, the Company generally has had to pay a higher interest rate to borrow money. Also, the Company has issued more long-term debt and reduced the amount of its short-term debt, particularly the amount of commercial paper issued by the Company. This was done because the market for commercial paper rated "A-2/P-2" is much smaller than that for "A-1/P-1" commercial paper and commercial paper or other short-term borrowings may be unavailable or of limited availability to participants in this market from time-to-time or for extended periods.

        The Company's debt rating is considered "investment grade." If the Company's senior long-term debt were rated lower than "BBB-" by S&P or "Baa3" by Moody's (which would be a decline of at least three levels from current ratings), the Company's long-term debt would no longer be considered investment grade. If this were to happen, the terms on which the Company could borrow money would become more onerous. In addition, if these debt ratings declined to lower than "BBB" by S&P or "Baa2" by Moody's (which would be a decline of at least two levels from current ratings) the Company and its domestic subsidiaries would be obligated to provide the lenders in the Company's domestic revolving credit facilities with a pledge of,

F-14    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

and security interest in, domestic inventories and receivables. This would convert these facilities into secured facilities from unsecured facilities. The Company would also have to pay higher fees related to these facilities.

        As further described under "Customer Financing Arrangements" below, for many years Motorola has utilized a receivables program to sell a broadly-diversified group of short-term receivables to independent third parties on a non-recourse basis. The program provides for up to $600 million of short-term receivables to be outstanding at any time. There were approximately $465 million of short-term receivables that have been sold to independent third parties outstanding at December 31, 2001. The obligation of the third parties to continue to purchase receivables could be terminated if Motorola's long-term debt was rated lower than "BBB" by S&P or "Baa2" by Moody's. If the program were terminated, Motorola would no longer be able to sell its short-term receivables in this manner, but it would not have to repurchase previously-sold receivables.

        Also as further described under "Customer Financing Arrangements" below, Motorola has sold a limited number of long-term loans through Motorola Funding Corporation. The program can be terminated if Motorola's long-term debt was rated lower than "BBB" by S&P or "Baa2" by Moody's. If the program were terminated, Motorola would no longer be able to sell long-term loans in this manner, but it would not have to repurchase previously-sold loans. In certain events, including if Motorola's long-term debt were rated lower than "BBB" by S&P or "Baa2" by Moody's, Motorola could be required to make additional funded deductible payments in order to maintain the credit insurance coverage of these loans. These additional payments will not exceed $35 million in the aggregate.

        Issuances of Securities, Credit Facilities and Lease Obligations:    In the first quarter of 2001, the Company received aggregate net proceeds of $2.23 billion from the concurrent issuance and sale of $1.4 billion of 6.75% Notes due February 1, 2006 and $825 million of Puttable Reset Securities (PURS)sm due February 1, 2011. These proceeds were used to reduce short-term indebtedness and for general corporate purposes. Beginning on February 1, 2003 and on each anniversary thereof while the PURS are outstanding, the Company may be required to redeem the PURS. If the PURS are not redeemed they will be remarketed at the prevailing market rate for one-year notes.

        At the end of the first quarter, the Company entered into a $2 billion multi-draw term loan facility with several lenders. The Company used the proceeds from this facility for general corporate purposes, including repayment of commercial paper indebtedness. The Company repaid this facility in the fourth quarter of 2001 with the proceeds of the sales of its investments in four cellular operating companies in northern Mexico and the sale of the Company's Integrated Information Systems Group and the facility was terminated.

        In August 2001, holders of $197 million of the Company's outstanding $200 million of 8.4% of debentures due August 15, 2031, exercised their right to put the debentures back to the Company at par and these debentures were repaid.

        In the fourth quarter of 2001, the Company sold an aggregate face principal amount of $600 million of 8.00% Notes due November 1, 2011 (the "Notes"). The net proceeds to the Company from the sale of the Notes were $593 million. The Company used the proceeds to reduce short-term indebtedness and for general corporate purposes. The Company also sold $1.2 billion of 7.00% Equity Security Units (the "Units"). The Units consist of: (i) purchase contracts under which (a) the holder will purchase shares of common stock of the Company, on November 16, 2004, and (b) the Company will pay contract adjustment payments at the annual rate of .50% of the $50 per Unit face amount, and (ii) 6.50% Senior Notes due November 16, 2007 that pay interest at the annual rate of 6.50% of the $50 per Unit face amount. The aggregate net proceeds of $1.76 billion to the Company from the sale of the Units and the Notes was used to reduce short-term indebtedness and for general corporate purposes.

        The Company owns most of its major facilities, but does lease certain office, factory and warehouse space, land, and data processing and other equipment under principally noncancelable operating leases. Rental expense, net of sublease income, was $414 million in 2001, $378 million in 2000 and $346 million in 1999. At December 31, 2001, future minimum lease obligations, net of minimum sublease rentals, for the next five years and beyond are as follows: 2002 — $150 million; 2003 — $117 million; 2004 — $97 million; 2005 — $76 million; 2006 — $63 million; beyond — $90 million. These amounts are also included in the table immediately below.

                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    F-15

        Summarized below are the Company's obligations and commitments to make future payments under debt obligations (assuming earliest possible exercise of put rights by holders) and lease agreements based on obligations at December 31, 2001.

  Contractual Obligations

	Payments Due by Period
(in millions)	Total	2002	2003 — 2005	2006	Thereafter

Debt Obligations	$9,366	$870	$2,103	$1,400	$4,993
Operating Leases	593	150	290	63	90

Total Contractual Cash Obligations	$9,959	$1,020	$2,393	$1,463	$5,083

        The Company's ratio of net debt to net debt plus equity was 18.4% at December 31, 2001 compared to 27.4% at December 31, 2000. The decrease in the net debt to net debt plus equity ratio is due to an increase in cash and cash equivalents and a decrease in short-term debt levels partially offset by an increase in long-term debt levels and a reduction in equity.

        The Company expects that from time to time outstanding commercial paper balances may be replaced with short or long-term borrowings. Although the Company believes that it can continue to access the capital markets in 2002 on acceptable terms and conditions, its flexibility with regard to long-term financing activity could be limited by: (i) the large amount of long-term financing completed by the Company in late 2000 and during 2001 and (ii) the Company's credit ratings. In addition, many of the factors that affect the Company's ability to access the capital markets, such as the liquidity of the overall capital markets and the current state of the economy, in particular the telecommunications industry, are outside of the Company's control. There can be no assurances that the Company will continue to have access to the capital markets on favorable terms.

        At December 31, 2001, the Company's total domestic and non-U.S. credit facilities totaled $4.7 billion, of which $732 million was considered utilized. These facilities are principally comprised of: (i) a $1.5 billion one-year revolving domestic credit facility, (ii) a $1.0 billion five-year revolving domestic credit facility, and (iii) $2.2 billion of non-U.S. credit facilities (of which $732 million was considered utilized at December 31, 2001). The Company has never borrowed under the one-year or five-year revolving credit facilities. Unused availability under the existing credit facilities, together with available cash and cash equivalents and other sources of liquidity, are generally available to support outstanding commercial paper, which was $514 million at December 31, 2001. However, these agreements contain various conditions, covenants and representations with which the Company must be in compliance in order to borrow funds and have this liquidity.

        The one- and five-year credit facilities are scheduled to terminate in July and September of 2002, respectively. While the Company plans to obtain new domestic credit facilities, the Company anticipates that the terms on which it can obtain this new financing will be less favorable than the current facilities because of both the Company's recent financial performance and current market conditions.

        Return on average invested capital, based on performance of the four preceding quarters ending with December 31, 2001 and December 31, 2000, were (18.0)%, and 6.3%, respectively. The Company's current ratio was 1.77 at December 31, 2001, compared to 1.22 at December 31, 2000.

        Based upon cash and cash equivalents in the U.S., the ability to repatriate cash and cash equivalents from foreign jurisdictions, the ability to borrow under its existing credit facilities, the ability to issue commercial paper, access to the short-term and long-term debt markets, and proceeds from sales of available-for-sale securities and other investments, the Company believes that it has adequate internal and external resources available to fund expected working capital and capital expenditure requirements for the next twelve months.

Customer Financing Arrangements

        Certain purchasers of the Company's infrastructure equipment seek to obtain financing from suppliers in connection with sizeable equipment purchases. The requested financing may include all or a portion of the equipment purchase price, as well as working capital.

        Outstanding Commitments:    During 2001 and continuing into 2002, the Company has substantially diminished its commitments to provide customer financing. At December 31, 2001, the Company had outstanding unfunded commitments to extend credit to customers of approximately $162 million, as compared to outstanding unfunded commitments of $494 million at December 31, 2000. During 2001, the Company made loans to customers of $434 million.

        Outstanding Finance Receivables:    During the "telecom boom" that peaked in late 2000, numerous wireless equipment makers, including the Company, made loans to customers, some of which were very large. At December 31, 2001 and December 31, 2000 the Company had net finance receivables of $1.1 billion and $2.7 billion, respectively (net of allowances for losses of $1.6 billion at December 31, 2001 and $239 million at December 31, 2000). These finance receivables are interest-bearing, with rates ranging

F-16    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

from 5% to 15%. Interest income is recognized using the finance method for fixed rate loans and the interest method for variable market rate loans. Under this method, the accrual of interest income is suspended at the earlier of the time at which collection becomes doubtful or the receivable becomes 90 days delinquent. Total interest income recognized for 2001, 2000 and 1999 was $131 million, $234 million and $145 million, respectively. The allowance for losses on finance receivables was $1.65 billion, $239 million and $292 million as of December 31, 2001, 2000 and 1999, respectively. During 2001 a $1.37 billion charge was recorded increasing to $1.51 billion the allowance for losses relating to one customer, Telsim, in Turkey (the "Telsim Loan"). As of December 31, 2001 and 2000, the net receivable from Telsim was $531 million and $1.69 billion, respectively.

        Telsim Loan:    During 2001, a $1.37 billion charge was recorded to increase the allowance for losses relating to one customer, Telsim, a wireless telephone operator in Turkey (the "Telsim Loan"). This increased the total allowance for losses relating to the Telsim Loan to $1.51 billion. As of December 31, 2001, the net receivable from Telsim was $531 million, compared to a net receivable of $1.69 billion at December 31, 2000. Regardless of the reserves already taken, Motorola will continue to pursue remedies to collect the over $2 billion owed to Motorola under the Telsim Loan.

        On April 30, 2001, $728 million of the Telsim Loan became due under formerly restructured loans, but was not paid. This rendered the entire Telsim Loan in default. Following the cure period, the Company notified Telsim that it had accelerated payment of all amounts due under the loan, including interest. As security for the Telsim Loan, 66% of the stock of Telsim was pledged to Motorola. In addition, the Company has other creditor remedies granted by law. In direct breach of contractual agreements, Telsim issued additional shares and diluted the ownership percentage of Telsim represented by shares previously pledged to Motorola from 66% to 22%.

        Thus far, Telsim has been uncooperative in restructuring the loan or in entering into a transaction with third-party investors to either sell or bring new equity into Telsim. In January 2002, the Company, together with another Telsim creditor, filed suit in the Southern District of New York to reclaim all amounts owed, including damages. The suit alleges 13 separate counts of wrongdoing, including four counts of criminal activity in violation of the Racketeer Influenced and Corrupt Organizations Act, commonly known as "RICO".

        NII Holdings Loan:    NII Holdings, Inc. ("NII") is a subsidiary of Nextel Communications, Inc. with international wireless operations and investments. At December 31, 2001, the Company had total loans due from NII (the "NII Loans") of $382 million, and allowances for losses relating to the NII Loans of $34 million. In early February 2002, NII announced that it failed to make a scheduled interest payment on certain of its debt and further stated that it did not plan to make any future principal or interest payments on other loans, including the NII Loans. Motorola received a $2.5 million loan repayment in February from escrow accounts maintained by NII as collateral for certain of the NII Loans. The administrative agent for the applicable loans exercised the unilateral right to draw the funds from these escrow accounts. Based on NII's statement that future payments will not be paid, the Company has ceased accruing interest on the outstanding amounts of the NII Loans. NII's failure to make the scheduled interest payments resulted in cross defaults under the NII Loans and other loans. Since its announcement in early February, NII has entered into discussions with various creditors, including the Company, regarding restructuring its debt.

        The Company has various forms of collateral to secure one or more of the outstanding NII Loans, including $57 million of escrowed cash, shares of certain operating and holding companies and equipment liens. Although the Company is hopeful that NII will be able to restructure its obligations and pay the Company the amounts it is owed, the Company will exercise its rights with respect to these security interests if necessary to recover the amounts it is owed. There is no guarantee that NII will be able to restructure its debt obligations or repay the Company the amounts currently owed either in or out of a bankruptcy proceeding. If NII files for bankruptcy, the automatic stay provisions of the US bankruptcy code will prevent the Company from exercising its rights with respect to its collateral unless it receives permission from the bankruptcy court. There is no assurance when, or if, permission would be granted by a bankruptcy court. Based on its security interests, the Company believes that it has adequately provided for additional losses, if any, relating to the NII Loans based on the information available to the Company at this time.

        Dolphin Telecom Loans:    In July 2001, Dolphin Telecom plc filed for protection from creditors with a related filing of insolvency proceedings for Dolphin Telecom (Deutschland) GmbH filed shortly thereafter. At the time of this filing, receivables due from Dolphin Telecom (Deutschland) GmbH were approximately $100 million, the entire amount of which is reserved for as an allowance for losses.

        The Company continues to pursue with the courts various alternatives for realizing value for the Dolphin receivables. Such alternatives are likely to include the sale of certain assets or interests in the underlying business to permit a reorganization.

        Other Impaired Finance Receivables:    Other impaired finance receivables total $55 million and are due from nine customers, with the largest individual balance due being $28 million. Total allowances for losses for these receivables are $22 million resulting in a net amount due of $33 million.

                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    F-17

        Guarantees of Third-Party Debt:    In addition to providing direct financing to certain equipment customers, as discussed above, the Company also assists customers in obtaining financing directly from banks and other sources to fund equipment purchases and working capital. The amount of loans from third parties for which Motorola has committed to provide financial guarantees totaled $275 million at December 31, 2001, as compared to a commitment to provide financial guarantees of $651 million at December 31, 2000. Customer borrowings outstanding under these guaranteed third-party loan arrangements were $184 million at December 31, 2001, as compared to $524 million at December 31, 2000. Since January 1, 2001, the Company has been required to make payments of $27 million in satisfaction of its guarantees of third-party debt. In addition, the Company has guaranteed a lease termination penalty totaling $85 million which is payable through 2008.

        The Company evaluates its contingent obligations under these financial guarantees by assessing the customer's financial status, account activity and credit risk, as well as the current economic conditions and historical experience. The $275 million of guarantees discussed above is comprised of one customer in the amount of $88 million with the remaining balance represented by customers with individual guarantees of less than $25 million. Management's best estimate of probable losses of unrecoverable amounts, should these guarantees be called, was $74 million and $25 million at December 31, 2001 and 2000, respectively.

        Sales of Receivables and Loans:    From time to time, the Company sells short-term receivables and long-term loans to unrelated third parties. To qualify as a "true-sale" these receivables are sold through separate legal entities, with Motorola Receivables Corporation ("MRC") selling short-term receivables and Motorola Funding Corporation ("MFC") selling long-term receivables. The financial results for these legal entities are fully consolidated in Motorola's financial statements.

        Short-term receivables are sold on a non-recourse basis. The short-term program provides for up to $600 million of receivables to be outstanding at any time. The short-term program sold a total of $1.59 billion, $1.37 billion and $1.13 billion in 2001, 2000 and 1999, respectively. At December 31, 2001, there were approximately $465 million of short-term receivables outstanding under this program. Under this program, 90% of the value of the sold receivables is covered by credit insurance and the receivables are sold with a 20% holdback to cover the remaining 10% of exposure of the independent third parties and credits, overcharges, rebates or other reductions of outstanding receivables. Obligations arising from transactions fees or other costs associated with this program are included in MRC's financial results.

        The Company has sold a limited number of long-term loans to a third party through MFC. In connection with the sale of long-term receivables, the Company retains obligations for the servicing, administering and collection of receivables sold. The receivables sold in this program are backed by $500 million of credit insurance, the proceeds of which have been assigned to the purchaser of the loans. The Company has first-loss risk of $100 million and has funded $65 million of this first loss with the insurers as a refundable insurance deposit. In certain events, including if Motorola's long-term debt were rated lower than BBB by S&P or Baa2 by Moody's, Motorola could be required to make additional funded deductible payments in order to maintain the insurance coverage for these loans. These additional payments will not exceed $35 million in the aggregate.

        Total finance receivables sold under this program are $284 million, with $166 million outstanding at December 31, 2001. The Company has provided an allowance for first loss of $60 million at December 31, 2001.

        The Company has no special purpose entities whose results are not fully consolidated in the Company's financial statements.

        Next Level Communications, Inc.:    At December 31, 2001, the Company had approximately a 75%, controlling ownership interest in Next Level Communications, Inc. (Next Level), a publicly-traded subsidiary, which is consolidated in Motorola's financial statements. Effective in the fourth quarter of 2001, Motorola began to include in its consolidated results the minority interest share of Next Level's operating losses as a result of Next Level's cumulative net deficit equity position. In other words, 100% of Next Level's financial results are consolidated in Motorola's financial statements.

        Motorola began financing Next Level's operations in 2001. As of December 31, 2001 Motorola had intercompany financings to Next Level of $112 million. Subsequent to December 31, 2001, Motorola made a $30 million investment in Next Level preferred stock. In conjunction with these financings to Next Level, Motorola has also received warrants. If the preferred stock were converted and the warrants were exercised it would increase Motorola's ownership to 81%.

        The repayment of these intercompany financings is dependent upon Next Level generating positive cash flow or securing additional funding from sources outside of Motorola. If these events do not occur, Motorola may need to provide an allowance for some or all of these outstanding financings that are not collectible.

Iridium Program

        On November 20, 2000, the United States Bankruptcy Court for the Southern District of New York issued an Order that approved the bid of Iridium Satellite LLC ("New Iridium") for the assets of Iridium LLC and its operating subsidiaries (collectively "Old Iridium"). The Bankruptcy Order provided, among other things, that all obligations of Motorola and its subsidiaries and affiliates under all executory contracts and leases with Old Iridium relating to the

F-18    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Iridium system would, upon completion of the asset sale, be deemed terminated and, to the extent executory, be deemed rejected. Claims against Motorola by Old Iridium and others with respect to certain credit agreements and related matters were not discharged. New Iridium completed the acquisition of the operating assets of Old Iridium, including the satellite constellation, terrestrial network, and real and intellectual property of Old Iridium, on December 12, 2000. At the same time, Motorola entered into a contract with New Iridium to provide transition services pending the transfer of operations and maintenance in full to the Boeing Company. The Company also contracted with New Iridium to manufacture subscriber units and up to seven Iridium satellites. The Company does not anticipate the contract with New Iridium will result in significant sales or earnings to the Company. As a result of the acquisition by New Iridium, the Company reevaluated its commitments, risks and exposures to the Iridium program, including the new contracts with New Iridium.

        The Company recorded $365 million and $2.1 billion of charges in 2001 and 1999, respectively, related to the Iridium program. There were no charges recorded by the Company in 2000. Motorola's reserves related to the Iridium program as of December 31, 2001 and 2000 were $605 million and $272 million, respectively, and are included in accrued liabilities in the consolidated balance sheets. The balance at December 31, 2001 includes: (a) $365 million associated with an unfavorable ruling against the Company in 2001 in a case filed by the Chase Manhattan Bank related to a guarantee of a credit agreement for Iridium LLC, and (b) $240 million related to: (i) additional cost of satellites to be built for New Iridium; (ii) termination costs related to subcontractors, and (iii) other costs to wind down Motorola's operations related to the Iridium program.

        At December 31, 2000, Motorola had reserves related to the Iridium program of $272 million. In 2001, the Company utilized $32 million of the reserve for costs associated with the wind-down of Iridium operations and the costs of transitioning the operation of the satellite constellation system to the Boeing Company. The remaining $605 million of reserves as of December 31, 2001, will require future cash payments throughout 2002. These reserves are believed by management to be sufficient to cover Motorola's current exposures related to the Iridium program. These reserves do not include additional special charges that may arise as a result of litigation related to the Iridium program.

        The Chase Manhattan Bank has filed three lawsuits against the Company with respect to Iridium's $800 million Senior Secured Credit Agreement. On June 9, 2000, Chase filed a complaint in the Supreme Court of the State of New York, New York County (which was subsequently removed to federal district court in New York), demanding that the Company provide a $300 million guarantee that was required under certain circumstances and subject to certain conditions. The Company asserted that the conditions had not been met and that Chase was not entitled to demand the guarantee. Following a bench trial, in early 2002, the court entered an order granting judgment to Chase and ordering the Company to pay Chase $300 million plus interest and attorneys' fees. That ruling is subject to appeal at the conclusion of other proceedings in the case. On June 9, 2000, Chase also filed a complaint in the U.S. District Court in the District of Delaware demanding that the Company and other investors in Old Iridium pay their capital call requirements under Old Iridium's LLC Agreement, plus interest and legal fees. In Motorola's case, this could require an additional equity investment of up to approximately $50 million. No trial date has been scheduled in the capital call lawsuit. Finally, on October 1, 2001, Chase and 17 other lenders of Old Iridium (or their successors) filed a complaint against Motorola in the Supreme Court of New York alleging that they were fraudulently induced by Motorola and Old Iridium to enter into the Senior Secured Credit Agreement discussed above. The plaintiffs seek recovery of the unpaid portion of the loans. Discovery in this lawsuit has not yet begun.

        A committee of unsecured creditors (the "Creditors Committee") of Old Iridium has, over objections by Motorola, been granted leave by the Bankruptcy Court to file a complaint on Old Iridium's behalf against Motorola. In March 2001, the Bankruptcy Court approved a settlement between the Creditors Committee and Old Iridium's secured creditors that provides for the creation of a litigation fund to be used in pursuit of such proposed claims against Motorola. Motorola has appealed this order. On July 19, 2001, the Creditors Committee filed a complaint against Motorola in Bankruptcy Court on behalf of Old Iridium's debtors and estates, In re Iridium Operating LLC, et al. v. Motorola, seeking in excess of $4 billion in damages.

        The Iridium India gateway investors (IITL) have filed a suit against Motorola, and certain current and former Motorola officers, in an India court under the India Penal Code claiming cheating and conspiracy in connection with investments in Old Iridium and the purchase of gateway equipment. Under Indian law if IITL were successful in the suit, IITL could recover compensation of the alleged financial losses. An unfavorable outcome of one or more of these cases could have a material adverse effect on Motorola's financial position, liquidity or results of operations.

        Creditors and other stakeholders in Old Iridium may seek to bring various other claims against Motorola. A number of purported class action and other lawsuits alleging securities law violations have been filed naming Old Iridium, certain current and former officers of Old Iridium, other entities and Motorola as defendants.

Segment Information

        The following commentary should be read in conjunction with the 2001 financial results of each reporting segment as detailed in Note 9, "Information by Segment and Geographic Region", of the Company's consolidated financial statements. GAAP results for the Company's major operations for 2001, as well as adjustments made to GAAP

                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    F-19

results to exclude the impact of businesses sold and the impact of special items, are discussed below. During 2001, the Company sold its Integrated Information Systems Group (IISG), the Company's defense and government electronics business, and the Multiservice Networks Division, a provider of end-to-end managed network solutions. Additionally, in the first quarter of 2000 the Company sold its electronic ballast business.

        Special items include employee severance costs, fixed asset impairments, litigation-related charges, investment impairments, goodwill/intangible asset impairments, in-process research and development charges, goodwill amortization, other unusual charges and gains on sales of investments and businesses.

        The order information as of any particular date may not be an accurate indicator of future results, as orders are subject to revision or cancellation to reflect changes in customer needs.

Personal Communications Segment

	Years ended December 31
($ in millions)	2001	2000	1999

Orders	$10,869	$12,514	$13,694
% change from prior year	-13%	-9%	29%
Segment sales	$10,448	$13,267	$11,932
% change from prior year	-21%	11%	18%
Earnings (loss) before income taxes	$(1,797)	$(328)	$608
% change from prior year	-448%	-154%	263%
Special items: income (charge)
Reorganization of businesses	$(969)	$(838)	$112
Telsim receivable charge	(285)	—	—
Investment impairment	(102)	—	—
Amortization of goodwill	(13)	(19)	(17)
In-process research & development	—	—	(7)
Gain on sale of investments/businesses	7	68	10
Iridium related	—	—	(97)

Net special items	$(1,362)	$(789)	$1

Earnings (loss) before income taxes, excluding special items	$(435)	$461	$607

% change from prior year	-194%	-24%	473%

        The Personal Communications segment (PCS) primarily designs, manufactures, sells and services wireless subscriber equipment, including wireless handsets, iDEN® digital phones, and personal two-way radios, with related software and accessory products. Products are marketed worldwide through carriers, distributors, dealers, retailers, and, in certain markets, through licensees.

        In 2001, segment sales decreased 21% to $10.4 billion and orders declined 13% to $10.9 billion. Segment sales declined primarily due to a decrease in both average selling prices and unit sales for wireless handsets, partially offset by increased sales of iDEN digital phones. On a geographic basis, orders were down in all regions and sales were down significantly in Europe and down in all other regions. In 2001, average selling prices decreased by 13%. The decrease in average selling prices was primarily due to a mix shift in demand to lower-priced wireless handsets. Unit shipments for 2001 were down 9% compared to 2000 due to lower overall industry demand for wireless handsets.

        Total industry-wide shipments of wireless telephones in 2000 are estimated to have been 425 million units. The Company currently estimates that 2001 industry-wide shipments were approximately 375 million units, down 12% from the prior year. 2001 was the first year in the history of the cellular industry in which wireless handset sales declined. The Company believes the factors that impacted lower demand were: (i) the economic recession; (ii) slower-than-expected transition to next-generation data-rich services; (iii) abnormally high inventories in worldwide distribution channels at the beginning of 2001; (iv) the reduction in the level of subsidies offered to consumers, and (v) reduced capital spending levels by wireless service providers.

        The loss before income taxes in 2001 was $1.8 billion, compared to a loss of $328 million a year-earlier. The decline in financial performance is due to lower sales, an increase in net special charges and an increase in manufacturing costs as a percent of sales. Manufacturing costs as a percent of sales increased due to the fact that costs decreased at a lower rate than sales and $549 million of special charges, described in more detail below.

        The loss before income taxes in 2001 includes $1.4 billion in net special charges, including: (i) $969 million related to reorganization of business charges, of which $549 million was included in manufacturing and other cost of sales; (ii) $285 million for the segment's share of the Company's

F-20    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

reserve relating to $2.0 billion in financing to Telsim; and (iii) $102 million related to impairments in the Company's investment portfolio. The 2000 loss before income taxes included $789 million of net special charges, including $838 million for reorganization of businesses charges, of which $716 million was included in manufacturing and other cost of sales resulting from inventory write offs related to product portfolio changes, partially offset by $68 million of gains from sales of investments and businesses.

        During 2001, PCS continued implementing major cost-reduction actions intended to improve the cost structure and competitiveness of the segment. These actions resulted in a $969 million charge for reorganization of businesses. This charge was comprised primarily of: (i) an additional writedown of the value of inventory, relating to the discontinuation of analog and first-generation digital wireless handsets due to the accelerated erosion of average selling prices in early 2001; (ii) the discontinuation of two-way messaging and one-way paging products; and (iii) charges for exit costs, employee separations and asset write-downs related to portfolio simplification, restructuring of the supply chain and actions taken to reduce costs associated with the segment support organizations. The product portfolio simplification actions resulted in the discontinuation of multiple products and the exit of the cellular analog business, reflecting the wireless telephone market technology shift to digital telephones. The supply-chain actions resulted in downsizing several facilities, exiting facilities in Scotland, India, Illinois and Florida, ceasing manufacturing in Illinois, and consolidating the Georgia distribution facility. The actions related to the segment support organizations resulted in the consolidation of numerous facilities throughout the world and a significant reduction in workforce.

        Excluding the impact of net special items from both years, the segment incurred a loss before income taxes in 2001 of $435 million compared to earnings before income taxes in 2000 of $461 million. This reflects the fact that manufacturing costs decreased at a lower rate than sales. Although manufacturing costs as a percent of sales increased in 2001 compared to 2000, manufacturing costs as a percent of sales decreased sequentially in both the third and fourth quarters of 2001, reflecting a favorable impact from the reorganization of businesses actions taken in 2000 and 2001 and higher average selling prices in the latter half of the year.

        In 2002, industry-wide unit shipments of wireless handsets are anticipated to grow approximately 12% to 420 million units, compared to 375 million units in 2001. This anticipated industry growth reflects an expected increase in demand from wireless service providers. Segment sales are anticipated to be higher in 2002 compared to 2001 due to both the industry-wide unit growth expectations and the segment's intention to continue increasing its market share. Higher sales from increased unit shipments are expected to be partially offset by lower average selling prices in 2002 compared to 2001. However, the downward pressure on average selling prices in 2002 is expected to be much lower than the long-term historical decline rate. Excluding the impact of special items, the segment expects to return to profitability in 2002 as a result of both anticipated higher sales and an ongoing favorable impact from the cost-reduction actions taken in 2001.

        Industry growth has been, and may continue to be, affected by the cost of new licenses required to use radio frequencies. Typically, governments sell these licenses at auctions. Over the last several years, the cost of these licenses has increased significantly, particularly for frequencies used in connection with 3G technology. The significant cost for licenses has slowed, and may continue to slow, the growth of the industry. Growth is slowed because some operators have funding constraints limiting their ability to purchase new licenses or purchase new technology to upgrade their systems. The segment's results have been, and could continue to be, affected by the cost of these licenses.

Global Telecom Solutions Segment

	Years ended December 31
($ in millions)	2001	2000	1999

Orders	$6,231	$7,559	$6,510
% change from prior year	-18%	16%	2%
Segment sales	$6,548	$7,791	$6,544
% change from prior year	-16%	19%	-7%
Earnings (loss) before income taxes	$(1,413)	$846	$(479)
% change from prior year	-267%	277%	-158%
Special items: income (charge)
Telsim receivable charge	$(1,071)	$—	$—
Reorganization of businesses	(345)	(131)	67
Gain on sale of investments/businesses	39	1	—
Iridium related	—	—	(1,325)
Other	(25)	(3)	(17)

Net special items	$(1,402)	$(133)	$(1,275)

Earnings (loss) before income taxes, excluding special items	$(11)	$979	$796

% change from prior year	-101%	23%	-19%

                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    F-21

        The Global Telecom Solutions segment (GTSS) primarily designs, manufactures, sells, installs, and services wireless infrastructure communication systems, including hardware and software. The segment's wireless infrastructure product portfolio includes electronic exchanges (such as telephone switches), base site controllers and radio base stations for iDEN®, Code Division Multiple Access (CDMA), Global System for Mobile Communications (GSM) and Personal Digital Cellular (PDC) technologies. Products are marketed to wireless service providers worldwide through a direct sales force, licensees or agents.

        In 2001, segment sales decreased 16% to $6.5 billion and orders decreased 18% to $6.2 billion. The decrease in sales is due to lower unit demand for wireless infrastructure equipment by service providers and lower selling prices. Segment sales of equipment for all technologies was down in 2001. Wireless infrastructure sales and orders were down in the Americas and Asia and down significantly in Europe. Industry sales were slightly lower in 2001 compared to 23% growth in 2000 and 2001 was the first year in that sales of infrastructure declined. Service providers spent less on new equipment because of the economic recession, severe pressure to keep their costs down, lower ARPU (average revenue per user) and, for many, higher debt burdens. Also, the limited availability of handsets and lower than expected consumer demand for GPRS (General Packet Radio Service) caused lower than anticipated purchases of GPRS infrastructure equipment.

        In 2001, the segment incurred a loss before income taxes of $1.4 billion compared to earnings before income taxes of $846 million a year ago. The decline in financial performance in 2001 compared to 2000 is due to a decrease in both unit sales and average selling prices and an increase in net special charges. The 2001 loss includes $1.4 billion of net special charges, comprised primarily of: (i) $1.1 billion for the segment's share of the Company's reserve relating to $2.0 billion in financing to Telsim, and (ii) $345 million for reorganization of businesses charges intended to reduce future operating costs. Because the segment's business is heavily dependent on the development of new technologies and rapid time-to-market, GTSS preserved the level of its research and development expenditures. Accordingly, cost-reduction programs for the segment have been focused in the area of selling, general and administrative expenses. As part of its cost-reduction program, GTSS has reduced the number of employees in its business by approximately 20% since the end of 2000 and is completing previously-announced actions that will further reduce the number of employees by an additional 5% by the end of March 2002. Also, administrative facilities were closed and manufacturing facilities were consolidated.

        The 2000 earnings before income taxes included net special items of $133 million, comprised primarily of $131 million of reorganization of businesses charges for the exit of the fixed wireless businesses.

        Excluding net special items, the segment incurred a loss before income taxes of $11 million in 2001 compared to earnings before income taxes of $979 million in 2000. The decline in financial performance compared to a year ago is due to the decreases in both unit sales and average selling prices discussed above.

        The Company anticipates that industry-wide sales in 2002 will decrease by as much as 10% compared to 2001 due to lower anticipated capital expenditures by wireless service providers. In addition, service providers are slowing or postponing the build-out of the next-generation 3G systems, particularly those known as UMTS (Universal Mobile Telecommunications System). UMTS systems are high-capacity wireless networks that are designed to provide enhanced data services, improved Internet access and increased voice capacity. Several factors are impacting this build-out, including: (i) the fact that the operators may have funding constraints limiting their ability to purchase 3G infrastructure equipment because of the very substantial fees they paid for 3G licenses; (ii) issues associated with the introduction of very complex new technology; (iii) development of new data applications, and (iv) handset availability. GTSS expects service providers to use GPRS (General Packet Radio Service) to grow their data subscriber base and to build their business case for these next-generation systems and to broadly implement UMTS in large volumes around 2004, due to the need for expanded voice capacity and to support new data services. Segment sales in 2002 are anticipated to be lower than in 2001 due to the anticipated lower industry sales.

        Excluding the impact of special items, the segment expects its financial results to improve in 2002 due to a favorable impact from the cost-reduction actions taken in 2001.

        GTSS has experienced significant competition in the market for digital products, especially as the industry transitions to 3G technology. GTSS is a supplier of 3G equipment for both CDMA 1X and UMTS technologies. The segment has a strong position in CDMA 1X, with 10 contract awards in 2001, bringing the total number of CDMA 1X awards to 15. The first wave of UMTS contracts has favored core network suppliers, and GTSS has not received as high of a percentage of the UMTS contracts awarded as it has for previous technologies.

        The nature of GTSS' business is large, long-term contracts with major operators that require sizeable investments by our customers, often more than $100 million. In 2001, two customers represented approximately 35% of our sales (Nextel, Inc. and KDDI, a service provider in Japan). In 2001, we announced major new infrastructure contracts with China Unicom and China Mobile totaling over $1.4 billion. We expect shipments under these contracts to be completed in 2002. The individual loss of any of our large customers could have a material adverse affect on the segment's business. Further, because our contracts are long-term, the loss of a major customer would impact performance in several quarters.

        Nextel is an important customer and GTSS has been their primary supplier of network equipment for over ten years. Nextel uses Motorola's proprietary iDEN technology to support its Nextel Direct Connect™ service. GTSS's contracts with Nextel are non-exclusive. Although the relationship is strong, Nextel is free to evaluate other suppliers and technologies, and Motorola cannot be assured of its supplier status as Nextel considers its options with respect to next-generation technology.

F-22    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The competitive environment in which GTSS operates may require the Company to provide significant amounts of long-term customer financing in order to be awarded new contracts. Customer financing arrangements may include all or a portion of the purchase price for the Company's products and services, plus working capital for the customer. Whenever possible the Company assists customers in obtaining financing from banks and other sources before providing financing itself. The success of the GTSS infrastructure business, may be dependent, in part, upon the ability of the Company to provide customer financing on competitive terms. During 2001, GTSS significantly reduced the amount of outstanding financing commitments and outstanding financial guarantees to third-parties for its customers. In 2002, the segment expects to provide financing support to its customers while continuing to limit its financing exposure.

        While the Company has generally been able to place a portion of its customer financings with third-party lenders, a portion of these financings are supported directly by the Company. There can be higher risks associated with some financings, particularly when provided to start-up operations such as local network providers, to customers in developing countries, or to customers in specific financing-intensive areas of the industry (such as 3G wireless operators). During 2001, the Company had $1.5 billion in special charges related to potentially uncollectible long-term finance receivables. GTSS's share of these charges was $1.1 billion. Should additional customers fail to meet their repayment obligations, losses could be incurred and such losses could have an adverse effect on the Company.

        Industry growth has been, and may continue to be, affected by the cost of new licenses required to use radio frequencies. Typically, governments sell these licenses at auctions. Over the last several years, the cost of these licenses has increased significantly, particularly for frequencies used in connection with 3G technology. The significant cost for licenses has slowed, and may continue to slow, the growth of the industry. Growth is slowed because some operators have funding constraints limiting their ability to purchase new licenses or purchase new technology to upgrade their systems. The segment's results have been, and could continue to be, affected by the cost of these licenses.

Commercial, Government and Industrial Solutions Segment

	Years ended December 31
($ in millions)	2001	2000	1999

Orders	$4,469	$4,947	$4,733
% change from prior year	-10%	5%	18%
Segment sales	$4,318	$4,580	$4,068
% change from prior year	-6%	13%	0%
Earnings before income taxes	$508	$434	$609
% change from prior year	17%	-29%	48%
Special items: income(charge)
Gain on sale of investments/businesses	$571	$7	$198
Reorganization of businesses	(200)	(52)	—
Dolphin Telecom receivable charge	(88)	—	—
Investment impairments	(77)	—	—
Other	(55)	(47)	(16)

Net special items	$151	$(92)	$182

Earnings before income taxes, excluding special items	$357	$526	$427

% change from prior year	-32%	23%	-8%

        The Commercial, Government and Industrial Solutions segment (CGISS) primarily designs, manufactures, sells, installs and services analog and digital two-way radio voice and data products and privately-operated systems to a wide range of governmental and industrial customers worldwide. In addition, CGISS participates in the emerging market of integrated command and control solutions for public-safety and enterprise customers. CGISS also provides network services for two-way radio subscribers in international markets through joint ventures.

        In 2001, segment sales decreased 6% to $4.3 billion and orders decreased 10% to $4.5 billion due to reduced capital spending by service providers for constructing, rebuilding or upgrading their communications systems. Orders were flat in the Americas, down in Europe and down significantly in Asia. Sales were flat in the Americas and Asia and down significantly in Europe.

        In 2001, earnings before income taxes increased 17% to $508 million compared to $434 million a year ago. Earnings increased due to income from net special items of $151 million in 2001 compared to net special charges of $92 million in 2000, partially offset by lower sales and higher manufacturing costs as a percent of sales in 2001 compared to 2000. The income from net special items in

                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    F-23

2001 was comprised of $571 million of gains on sales of investments and businesses, partially offset by $420 million of special charges. Gains on sales of investments and businesses primarily reflect a $526 million gain related to the sale of the Integrated Information Systems Group (IISG). The 2001 special charges of $420 million include: (i) $200 million for reorganization of businesses charges, primarily for employee separations and exit costs, (ii) $88 million related to potentially uncollectible long-term finance receivables related to Dolphin Telecom, and (iii) $77 million for impairments in the Company's investment portfolio. Earnings before income taxes in 2000 included net special charges of $92 million, comprised primarily of $52 million for reorganization of businesses charges and a $28 million charge for the write-off of acquired in-process research and development related to the acquisitions of Printrak International, Inc., Intec, Ltd. and Communication Systems Technology, Inc.

        During 2001, CGISS implemented a series of cost-reduction actions designed to improve its financial performance, including: (i) completing the shutdown of manufacturing operations in Mount Pleasant, Iowa with the outsourcing of its radio manufacturing operation; (ii) closing its Atlanta, Georgia distribution center; and (iii) consolidating its U.S. distribution operations in Elgin, Illinois. CGISS also tightened controls over operating budgets and reduced its number of employees by 28% since year-end 2000.

        During 2001, CGISS divested a number of non-strategic elements of its business portfolio. The largest of these was the sale of the Integrated Information Solutions Group (IISG), a supplier of advanced government electronics and communications solutions primarily for military and space applications. In addition, the segment sold its RFID (radio frequency identification) business and interests in the ERG Smartcard Alliance and exited the BiStatix™ products business. These portfolio changes have allowed the segment to intensify its focus on growth opportunities in integrated communications and information solutions.

        Orders, sales and earnings before income taxes for IISG through the date of its sale in 2001 were approximately $499 million, $456 million and $39 million, respectively and were approximately $754 million, $572 million and $34 million, respectively, for 2000. Orders, sales and earnings for other exited businesses were not significant to the financial results of the segment.

        Financial results for the segment's ongoing businesses, excluding the impact of the exited IISG business and net special items, were:

CGISS Results of Operations for Ongoing Businesses, Excluding Special Items

	Years ended December 31
($ in millions)	2001	2000	1999

Orders	$3,970	$4,193	$4,034
Sales	$3,862	$4,008	$3,420
Earnings before income taxes	$318	$492	$389

        Excluding the impact of net special items and exited businesses from both years, sales decreased 4% in 2001 from $4.0 billion to $3.9 billion and orders decreased 5% in 2001 from $4.2 billion to $4.0 billion. Earnings before income taxes decreased 35% from $492 million to $318 million. The decrease in earnings is due to lower sales and an increase in manufacturing costs as a percent of sales, partially offset by lower selling, general and administrative costs resulting from the reorganization of businesses programs implemented.

        The Company anticipates that worldwide industry sales in 2002 for the two-way radio market will increase compared to 2001 due to increased unit demand for two-way radio products and systems. CGISS sales in 2002 are expected to be lower than in 2001 due to the sale of the IISG business in the third quarter of 2001. Excluding sales from this exited business, segment sales in 2002 are anticipated to be higher than in 2001 due to the industry sales growth expectations.

        The segment expects earnings before income taxes to be lower in 2002 than in 2001 because 2001 included a large non-recurring gain from the sale of IISG. Excluding the impact of net special items and exited businesses from both years, the segment expects earnings before income taxes to increase in 2002 as a result of an increase in sales and a favorable impact from the reorganization of businesses programs implemented throughout 2001.

        CGISS's products are marketed primarily to private radio system operators and public-safety providers worldwide. Demand for the segment's products will depend primarily on capital spending by these service providers for constructing, rebuilding or upgrading their communications systems. The amount of capital spending by these customers will be affected by a variety of factors, including general economic conditions, budget levels of governmental and other public agencies, and new legislation and regulations affecting the equipment sold by the segment.

        Significant events in the later part of 2001 have heightened the need for safety and security solutions worldwide. Public-safety, government and enterprise organizations are

F-24    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

seeking a wide range of detection and prevention capabilities, as well as communications interoperability and information-sharing across many users, and integrated voice, data and video capabilities. CGISS has been a leader in providing mission-critical communications and information solutions for more than 60 years, and the business is well-positioned to participate in this emerging opportunity as customers solidify their funding for safety and security.

Broadband Communications Segment

	Years ended December 31
($ in millions)	2001	2000	1999

Orders	$2,837	$3,791	$2,693
% change from prior year	-25%	41%	11%
Segment sales	$2,855	$3,416	$2,532
% change from prior year	-16%	35%	16%
Earnings (loss) before income taxes	$(436)	$1,251	$294
% change from prior year	-135%	325%	74%
Special items: income (charge)
Investment impairments	$(661)	$—	$—
Reorganization of businesses	(146)	(30)	—
Litigation/arbitration settlements	(33)	(87)	—
Sale of investments/businesses	—	851	67
Other	(76)	(42)	(112)

Net special items	$(916)	$692	$(45)

Earnings (loss) before income taxes, excluding special items	$480	$559	$339

% change from prior year	-14%	65%	56%

        The Broadband Communications segment (BCS) designs, manufactures and sells: (i) digital systems and set-top terminals for broadband cable and satellite television networks; (ii) high speed data products, including cable modems and cable modem termination systems (CMTS), as well as Internet Protocol (IP)-based telephony products; (iii) hybrid fiber/coaxial network transmission systems used by cable television operators; (iv) digital satellite television systems for programmers; (v) direct-to-home (DTH) satellite networks and private networks for business communications, and (vi) digital broadcast products for the cable and broadcast industries. Products are marketed primarily to cable television operators, satellite television programmers, and other communications providers worldwide.

        In 2001, segment sales declined 16% to $2.9 billion and orders declined 25% to $2.8 billion. These declines resulted from a slow down by cable service providers in making capital investments, including purchases of hybrid fiber/coaxial network transmission systems. The majority of the segment's sales and orders continued to be in North America.

        In 2001, the segment had a loss before income taxes of $436 million compared to earnings before income taxes of $1.3 billion a year ago. The decline in financial performance is due to the decrease in sales and $916 million of net special charges in 2001 compared to $692 million of income from net special items in 2000. The $916 million of net special charges in 2001 included: (i) $661 million for impairments in the Company's investment portfolio; (ii) $146 million for reorganization of businesses charges, primarily related to employee separations and inventory write-downs related to end-of-life products; (iii) $33 million for litigation settlements, and (iv) $76 million of other charges. 2000 earnings included $692 million of net special income items, comprised primarily of $851 million of gains from the sale of investments, partially offset by an $87 million litigation settlement, $30 million of inventory writedowns and $42 million of other charges.

        As a result of overall economic conditions and reduced cable operator spending, the segment took actions during 2001 to reduce manufacturing, selling, general and administrative costs. Consistent with existing business conditions, manufacturing headcount was reduced and two manufacturing locations were consolidated to reduce manufacturing costs. In addition, selling, general and administrative spending was reduced, including the reduction of employees in this area by approximately 20% since the end of 2000.

        Excluding the impact of net special items, earnings before income taxes decreased 14% to $480 million in 2001 compared to $559 million in 2000. Earnings decreased due to the decline in sales, partially offset by lower selling, general and administrative expenses resulting from the benefits of the reorganization of businesses programs implemented in 2001.

        Segment sales in 2002 are expected to decline versus 2001 due to anticipated further reductions in capital spending and tighter inventory management by cable service providers and reduced modem sales prices. The segment expects to return to profitability in 2002 due to an expectation that the special charges which caused the segment's loss in 2001

                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    F-25

will not be repeated to the same degree in 2002, as well as a favorable impact from reorganization of businesses programs implemented throughout 2001.

        In late 2001 and early 2002, the segment continued its strategy of enhancing its end-to-end infrastructure product portfolio to address the emerging needs of broadband operators. In October 2001, the segment completed the acquisition of RiverDelta Networks, Inc., a leading provider of carrier-class broadband routing, switching, cable modem termination system (CMTS), and service management solutions. The addition of RiverDelta has increased the segment's technical expertise and product offerings, with products ranging from high-density solutions for operators who want to support advanced services, to modular configurations for small/distributed networks. In January 2002, BCS completed the acquisition of Synchronous, Inc., a leading provider of fiber optic systems for video, data and voice transmission. The addition of the Synchronous technical staff and optical networking technology expands the segment's infrastructure product suite to provide broadband network operators with the solutions they require to deliver an increasing number of data-intensive services.

        Because of continuing consolidation within the cable industry worldwide, a small number of operators own a majority of cable television systems and account for a significant portion of the capital spending made by cable television system operators. Last year, sales to BCS's two largest customers, AT&T Broadband and Charter Communications, represented 32% of total sales. The loss of business from either of these customers or any other significant operator could have a material adverse effect on the segment's business. The segment does not have any material long-term contracts with its customers.

        The segment's products are marketed primarily to cable television operators, satellite television programmers, and other communications providers worldwide. Demand for BCS's products depends primarily on capital spending by these communications providers to construct, rebuild or upgrade their communications systems. The amount of capital spending by these customers is affected by a variety of factors, including: general economic conditions; the continuing trend of consolidation within the cable industry; the financial condition of cable television system operators and alternative communications providers, including their access to financing; technological developments; standardization efforts that impact the deployment of new equipment, and new legislation and regulations affecting the equipment sold by the segment. Due to the economic recession in 2001, the segment's customers significantly reduced their capital spending from 2000 levels. The Company expects this trend to continue in 2002.

Semiconductor Products Segment

	Years ended December 31
($ in millions)	2001	2000	1999

Orders	$4,254	$7,974	$8,077
% change from prior year	-47%	-1%	9%
Segment sales	4,936	7,876	7,370
% change from prior year	-37%	7%	1%
Earnings (loss) before income taxes	(2,142)	163	619
% change from prior year	***	-74%	151%
Special items: income (charge)
Reorganization of businesses	(841)	(274)	—
Gain (loss) on sale of investments/businesses	—	43	373
In-process research and development	—	(224)	(42)
Other	(93)	(59)	(5)

Net special items	(934)	(514)	326

Earnings (loss) before income taxes, excluding special items	$(1,208)	$677	$293

% change from prior year	-278%	131%	166%

*** Percent change not considered meaningful

        The Semiconductor Products segment (SPS) designs, produces and sells embedded processors for customers serving the networking and computing, transportation and standard product, and wireless/broadband markets. SPS offers multiple technologies enabling customers to develop smarter, faster, and synchronized products for the person, work team, home and automobile. The markets served by SPS represent approximately 90% of the total worldwide semiconductor industry.

        In 2001, segment sales decreased 37% to $4.9 billion and orders declined 47% to $4.3 billion. Segment sales growth was negatively impacted by the cyclical downturn of the semiconductor industry that began in the second half of 2000 and continued throughout 2001. In 2001, sales in

F-26    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

both the worldwide semiconductor industry and the markets served by SPS experienced a decline of 32% percent. The semiconductor industry, which traditionally has had volatile sales cycles, had its worst decline in history in 2001. Average selling prices for semiconductor products declined as manufacturers aggressively priced their products in response to declining demand. The industry was negatively impacted by excess manufacturing capacity in a declining market. Over the past several years and throughout the industry, manufacturers have been increasing capacity, much of which was not needed as demand for semiconductor products began to drop in the second half of 2000 and continued to drop throughout 2001.

        On an end-market basis, orders were down very significantly in the Networking and Computing Systems Group, down significantly in the Wireless and Broadband Subscriber Systems Group and down in the Transportation Standard Products Group. Sales were down significantly in the Networking and Computing Systems and Wireless and Broadband Subscriber Systems Groups and down in the Transportation Standard Products Group.

        On a geographic basis, orders were down very significantly in the Americas and Europe, down significantly in Japan and down in the Asia/Pacific region. Sales were down significantly in the Americas and Europe and down in all other regions. Sales to Motorola internal business units consumed 22% of the segment's output in 2001 compared with 25% in 2000.

        In 2001, the segment incurred a loss before income taxes of $2.1 billion compared with earnings before income taxes of $163 million in 2000. The loss for 2001 included $934 million of net special charges, comprised primarily of: (i) $841 million of charges for reorganization of businesses, of which $228 million was included in manufacturing and other costs of sales; (ii) $25 million for intangible asset impairments, and (iii) $23 million for impairments in the Company's investment portfolio. The reorganization of businesses charges were primarily for asset writedowns and employee separation charges related to the closure of eight factories. 2000 earnings included $514 million of net special charges, comprised primarily of: (i) $274 million of charges for reorganization of businesses related to the closure of three factories; (ii) $224 million of charges for the write-off of acquired in-process research and development related to the acquisition of C-Port Corporation, Wavemark Technologies, Inc. and HIWARE AG, and (iii) $43 million of gains from the sale of investments.

        During 2001, the segment implemented a cost-reduction program designed to improve performance. A focus of the segment's new business model is to substantially reduce fixed asset expenditures and increase utilization rates. This includes sizing the organization to reflect the current business environment, closing older, less-efficient factories and moving the loadings into remaining manufacturing facilities. Employment reductions completed in 2001 totaled approximately 4,000, with an additional 6,000 reductions announced for completion during 2002. In total, these reductions represent 28% of SPS's workforce at 2000 year end. The announced manufacturing closures and phase-outs will decrease the number of operating fabrication and high-volume assembly/test sites from 22 in 2000 to 10 at year-end 2002. In 2002, SPS will completely or partially shut-down facilities in Sendai, Japan; Hong Kong; South Queensferry, Scotland; Austin, Texas, and Mesa, Arizona. When economically feasible, SPS plans to resume using foundries for a larger percentage of standard manufacturing, while using its facilities primarily to produce leading-edge and specialty technologies. SPS also will rely increasingly on joint ventures and partnerships to share the costs of funding major capital projects and research and development.

        Additionally, a focus of the segment's new business model is to license more of its intellectual property and to increase royalty revenues over the next several years. Included in this initiative are patent cross-license and process technology licenses and agreements with partners to commercialize manufacturing invention and know-how the segment created in the course of conducting its business.

        Capital expenditures in the segment decreased to $613 million in 2001 from $2.4 billion in 2000. The reduced expenditures were in response to the overcapacity created by the downturn in the semiconductor industry. The segment's capital expenditures in 2002 are expected to be significantly lower than those in 2001, based upon the Company's current estimate of 2002 industry sales growth. The Company does not anticipate a need for a significant increase in SPS manufacturing capacity.

        Excluding the impact of net special items from both years, the segment had a loss before income taxes of $1.2 billion in 2001 compared with earnings before income taxes of $677 million in 2000. The decrease in profitability resulted from the significant reduction in sales discussed above, partially offset by initial benefits from the cost-reduction actions taken during 2001.

        Semiconductor industry growth for 2002 remains difficult to forecast, however the Company currently anticipates industry sales growth of 5% to 10%, with sequential improvement expected in each quarter of 2002. SPS's sales in 2002 are expected to be higher than in 2001 as a result of the anticipated industry-wide sales growth. The quarterly pattern should reflect sequential growth that should mirror the sequential decline we experienced in 2001. The segment expects losses to be lower in 2002 than in 2001, largely due to decreased special charges and a favorable impact from the reorganization of businesses programs implemented throughout 2001.

                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    F-27

Integrated Electronic Systems Segment

	Years ended December 31
($ in millions)	2001	2000	1999

Orders	$2,094	$2,920	$2,654
% change from prior year	-28%	10%	18%
Segment sales	$2,239	$2,869	$2,592
% change from prior year	-22%	11%	17%
Earnings (loss) before income taxes	$(211)	$184	$192
% change from prior year	-215%	-4%	24%
Special items: income (charge)
Reorganization of businesses	$(141)	$(43)	$—
Gain (loss) on sale of investments/businesses	—	30	6
Other	(38)	(12)	(5)

Net special items	$(179)	$(25)	$1

Earnings (loss) before income taxes excluding special items	$(32)	$209	$191

% change from prior year	-115%	9%	19%

        The Integrated Electronic Systems segment (IESS) designs, manufactures and sells automotive and industrial electronics systems and solutions, portable energy storage products and systems, and multi-function embedded board and computer system products.

        In 2001, segment sales decreased 22% from $2.9 billion to $2.2 billion and orders decreased 28% to $2.1 billion. Automotive and industrial electronics systems sales decreased primarily due to a decrease in vehicle production in the U.S. and Europe. Energy storage products sales decreased due to a decrease in average selling prices and a downturn in wireless telephone industry sales. Sales of multi-function embedded board and computer system products decreased very significantly due to a severe downturn in the computer systems products equipment industry.

        The segment incurred a loss before income taxes of $211 million compared to earnings before income taxes of $184 million a year earlier. The decline in financial performance was due to lower sales and an increase in net special charges compared to 2000. The 2001 loss includes $179 million of net special charges, comprised primarily of $141 million of charges for reorganization of businesses, primarily related to employee separation charges, exit costs and asset writedowns. The net special charges of $25 million in 2000 were comprised primarily of $43 million for reorganization of businesses charges, partially offset by $30 million of gains from the sale of investments and businesses.

        During 2001, IESS continued implementing major cost-reduction actions intended to improve its cost structure, refocus long-term strategies and improve the competitiveness of the segment. The segment moved production from Dublin, Ireland; Harvard, Illinois, and Lawrenceville, Georgia to Nogales, Mexico; Penang, Malaysia, and Tianjin, China. As a result, IESS stopped manufacturing at each of these three manufacturing facilities. IESS is also in the process of moving auto body production from Elma, New York to Nogales, Mexico. As a result, it has significantly downsized the Elma manufacturing facility. Based upon a reassessment of the segment's cost structure, IESS exited the facility in Stotfold, UK and is in the process of establishing a regional automotive headquarters in Munich, Germany.

        IESS exited several businesses to realign its long-term business strategies. As a result, the segment consolidated and closed several sales, distribution and administration facilities. In addition, IESS has reduced the number of its employees by 21% since the end of 2000.

        Excluding the impact of net special charges from both years, the segment incurred a loss before income taxes of $32 million in 2001 compared to earnings before income taxes of $209 million in 2000. The decrease in earnings is primarily due to lower sales.

        2002 segment sales are expected to be lower than in 2001, primarily due to an expected further decline in sales of multi-function embedded board and computer system products. These products are sold to the telecommunications equipment industry, which continues to be adversely affected by declining capital expenditures by telecommunications service providers. Despite lower anticipated sales, the segment expects to be profitable in 2002 due to a favorable impact from the reorganization of businesses programs implemented throughout 2001.

        A significant portion of the segment's business is dependent upon other Motorola businesses and three external customers. In 2001, 52% of IESS's sales came from four customers: Motorola internal businesses, 25%; Ford (including Jaguar), 10%; Daimler-Chrysler, 9%; and GM (including OnStar), 8%. Each of these key customers is served by more than one group within the segment and with multiple product offerings within the groups. The loss of a significant portion of these customers' business could have a material adverse effect upon the segment.

F-28    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Demand for the segment's automotive products is linked to automobile sales in the United States and other countries. Demand for portable energy storage products is linked to sales of other industry segments within Motorola. Demand for multi-function embedded board and computer system products is linked to demand for manufacturing systems, imaging, and telecommunications products in the United States and other countries. The segment experiences competition from numerous global competitors, including automobile manufacturers' internal or affiliated electronic control suppliers.

Other

	Years ended December 31
($ in millions)	2001	2000	1999

Segment sales	$755	$1,057	$804
% change from prior year	(29% )	31%	(34% )
Loss before income taxes	$(256)	$(253)	$(556)
% change from prior year	(1% )	54%	(51% )
Special items: income (charge)
Gain on sale of investments/businesses	$1,315	$570	$526
Investment impairments	(351)	—	—
Reorganization of businesses	(234)	(115)	47
Goodwill impairment	(81)	—	—
Amortization of goodwill	(19)	(55)	(57)
General Instrument merger integration costs	—	(98)	—
Iridium related	(365)	—	(552)
In-process research and development	—	(80)	—
Other	(106)	(12)	(101)

Net special items	$159	$210	$(137)

Loss before income taxes, excluding special items	$(415)	$(463)	$(419)

% change from prior year	10%	(11% )	41%

        Other is comprised of the Other Products segment and general corporate items. The Other Products segment includes: (i) various corporate programs representing developmental businesses and research and development projects; (ii) the Company's holdings in cellular operating companies outside the U.S.; (iii) the Internet Software and Content Group, which provides end-to-end application services to the Company's segments, and (iv) Next Level Communications, Inc., a publicly-traded subsidiary in which the Company has a controlling interest.

        Other sales were down 29% to $755 million compared to $1.1 billion a year ago. The decrease in sales is due primarily to the disposition of the Company's holdings in cellular operating companies and the sale of the Multiservice Networks Division (MND) in 2001. Other Products and general corporate items generated a loss before income taxes of $256 million in 2001 compared to a loss of $253 million in 2000. The loss in 2001 includes $159 million of income from net special items, including $1.3 billion of gains from sales of investments and businesses, primarily from the Company's sale of its investments in cellular operating companies outside the U.S., offset by $1.2 billion of special charges, comprised primarily of: (i) $365 million related to an unfavorable court ruling in litigation involving the company's guarantee of a credit agreement for Iridium LLC; (ii) $351 million for impairments in the Company's investment portfolio; (iii) $234 million for reorganization of businesses, comprised primarily of employee severance and exit costs, and (iv) $81 million for impairment of goodwill. The loss in 2000 included $210 million of income from net special items, including $570 million of gains on sales of investments and businesses, partially offset by special charges, comprised primarily of: (i) $115 million for reorganization of businesses, (ii) $98 million of General Instrument merger integration costs and (iii) $80 million for in-process research and development charges related to the acquisition of Clinical Micro Sensors, Inc.

        Sales in 2002 are anticipated to be lower than in 2001 due to the sale of holdings in cellular operating companies and MND. The segment expects losses before income taxes to be lower in 2002 compared to 2001 due to a favorable impact from reorganization of businesses programs implemented throughout 2001.

Market Risk Factors

Foreign Exchange Market Risk

        See Note 1 to the Consolidated Financial Statements and Notes in this appendix to the Proxy Statement for a description of the Company's currency translation and transaction accounting policies, and Note 4 for information

                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    F-29

about the Company's currency exposure management policy and strategy.

        Foreign exchange financial instruments that are subject to the effects of currency fluctuations which may affect reported earnings include derivative financial instruments and other financial instruments, which are not denominated in the currency of the legal entity holding the instrument. Derivative financial instruments consist primarily of forward contracts. Other financial instruments, which are not denominated in the currency of the legal entity holding the instrument, consist primarily of cash, short-term deposits, long-term financing receivables, equity investments, and notes as well as accounts payable and receivable. Accounts payable and receivable are reflected at fair value in the financial statements. The fair value of the remainder of the foreign exchange financial instruments would hypothetically decrease by $69 million as of year-end 2001 if the U.S. dollar were to appreciate against all other currencies by 10%. This hypothetical amount is suggestive of the effect on future cash flows under the following conditions: (i) all current payables and receivables that are hedged were not realized; (ii) all hedged commitments and anticipated transactions were not realized or canceled, and (iii) hedges of these amounts were not canceled or offset. The Company does not expect that any of these conditions will be realized. The Company expects that gains and losses on the derivative financial instruments should offset gains and losses on the assets, liabilities and future transactions being hedged. If the hedged transactions were included in the sensitivity analysis, the hypothetical change in fair value would be immaterial. The foreign exchange financial instruments are held for purposes other than trading.

Argentina Exposure

        In December 2001, the Argentine government issued currency withdrawal restrictions and banking and exchange holidays causing uncertainties in the financial markets. As a result of these government actions and the resulting currency devaluation, the Company established a $54 million reserve at December 31, 2001 to cover increased credit risk on U.S. dollar denominated receivables due from customers operating in Argentina.

        In 2002, a new dual currency system was announced in Argentina creating a system in which certain transactions will be settled at an expected fixed rate of 1.4 pesos to the dollar, while non-qualifying transactions will be settled using a free floating market exchange rate which averaged 1.8 pesos to the dollar throughout January and subsequently has continued to fall. Also, the Argentine government set up a commission within the Ministry of Economy to discuss and establish policies for license agreements with incumbent operators of basic telephony services. The resulting policies require such operators to settle future transactions using the floating market exchange rate.

        Motorola has a 25% equity investment in an Argentine operating company that offers telephony services. As a result of the prevailing economic environment and regulatory changes instituted in 2002 in Argentina, the Argentine peso was adopted as the functional currency for this entity. The impact of this change and the subsequent continued devaluation of the Argentine peso will result in the Company taking a first quarter 2002 charge of $95 million to write the value of the investment to zero.

Interest Rate Risk

        The Company has fixed-income investments consisting of cash equivalents, short-term investments, and long-term finance receivables.

        The majority of the long-term finance receivables are floating rate notes subject to periodic interest rate adjustments. The Company's practice is to fund these receivables with commercial paper to minimize the effects of interest rate changes. Management does not expect gains or losses on short-term investments and short-term debt to have a material effect on the Company's financial position, liquidity or results of operations.

        In June 1999, the Company's finance subsidary entered into interest rate swaps to change the characteristics of the interest rate payments on its $500 million 6.75% debentures due 2004 from fixed-rate payments to short-term LIBOR based variable rate payments in order to match the funding with its underlying assets. The fair value of these interest rate swaps at December 31, 2001 was $38 million and would hypothetically decrease by $1.2 million if LIBOR rates were to increase by a hypothetical 10%.

        Except for these interest rate swaps, at December 31, 2001, the Company had no outstanding commodity derivatives, currency swaps or options relating to either its debt instruments or investments.

Fair Value Hedges

        The ineffective portion of changes in fair value of hedge positions reported in earnings for the year ended December 31, 2001 was pre-tax income of $2.1 million and is recorded in selling, general and administrative expense in the Company's consolidated statements of operations. The Company did not have any amount excluded from the measure of effectiveness and had no fair value hedges discontinued for the year ended December 31, 2001.

Cash Flow Hedges

        The ineffective portion of changes in fair value of hedge positions reported in earnings for the year ended December 31, 2001 resulted in a charge of $9.3 million before income taxes, and is recorded in selling, general and administrative expense in the Company's consolidated statements of operations. The Company did not have any amount excluded from the measure of effectiveness and had no cash flow hedges discontinued for the year ended December 31, 2001.

F-30    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        During 2001, income of $51 million was reclassified from equity to earnings. If exchange rates do not change from year-end, the Company estimates that $6 million of pre-tax net derivative gains included in other comprehensive income would be reclassified into earnings within the next twelve months and will be reclassified in the same period that the hedged item affects earnings. The actual amounts that will be reclassified into earnings over the next twelve months will vary from this amount as a result of changes in market conditions.

        At December 31, 2001, the maximum term of derivative instruments that hedge forecasted transactions, except those related to payment of variable interest on existing financial instruments, was 3 years. However, on average, the duration of the Company's derivative instruments that hedge forecasted transactions was 8 months.

Net Investment in Foreign Operations Hedge

        At December 31, 2001, the Company did not have any hedges of foreign currency exposure of net investments in foreign operations. However, the Company expects that it may hedge investments in foreign subsidiaries in the future.

Investments Hedge

        The Company does not have any derivatives to hedge the value of its equity investments in affiliated companies.

Fair Value of Financial Instruments

        The Company's financial instruments include cash equivalents, short-term investments, accounts receivable, long-term finance receivables, accounts payable, and accrued liabilities, notes payable, long-term debt, foreign currency contracts and other financing commitments.

        Using available market information, the Company determined that the fair value of long-term debt at December 31, 2001 was $7.6 billion compared to a carrying value of $8.4 billion. Since considerable judgment is required in interpreting market information, the fair value of the long-term debt is not necessarily indicative of the amount which could be realized in a current market exchange.

        The fair values of the other financing commitments could not be reasonably estimated at December 31, 2001. The fair values of the other financial instruments were not materially different from their carrying or contract values at December 31, 2001.

Environmental Matters

        A discussion of the Company's environmental matters is detailed in Note 8 to the consolidated financial statements.

Euro Conversion

        On January 1, 1999, the Euro was created. Twelve of the fifteen member countries of the European Union (EU) have adopted the Euro as their common legal currency. Until January 1, 2002, either the Euro or a participating country's previous currency (a "national currency") was accepted as legal currency. Since January 1, 2002, Euro-denominated notes and coins are being issued and national currencies are being withdrawn from circulation.

        The Company formed a joint European-United States task force to assess the potential impact to the Company from the introduction of the Euro. In addition to tax and accounting considerations, the Company assessed the potential impact from the Euro conversion in a number of areas, including: (1) the technical challenges to adapt information technology and other systems to accommodate Euro-denominated transactions; (2) the competitive impact of cross-border price transparency, which may make it more difficult for businesses to charge different prices for the same product in different countries; (3) the impact on existing contracts; and (4) the impact on currency exchange costs and currency exchange rate risk.

        The Company established a Euro project plan with two phases. Each business segment was responsible for following this plan, and internal audit has reviewed progress against established milestones. Phase I of the plan was to enable the Company to be "Euro-capable," meaning able to process Euro transactions and comply with all relevant EU and national regulations. All business segments accomplished this by January 1, 1999. Phase II of the plan was to enable various Motorola businesses in Europe to become "Euro-functional," meaning that the functional currency used by the businesses in relevant countries would be the Euro. This was accomplished by all business segments in 2001.

        The introduction of the Euro and the phasing out of national currencies has not had a material adverse effect on the Company and the costs of the conversion to the Company have not been material.

Significant Accounting Policies

        Management's Discussion and Analysis of Financial Condition and Results of Operations discusses the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

        On an ongoing basis, management evaluates its estimates and judgments, including those related to bad debts, inventories, investments, intangible and other long-lived

                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    F-31

assets, income taxes, financing operations, warranty obligations, product returns, restructuring costs, retirement benefits, litigation and contingencies. Management bases its estimates and judgments on historical experience, current economic and industry conditions and on various other factors that are believed to be reasonable under the circumstances. This forms the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Management believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Valuation of Investments and Long-Lived Assets

        The Company assesses the impairment of investments and long-lived assets, which includes identifiable intangible assets, goodwill and plant and equipment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors considered important which could trigger an impairment review include the following:

    —
    underperformance relative to expected historical or projected future operating results;

    —
    changes in the manner of use of the assets or the strategy for our overall business;

    —
    negative industry or economic trends;

    —
    declines in stock price of an investment for a sustained period; and

    —
    our market capitalization relative to net book value.

        When the Company determines that the carrying value of intangible assets, goodwill and long-lived assets may not be recoverable an impairment charge is recorded. Impairment is measured based on a projected discounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in our current business model or prevailing market rates of investment securities, if available.

        Beginning in late 2000 and continuing throughout 2001 as a result of the Company's initiatives to consolidate operations and exit businesses, impairment reviews were performed. Based upon these reviews, management determined that various long-lived and intangible assets had been impaired and impairment charges were recorded totaling $963 million and $344 million for 2001 and 2000, respectively. These impaired assets were located primarily in the Semiconductor Products segment (at manufacturing locations in Texas, Arizona, Hong Kong, Japan and the 5-inch and 6-inch wafer technologies manufacturing facilities in Scotland) and in the Personal Communications segment (at manufacturing facilities in Illinois, Florida, Scotland, Ireland and Germany).

        As a result of the downturn of the worldwide economic environment and capital markets, our available-for-sale securities portfolio reflected a net unrealized pre-tax loss of $1.9 billion in 2001. Management determined that the decline in the value of certain individual investments in the portfolio was other-than-temporary and recorded an impairment charge of $1.2 billion in 2001.

        In 2002, Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" became effective and as a result, the Company will cease to amortize approximately $1.3 billion of unamortized goodwill. The Company had recorded approximately $165 million of amortization on these amounts during 2001. In lieu of amortization, the Company is required to perform an initial impairment review of our goodwill in 2002 and an impairment review at least annually thereafter. The Company has completed its review and does not expect to record an impairment charge based on these results.

        At December 31, 2001 the net value of these assets were as follows (in millions):

Property, plant and equipment	$8,913
Investments	2,995
Intangible assets	537
Goodwill	1,250

Total	$13,695

        The Company cannot predict the occurrence of future impairment triggering events nor the impact such events might have on these reported asset values. Such events may include strategic decisions made in response to the economic conditions relative to product lines, operations and the impact of the economic environment on our customer base.

F-32    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Allowance for Losses on Finance Receivables

        The Company has historically provided financing to certain customers in connection with sizeable purchases of the Company's infrastructure equipment. Financing provided has included all or a portion of the equipment purchase price, as well as working capital for certain purchasers.

        Total financing receivables at December 31, 2001 and 2000 were $2.76 billion and $2.89 billion, respectively, with an allowance for losses on these receivables of $1.65 billion and $239 million, respectively. Of the receivables at December 31, 2001, $2.54 billion ($916 million, net of allowance for losses of $1.62 billion) were considered impaired due to management's determination that the customer will not pay all amounts due according to the original contractual terms of the loan agreement. By comparison, impaired receivables at December 31, 2000 were $72 million ($48 million, net of allowance for losses of $24 million).

        Management periodically reviews customer account activity in order to assess the adequacy of the allowances provided for potential losses. Factors considered include economic conditions, collateral values and each customer's payment history and credit worthiness. Adjustments, if any, are made to reserve balances following the completion of these reviews to reflect management's best estimate of potential losses. The resulting net receivable balance is intended to represent the estimated realizable value as determined based on the fair value of the underlying collateral, if the receivable is collateralized, or the present value of expected future cash flows discounted at the effective interest rate implicit in the underlying receivable.

Retirement-Related Benefits

        The Company accounts for its pension benefits and its postretirement healthcare benefits using actuarial models required by SFAS No. 87, "Employers' Accounting for Pensions" and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", respectively. These models use an attribution approach that generally spreads individual events over the service lives of the employees in the plan. Examples of "events" are plan amendments and changes in actuarial assumptions such as discount rate, expected long-term rate of return on plan assets, and rate of compensation increases. The principle underlying the required attribution approach is that employees render service over their service lives on a relatively smooth basis and, therefore, the income statement effects of pension benefits or postretirement healthcare benefits are earned in, and should follow, the same pattern.

        One of the principal components of the net periodic pension calculation is the expected long-term rate of return on plan assets. The required use of expected long-term rate of return on plan assets may result in recognized pension income that is greater or less than the actual returns of those plan assets in any given year. Over time, however, the expected long-term returns are designed to approximate the actual long-term returns and therefore result in a pattern of income and expense recognition that more closely matches the pattern of the services provided by the employees. Differences between actual and expected returns are recognized in the net periodic pension calculation over five years.

        The Company uses long-term historical actual return experience with consideration to the expected investment mix of the plans' assets, and future estimates of long-term investment returns to develop its expected rate of return assumption used in the net periodic pension calculation. Historically, the Company has experienced actual returns which on an on-going basis continue to support its 9% return assumption.

        The discount rate assumptions used for pension benefits and postretirement healthcare benefits accounting reflects at December 31 of each year the prevailing market rates for high-quality fixed-income debt instruments that, if the pension benefit obligation was settled at the measurement date would provide the necessary future cash flows to pay the benefit obligation when due. Using this process, the Company changed its discount rate assumption from 7.5% to 7.25%, effective December 31, 2001. This change is not expected to have a material effect on the Company's 2002 results of operations.

        The rate of compensation increase is another significant assumption used in the actuarial model for pension accounting and is determined by the Company based upon its long-term plans for such increases which currently is 4.5%. For retiree medical plan accounting, the Company reviews external data and its own historical trends for health care costs to determine the health care cost trend rates.

        The impact on the future operating results of the company in relation to retirement-related benefits is dependent on economic conditions, employee demographics and investment performance.

Long-Term Contract Accounting

        The Company applies the percentage-of-completion methodology as stated in Statement of Position 81-1 "Accounting for Performance of Construction-Type and Certain Production-Type Contracts" to recognize revenues on various long-term contracts involving proven technologies. These contracts primarily involve the design, engineering, manufacturing, and installation of wireless infrastructure communication systems in GTSS and two-way radio voice and data systems in CGISS. These systems are designed to meet specific customer specifications and typically require an extended period of time to construct.

        We execute contracts with our customers that describe the equipment and system specifications that we will be delivering including the consideration we will be receiving. Revenue is recognized as work progresses on each contract and is based on the percentage of costs incurred to date

                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    F-33

compared to the total estimated contract costs. We prepare estimates of total contract costs and of our progress toward completion of each contract using estimates and judgments based on historical experience and on other factors that we believe to be relevant under the circumstances. Management regularly assesses normal, recurring business risks and uncertainties inherent in these customer contracts and considers the impact, if any, of these uncertainties in the preparation of contract estimates. These uncertainties may include system performance and implementation delays resulting from events both within and outside the control of the Company. Losses on individual contracts, if any, are recognized during the period in which the loss first becomes evident.

        Changes in these estimates could negatively impact the Company's operating results. In addition, unforeseen conditions could arise over the contract term that may have a significant impact on the operating results. It is reasonably likely that different operating results would be reported if the Company used other acceptable revenue recognition methodologies, such as the completed-contract method, or applied different assumptions.

Deferred Tax Asset Valuation

        The Company recognizes deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. The Company regularly reviews its deferred tax assets for recoverability and establishes a valuation allowance based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and the implementation of tax-planning strategies. If the Company continues to operate at a loss or is unable to generate sufficient future taxable income, or if there is a material change in the actual effective tax rates or time period within which the underlying temporary differences become taxable or deductible, the Company could be required to increase its valuation allowance against its deferred tax assets resulting in an increase in its effective tax rate and an adverse impact on operating results.

        At December 31, 2001, the Company had U.S. tax carryforwards of approximately $1.8 billion, primarily foreign tax credit carryovers of which $166 million, if unused, will expire in 2002. The deferred tax asset for U.S. tax carryforwards is determined to be realizable based on management's estimates of future taxable income and the implementation of certain tax-planning strategies. As a result no valuation allowance has been provided. Should the Company fail to generate enough taxable income in 2002 to utilize the foreign tax credit carryovers that are scheduled to expire, the portion of the credits unused will result in an increase in the Company's effective tax rate. In addition, certain non-U.S. subsidiaries, primarily in Germany and the UK, have generated tax loss carryforwards resulting in gross deferred tax assets of $527 million at December 31, 2001. Due to the uncertainty in certain countries as to the realizability of these amounts, management has provided a valuation allowance of $493 million at December 31, 2001 resulting in net non-U.S. subsidiary deferred tax assets of $34 million.

Inventory Valuation Reserves

        The Company records valuation reserves on its inventory for estimated obsolescence or unmarketability. The amount of the writedown is equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. In addition to normal excess and obsolescence provisions for inventory the Company recorded charges for product portfolio simplifications in its businesses in 2000 and 2001 mainly in the PCS business. In the latter half of 2000, actual demand and market conditions lead the Company to discontinue analog and first-generation digital wireless telephones. As a result, the Company recorded inventory write downs of $825 million in 2000. During 2001, the Company recorded an additional $585 million of inventory write downs due to accelerated erosion of average selling prices for these products.

        Net Inventories consisted of the following:

December 31	2001	2000

Finished goods	$1,140	$2,005
Work-in-process and production materials	2,782	4,281

	3,922	6,286
Less inventory reserves	(1,166)	(1,044)

	$2,756	$5,242

        The Company balances the need to maintain strategic inventory levels to ensure competitive lead times with the risk of inventory obsolescence due to rapidly changing technology and customer requirements. If actual future demand or market conditions are less favorable than those projected by management, additional inventory write downs may be required.

Recent Accounting Pronouncements

        In June 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". Statement 141 requires that the purchase method of accounting be used for all business combinations subsequent to June 30, 2001 and specifies criteria for recognizing intangible assets acquired in a business combination. Statement 142 requires that goodwill no longer be amortized, but instead be tested for impairment at least annually. Goodwill related to acquisitions prior to July 1, 2001 continued to be amortized through December 31, 2001 as required in the transition guidance. Goodwill related to acquisitions subsequent to June 30, 2001 was not amortized. If it had been amortized it would have reduced earnings by $19 million in 2001. Intangible assets with definite

F-34    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

useful lives will continue to be amortized over their respective estimated useful lives. Statement No. 142 is effective January 1, 2002. The Company does not expect the adoption of this statement will have a material impact on the Company's financial position, results of operations or cash flows.

        In June 2001, the FASB issued Statement No. 143, "Accounting for Asset Retirement Obligations." This statement requires that the fair value of a liability for legal obligations associated with the retirement of tangible long-lived assets be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. Such legal obligations include obligations a party is required to settle as a result of an existing or enacted law, statute, or ordinance, or written or oral contract. These associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. This statement is effective for fiscal years beginning after June 15, 2002. The Company does not expect that the adoption of this statement will have a material impact on the Company's financial position, results of operations or cash flows.

        In August 2001, the FASB issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While the statement supersedes Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", it retains many of the fundamental provisions of that statement. Statement No. 144 also retains the requirement to report separately discontinued operations (Opinion No. 30) and extends that reporting to a component of an entity that either has been disposed of by sale, abandonment, or in a distribution to owners or is classified as held for sale. Statement No. 144 is effective for fiscal years beginning after December 15, 2001. The Company does not expect the adoption of this statement will have a material impact on the Company's financial position, results of operations or cash flows.

Business Risks

        With the exception of historical facts, the statements in Management's Discussion and Analysis of Financial Condition and Results of Operations are forward-looking statements based on current expectations that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements about: (i) 2002 financial performance by the Company or any of its segments, including sales and profitability; (ii) special items that may occur in 2002; (iii) manufacturing and other costs of sales in 2002; (iv) selling, general and administrative costs in 2002; (v) research and development expenditures in 2002; (vi) capital expenditures by the Company or any of its segments in 2002; (vii) depreciation expense in 2002; (viii) future charges, payments and use of accruals in connection with reorganization of businesses programs; (ix) interest expense in 2002; (x) the effective tax rate for 2002; (xi) net accounts receivable and weeks receivable in 2002; (xii) inventory levels and inventory turns in 2002; (xiii) cost savings from reorganization of businesses programs; (xiv) the Company's ability to access the capital markets; (xv) the adequacy of reserves relating to long-term finance receivables and other contingencies; (xvi) the outcome of pending litigation; (xvii) 2002 industry shipments of wireless handsets; (xviii) expected market share gains; (xix) industry-wide sales of wireless infrastructure equipment in 2002; (xx) timing of migration to UMTS; (xxi) the impact to the Company or any of its segments from losing major customers; (xxii) expected market share gains; (xxiii) the level of financing support provided to customers; (xxiv) worldwide industry sales for the two-way radio market; (xxv) 2002 capital spending by communications providers; (xxvi) worldwide semiconductor industry growth in 2002; (xxvii) the introduction of new products or technology and the impact on the Company, and (xxviii) the impact of ongoing currency policy in Argentina and other foreign currency exchange risks.

        We wish to caution the reader that the following important business risks and factors, and those business risks and factors described elsewhere in the commentary or in our other Securities and Exchange Commission filings, could cause our actual results to differ materially from those stated in the forward-looking statements.

General

Impact of the Economic Recession

  •
  Our business has been very negatively impacted by the economic recession that began in the latter part of 2000. We incurred a sizeable net loss in 2001 and expect to continue to incur a net loss in the first half of 2002. The success of ongoing changes in fiscal, monetary and regulatory policies worldwide will continue to influence the severity and the length of this recession. If these actions are not successful in spurring overall economic recovery, our business will continue to be negatively impacted as our customers buy fewer products and services from us.

Uncertainty of Current Economic Conditions

  •
  Current conditions in the domestic and global economies are extremely uncertain. As a result, it is difficult to estimate the level of growth for the economy as a whole. It is even more difficult to estimate growth in various parts of the economy, including the markets in which we participate. Because all components of our budgeting and forecasting are dependent upon estimates of growth in the markets we serve and demand for our products, the prevailing economic uncertainties render estimates of future income and expenditures even more difficult than usual to make. The future direction of the overall domestic

                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    F-35

    and global economies will have a significant impact on our overall performance.

Impact of Terrorist Attacks

  •
  The terrorist attacks in 2001 created many economic and political uncertainties that have severely impacted the global economy. We experienced a further decline in demand for our products after the attacks. The long-term effects of the attacks on our business and the global economy remain unknown. In addition, the potential for future terrorist attacks is creating worldwide uncertainties and makes it very difficult to estimate how quickly the economy will recover and our results will improve.

Lack of Predictability of Operating Results

  •
  Operating results for future periods are never perfectly predictable even in the most certain of economic times. We expect to continue to experience fluctuations in our quarterly results and in our guidance, when provided, for future financial performance. These fluctuations, which could be large, may cause substantial variability in the market price of our stock.

Impact of Cost-Reduction Efforts

  •
  During the second half of 2000 and throughout 2001, we implemented a strategic initiative to reduce costs and simplify our product portfolios in all of our businesses. We discontinued product lines, exited businesses, consolidated manufacturing operations and reduced our employee population by approximately 36,000. The impact of these cost-reduction efforts on our profitability may be influenced by:
  •
  Our ability to successfully complete these ongoing efforts.
  •
  The possibility that these efforts may not generate the level of cost savings we expect or enable us to effectively compete and return to profitability.
  •
  The risk that we may not be able to retain key employees.

          Since these cost-reduction efforts involve all aspects of our business, they could adversely impact productivity to an extent we did not anticipate. Even if we successfully complete these efforts and generate the anticipated cost savings, there may be other factors that adversely impact our profitability.

Adequate Supplies

  •
  Our ability to meet customer demands depends, in part, on our ability to obtain timely and adequate delivery of materials, parts and components from our suppliers and internal manufacturing capacity. We have experienced shortages in the past, including components for wireless handsets, that have adversely affected our operations. Although we work closely with our suppliers to avoid these types of shortages, there can be no assurances that we will not encounter these problems in the future. A reduction or interruption in supplies or a significant increase in the price of one or more supplies could have a material adverse effect on our businesses.

  •
  We have developed outsourcing arrangements for the design and/or manufacture of certain products and components. If these third parties fail to deliver quality products and components on time and at a reasonable price, we could have difficulties fulfilling our orders and our sales and profits could decline.

Financial Flexibility

  •
  From time to time we access the capital markets to obtain long-term financing. Although we believe that we can continue to access the capital markets in 2002 on acceptable terms and conditions, our flexibility with regard to long-term financing activity could be limited by: (1) the significant amount of long-term financing we completed in late 2000 and throughout 2001, (2) our credit ratings, and (3) the health of the telecommunications industry. In addition, many of the factors that affect our ability to access the capital markets, such as the liquidity of the overall capital markets and the current state of the economy, are outside of our control. There can be no assurances that we will continue to have access to the capital markets on favorable terms.

  •
  During 2001, our commercial paper credit ratings were downgraded from "A-1/P-1" to "A-2/P-2". Given the much smaller size of the market for commercial paper rated "A-2/P-2" and the number of large commercial paper issuers whose recent credit downgrades have placed them in this market, commercial paper or other short-term borrowings may be unavailable or of limited availability to participants in this market. Although we continue to issue commercial paper, we have greatly reduced it as a funding source. Outstanding commercial paper decreased from $6.2 billion at the end of 2000 to $514 million at the end of 2001. There can be no assurances that we will continue to have access to the commercial paper markets on favorable terms.

Ability to Draw Under Credit Facilities and Obtain New Credit Facilities

  •
  We view our existing one-year and five-year revolving domestic credit facilities as sources of available liquidity. These facilities contain various conditions, covenants and representations with which we must be in compliance in order to borrow funds. We have never borrowed under these facilities. If we wish to

F-36    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    borrow under these credit facilities in the future, there can be no assurances that we will be in compliance with these conditions, covenants and representations at such time. By their terms, these credit facilities expire in July and September of 2002. We plan on obtaining new domestic credit facilities to replace these expiring facilities. However, we anticipate that the terms on which we get this financing may be less favorable than current terms because of our recent financial performance and current market conditions.

Rapid Technological Change

  •
  The markets for our products are characterized by rapidly-changing technologies, frequent new product introductions, short product life cycles and evolving industry standards. Our success depends, in substantial part, on the timely and successful introduction of new products and upgrades of current products to comply with emerging industry standards and to address competing technological and product developments carried out by our competitors. The development of new, technologically-advanced products is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends. Products may contain defects or errors that are detected only after deployment. If our products are not competitive or do not work properly our business will suffer.

Strategic Acquisitions and the Integration of New Businesses

  •
  In order to position ourselves to take advantage of growth opportunities, we have made, and may continue to make, strategic acquisitions that involve significant risks and uncertainties. These risks and uncertainties include: (1) the difficulty in integrating newly-acquired businesses and operations in an efficient and effective manner; (2) the challenges in achieving strategic objectives, cost savings and other benefits from acquisitions; (3) the risk that our markets do not evolve as anticipated and that the technologies acquired do not prove to be those needed to be successful in those markets; (4) the potential loss of key employees of the acquired businesses; (5) the risk of diverting the attention of senior management from our operations; (6) the risks of entering new markets in which we have limited experience; and (7) difficulties in expanding our information technology systems to accommodate the acquired businesses.

  •
  Many acquisition candidates in the industries in which we participate carry higher relative valuations than we do. These candidates enjoy higher price to earnings or other valuation multiples than we do. This is particularly evident in software and services businesses. Acquiring a business that has a higher valuation than Motorola is dilutive to our earnings, especially when the acquired business has little or no revenue. We may not pursue opportunities that are highly-dilutive to earnings and have, in the past, foregone such acquisitions.

  •
  Key employees of acquired businesses may receive substantial value in connection with a transaction in the form of change-in-control agreements, acceleration of stock options and the lifting of restrictions on other equity-based compensation rights. To retain such employees and integrate the acquired business, we may offer additional, sometimes costly, retention incentives.

  •
  The impact of recently-adopted accounting rules may further deter us from pursuing acquisition candidates whose value is largely attributable to goodwill. Under these new rules, we must record, rather than amortize, the value of goodwill acquired in connection with business combinations and perform an impairment test on the recorded goodwill at least annually. If the value of goodwill is impaired, we would be required to recognize a charge against earnings. Uncertainty as to the timing and magnitude of any such charge would influence our decision to acquire businesses whose values far exceed their tangible assets.

Strategic Alliances

  •
  Our success is, in part, dependent upon our ability to effectively partner with other industry leaders to meet customer product and service requirements.

Fluctuations in the Fair Values of Portfolio Investments

  •
  We hold a portfolio of investments in various issuers. Since the majority of these securities represent investments in technology companies, the values of these securities are subject to significant price volatility and, in general, have suffered severe declines in market value since mid-2000. In addition, the realizable value of these securities is subject to market and other conditions.

  •
  We also have invested in numerous privately-held companies, many of which can still be considered in startup or developmental stages. These investments are inherently risky as the market for the technologies or products they have under development are typically in the early stages and may never materialize. We could lose all or substantially all of our investment in these companies and in some cases have.

Recruitment and Retention of Employees

  •
  Competition for key technical personnel in high-technology industries is intense. We believe that our future success depends in large part on our continued ability to hire, assimilate and retain qualified engineers and other highly-skilled personnel needed to

                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    F-37

    compete and develop successful new products. We may not be as successful at recruiting, assimilating and retaining these highly-skilled personnel as our competitors, especially because of our recent employee reductions.

Changes in Government Policy or Economic Conditions

  •
  Our results may be affected by changes in trade, monetary and fiscal policies, laws and regulations, or other activities of U.S. and non-U.S. governments, agencies and similar organizations. Our results may also be affected by social and economic conditions, which may impact our operations, including in emerging markets in Asia and Latin America and in markets subject to ongoing political hostilities, including in regions of the Middle East.

Risks Related to Our International Operations and Sales

  •
  Our customers are located throughout the world and more than half of our sales are outside of the U.S. In addition, we have many manufacturing, administrative and sales facilities outside the U.S. and approximately 52% of our employees are employed outside the U.S.

  •
  As with all companies that have sizeable sales and operations outside the U.S., we are exposed to risks, including from: (1) tariffs and trade barriers; (2) regulations related to customs and import/export matters; (3) longer payment cycles; (4) tax issues; (5) currency fluctuations; (6) challenges in collecting accounts receivable; (7) cultural and language differences; and (8) employment regulations.

  •
  We have sizeable operations in China, including manufacturing operations, and 13% of our sales are made in China. The legal system in China is still developing and is subject to change. Accordingly, our operations and orders for products in China could be adversely impacted by changes to or interpretations of Chinese law.

  •
  We have operations, including manufacturing operations, in Israel and sell our products there. The current political unrest in that country could negatively impact our operations and sales in Israel.

Uncertainties of the Internet

  •
  There are currently few laws or regulations that apply directly to access to, or commerce on, the Internet. We could be adversely affected by any such regulation in any country where we operate. The adoption of such measures could decrease demand for our products and at the same time increase the cost of selling such products.

Outcome of Litigation; Protection of Patents

  •
  Our results could be materially adversely impacted by unfavorable outcomes to any pending or future litigation, including any relating to the Iridium project.

  •
  Our results may be affected by the outcome of pending and future litigation relating to the protection and validity of patents and other intellectual property rights. Our patents and other intellectual property rights are important competitive tools and many generate income under license agreements. There can be no assurances as to the favorable outcome of litigation or that intellectual property rights will not be challenged, invalidated or circumvented in one or more countries.

Actual Adverse Market Conditions

  •
  The risk that actual market conditions differ from the assumed adverse market conditions that are used in the "Market Risk Factors" discussion, causing actual future results to differ materially from projected results.

Impact of Foreign Currency Fluctuations

  •
  A significant change in the value of the U.S. dollar against the currency of one or more countries where we sell products to local customers or make purchases from local suppliers may adversely affect our results. We attempt to mitigate any such effects through the use of foreign currency exchange contracts, although there can be no assurances that such attempts will be successful.

Communications Businesses

Downturn in the Telecommunications Industry

  •
  The economic recession and "dot com" bust had a materially negative impact on the worldwide telecommunications industry during late 2000 and throughout 2001. The rate at which the telecommunications industry improves is critical to our ability to improve overall financial performance.

Development of New Products and Technologies

  •
  Our results are subject to risks related to our significant investment in developing and introducing new products, such as: (1) advanced digital wireless handsets; (2) CDMA and other technologies for 3G wireless networks; (3) products for transmission of telephony and high-speed data over hybrid fiber coaxial cable systems; and (4) integrated digital radios. These risks include: (i) difficulties and delays in the development, production, testing and marketing of products, (ii) customer acceptance of products, particularly as our focus on the consumer market increases, (iii) the

F-38    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    development of industry standards, (iv) the significant amount of resources we must devote to the development of new technology, and (v) the ability to differentiate our products and compete with other companies in the same markets.

Increasing Cost of Licenses to Use Radio Frequencies

  •
  Radio frequencies are required to provide wireless services. The allocation of frequencies is regulated in the United States and other countries throughout the world and limited spectrum space is allocated to wireless services. The growth of the wireless communications industry may be affected if adequate frequencies are not allocated or, alternatively, if new technologies are not developed to better utilize the frequencies currently allocated for such use.

  •
  Industry growth has been, and may continue to be, affected by the cost of new licenses required to use frequencies. Typically, governments sell these licenses at auctions. Over the last several years, the cost of these licenses has increased significantly, particularly for frequencies used in connection with 3G technology. The significant cost for licenses has slowed, and may continue to slow, the growth of the industry. Growth is slowed because some operators have funding constraints limiting their ability to purchase new licenses or purchase new technology to upgrade their systems. The financial results for a number of our businesses have been, and could continue to be, affected by the cost of licenses.

Transition to Newer Digital Technologies

  •
  Our success, in part, will be affected by the ability of our wireless businesses to continue its transition to newer digital technologies, particularly 3G technology, and successfully compete in that business and gain market share. We face intense competition in these markets from both established companies and new entrants. Product life cycles can be short and new products are expensive to develop and bring to market.

Demand for Customer Financing

  •
  The competitive environment in which we operate may require us to provide significant amounts of long-term customer financing. Customer financing arrangements may include all or a portion of the purchase price for our products and services, as well as working capital. In some circumstances these loans can be very large. We may also assist customers in obtaining financing from banks and other sources. Our success, particularly in our infrastructure businesses, may be dependent, in part, upon our ability to provide customer financing on competitive terms.

Customer Credit Risk

  •
  While we have generally been able to place a portion of our customer financings with third-party lenders, a portion of these financings are supported directly by us. There can be higher risks associated with some of these financings, particularly when provided to start-up operations such as local network providers, to customers in developing countries, or to customers in specific financing-intensive areas of the industry (such as 3G wireless operators). During 2001, we took $1.5 billion of special charges related to potentially uncollectible long-term finance receivables. Should additional customers fail to meet their repayment obligations, losses could be incurred and such losses could have an adverse effect on us.

Risks from Large System Contracts

  •
  We are exposed to risks due to large system contracts for infrastructure equipment and the resulting reliance on large customers. These include: (1) the technological risks of such contracts, especially when the contracts involve new technology, and (2) the financial risks to us under these contracts, including the estimates inherent in projecting costs associated with large contracts and the related impact on operating results.

Need for Renewed Growth in the Cable Industry

  •
  The cable industry is a major customer of our broadband communications segment. The ability of that segment to grow is dependent, in part, on renewed growth in the cable industry and that industry's ability to compete with other entertainment providers. Due to the economic recession in 2001, cable operators significantly reduced their capital spending.

Impact of Consolidations in the Telecommunications and Cable Industries

  •
  The telecommunications and cable industries have experienced significant consolidation and this trend is expected to continue. We and one or more of our competitors may each supply products to the companies that have merged or will merge. This consolidation could result in delays in purchasing decisions by the merged companies and/or Motorola playing a lesser role in the supply of communications products to the merged companies.

  •
  Because of continuing consolidation within the worldwide cable industry, a small number of operators own a majority of cable television systems and account for a significant portion of the capital spending made by cable television system operators. Last year, sales to BCS's two largest customers, AT&T Broadband and Charter Communications, represented 32% of BCS's total sales.

                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    F-39

Embedded Solutions Businesses

Recovery from Semiconductor Market Recession

  •
  Semiconductor industry-wide sales declined by 30% in 2001. Our results will be impacted by the current recession in the semiconductor market and our participation in any recovery. We refocused our semiconductor business to participate in some of the semiconductor markets with the best growth potential. There can be no assurances that this strategy will be successful.

Ability to Compete in Semiconductor Market

  •
  Our success is dependent, in part, on the ability of our semiconductor business to compete in the highly-competitive semiconductor market. Factors that could adversely affect our ability to compete include: (1) production inefficiencies and higher costs related to underutilized facilities, (2) shortage of manufacturing capacity for some products; (3) competitive factors, such as rival chip architectures, mix of products, acceptance of new products and price pressures; (4) risk of inventory obsolescence due to shifts in market demand; (5) renewed growth of embedded technologies and systems and our ability to compete in that market; and (6) the effect of orders from Motorola's equipment businesses.

Success and Impact of Increased Use of Foundry Manufacturing Capacity and Partnerships

  •
  The success of our semiconductor business may be dependent on its ability to increase utilization of foundry manufacturing capacity and partner with other manufacturers to share costs of funding major capital projects. These efforts may impact our capital expenditures, production costs and ability to satisfy delivery requirements.

Renewed Growth in the Automobile Industry

  •
  Demand for automotive products is linked to consumer demand for automobiles. The automobile industry has been adversely impacted by the economic recession. Renewed growth for our automotive business is partially dependent on increased vehicle production in the U.S. and Europe.

        The use of the word "significant" in this document indicates a change of greater than 25%, unless the context indicates otherwise. The use of the words "very significant" indicates a change of greater than 50% unless the context indicates otherwise.

        MOTOROLA and the Stylized M Logo are registered in the U.S. Patent and Trademark Office. All other products or service names are the property of their respective owners.

        Iridium® is a registered trademark and service mark of Iridium LLC.

        SM "Puttable Reset Securities PURS" is a service mark of Goldman, Sachs & Co.

        © Motorola, Inc. 2002

F-40    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Motorola, Inc. and Subsidiaries
Financial Highlights

	Years ended December 31
(Dollars in millions, except as noted)	2001	2000

Net sales	$30,004	$37,580
Earnings (loss) before income taxes	$(5,511)	$2,231
% to sales	(18.4)%	5.9%
Net earnings (loss)	$(3,937)	$1,318
% to sales	(13.1)%	3.5%
Diluted earnings (loss) per common share (in dollars)	$(1.78)	$0.58
Research and development expenditures	$4,318	$4,437
Capital expenditures	$1,321	$4,131
Working capital	$7,451	$3,628
Current ratio	1.77	1.22
Return on average invested capital	(18.0)%	6.3%
Return on average stockholders' equity	(24.8)%	6.6%
% of net debt to net debt plus equity	18.4%	27.4%
Book value per common share (in dollars)	$6.07	$8.49
Year-end employment (in thousands)	111	147

                                    FINANCIAL HIGHLIGHTS    F-41

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

        Management is responsible for the preparation, integrity and objectivity of the consolidated financial statements and other financial information presented in this report. The accompanying consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, applying certain estimates and judgments as required.

        Motorola's internal controls are designed to provide reasonable assurance as to the integrity and reliability of the financial statements and to adequately safeguard, verify and maintain accountability of assets. Such controls are based on established written policies and procedures, are implemented by trained, skilled personnel with an appropriate segregation of duties and are monitored through a comprehensive internal audit program. These policies and procedures prescribe that the Company and all its employees are to maintain the highest ethical standards and that its business practices throughout the world are to be conducted in a manner which is above reproach.

        KPMG LLP, independent auditors, are retained to audit Motorola's financial statements. Their accompanying report is based on audits conducted in accordance with auditing standards generally accepted in the United States of America, which include the consideration of the Company's internal controls to establish a basis for reliance thereon in determining the nature, timing and extent of audit tests to be applied.

        The Board of Directors exercises its responsibility for these financial statements through its Audit and Legal Committee, which consists entirely of independent non-management Board members. The Audit and Legal Committee meets periodically with the independent auditors and with the Company's internal auditors, both privately and with management present, to review accounting, auditing, internal controls and financial reporting matters.

Christopher B. Galvin Chairman of the Board and Chief Executive Officer	Carl F. Koenemann Executive Vice President and Chief Financial Officer

F-42    CONSOLIDATED FINANCIAL STATEMENTS

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Motorola, Inc.:

        We have audited the accompanying consolidated balance sheets of Motorola, Inc. and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Motorola, Inc. and Subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

Chicago, Illinois
January 18, 2002

                                    CONSOLIDATED FINANCIAL STATEMENTS    F-43

Motorola, Inc. and Subsidiaries
Consolidated Statements of Operations

	Years Ended December 31
(In millions, except per share amounts)	2001	2000	1999

NET SALES	$30,004	$37,580	$33,075

COSTS AND EXPENSES
Manufacturing and other costs of sales	21,445	23,628	20,631
Selling, general and administrative expenses	3,703	5,141	5,220
Research and development expenditures	4,318	4,437	3,560
Depreciation expense	2,357	2,352	2,243
Reorganization of businesses	1,858	596	(226)
Other charges	3,328	517	1,406
Interest expense, net	437	248	138
Gains on sales of investments and businesses	(1,931)	(1,570)	(1,180)

TOTAL COSTS AND EXPENSES	35,515	35,349	31,792

EARNINGS (LOSS) BEFORE INCOME TAXES	(5,511)	2,231	1,283
INCOME TAX PROVISION (BENEFIT)	(1,574)	913	392

NET EARNINGS (LOSS)	$(3,937)	$1,318	$891

BASIC EARNINGS (LOSS) PER COMMON SHARE	$(1.78)	$0.61	$0.42

DILUTED EARNINGS (LOSS) PER COMMON SHARE	$(1.78)	$0.58	$0.41

BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,213.3	2,170.1	2,119.5

DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,213.3	2,256.6	2,202.0

See accompanying notes to consolidated financial statements.

F-44    CONSOLIDATED FINANCIAL STATEMENTS

Motorola, Inc. and Subsidiaries
Consolidated Balance Sheets

	December 31
(In millions, except per share amounts)	2001	2000

ASSETS
Current assets
Cash and cash equivalents	$6,082	$3,301
Short-term investments	80	354
Accounts receivable, net	4,583	7,092
Inventories, net	2,756	5,242
Deferred income taxes	2,633	2,294
Other current assets	1,015	1,602

Total current assets	17,149	19,885

Property, plant and equipment, net	8,913	11,157
Investments	2,995	5,926
Long-term deferred income taxes	1,152	—
Other assets	3,189	5,375

TOTAL ASSETS	$33,398	$42,343

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Notes payable and current portion of long-term debt	$870	$6,391
Accounts payable	2,434	3,492
Accrued liabilities	6,394	6,374

Total current liabilities	9,698	16,257

Long-term debt	8,372	4,293
Long-term deferred income taxes	—	1,504
Other liabilities	1,152	1,192
Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely company- guaranteed debentures	485	485
Stockholders' equity
Preferred stock, $100 par value issuable in series Authorized shares: 0.5 (none issued)	—	—
Common stock, $3 par value Authorized shares: 2001 and 2000, 4,200 Issued and outstanding: 2001—2,254.0; 2000—2,191.2	6,764	6,574
Additional paid-in capital	1,707	1,188
Retained earnings	5,434	9,727
Non-owner changes to equity	(214)	1,123

Total stockholders' equity	13,691	18,612

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$33,398	$42,343

See accompanying notes to consolidated financial statements.

                                    CONSOLIDATED FINANCIAL STATEMENTS    F-45

Motorola, Inc. and Subsidiaries
Consolidated Statements of Stockholders' Equity

		Non-Owner Changes To Equity
(In millions, except per share amounts)	Common Stock and Additional Paid-In Capital	Fair Value Adjustment To Available For Sale Securities, Net of Tax	Foreign Currency Translation Adjustments, Net of Tax	Other Items, Net of Tax	Retained Earnings	Comprehensive Earnings (Loss)

Balances at January 1, 1999	$5,483	$479	$(206)	$—	$8,157

Net earnings					891	$891
Conversion of zero coupon notes	9
Unrealized gains on securities, net		3,351				3,351
Foreign currency translation adjustments			(33)			(33)
Minimum pension liability adjustment				(73)		(73)
Issuance of common stock and stock options exercised	844
Gain on sale of subsidiary stock	82
Dividends declared ($0.16 per share)					(291)

Balances at December 31, 1999	6,418	3,830	(239)	(73)	8,757	$4,136

Net earnings					1,318	$1,318
Conversion of zero coupon notes	6
Unrealized losses on securities, net		(2,294)				(2,294)
Foreign currency translation adjustments			(100)			(100)
Minimum pension liability adjustment				(1)		(1)
Issuance of common stock and stock options exercised	1,338
Dividends declared ($0.16 per share)					(348)

Balances at December 31, 2000	7,762	1,536	(339)	(74)	9,727	$(1,077)

Net loss					(3,937)	$(3,937)
Unrealized losses on securities, net		(1,193)				(1,193)
Foreign currency translation adjustments			(173)			(173)
Minimum pension liability adjustment				30		30
Issuance of common stock and stock options exercised	753
Equity security units issuance costs	(44)
Loss on derivative instruments, net				(1)		(1)
Dividends declared ($0.16 per share)					(356)

Balances at December 31, 2001	$8,471	$343	$(512)	$(45)	$5,434	$(5,274)

See accompanying notes to consolidated financial statements.

F-46    CONSOLIDATED FINANCIAL STATEMENTS

Motorola, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Years Ended December 31
(In millions)	2001	2000	1999

OPERATING
Net earnings (loss)	$(3,937)	$1,318	$891
Adjustments to reconcile net earnings (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	2,552	2,527	2,371
Charges for reorganization of businesses and other charges	5,998	1,483	1,893
Acquired in-process research and development charges	40	332	67
Gains on sales of investments and businesses	(1,931)	(1,570)	(1,180)
Deferred income taxes	(2,273)	239	(443)
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	2,445	(1,471)	(135)
Inventories	1,838	(2,305)	(678)
Other current assets	249	(532)	(16)
Accounts payable and accrued liabilities	(3,030)	(666)	361
Other assets and liabilities	25	(519)	(991)

Net cash provided by (used for) operating activities	1,976	(1,164)	2,140

INVESTING
Acquisitions and investments, net	(512)	(1,912)	(632)
Proceeds from dispositions of investments and businesses	4,063	1,433	2,556
Capital expenditures	(1,321)	(4,131)	(2,856)
Proceeds from dispositions of property, plant and equipment	14	174	468
Sales (purchases) of short-term investments	233	345	(496)

Net cash provided by (used for) investing activities	2,477	(4,091)	(960)

FINANCING
Net proceeds from (repayment of) commercial paper and short-term borrowings	(5,688)	3,884	(403)
Net proceeds from issuance of debt	4,167	1,190	501
Repayment of debt	(305)	(5)	(47)
Issuance of preferred securities of subsidiary trust	—	—	484
Issuance of common stock	362	383	544
Payment of dividends	(356)	(333)	(291)

Net cash provided by (used for) financing activities	(1,820)	5,119	788

Effect of exchange rate changes on cash and cash equivalents	148	(100)	(33)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$2,781	$(236)	$1,935
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	$3,301	$3,537	$1,602

CASH AND CASH EQUIVALENTS, END OF YEAR	$6,082	$3,301	$3,537

Cash Flow Information

CASH PAID DURING THE YEAR FOR:
Interest	$844	$529	$323
Income taxes	$676	$130	$301

See accompanying notes to consolidated financial statements.

                                    CONSOLIDATED FINANCIAL STATEMENTS    F-47

1. Summary of Significant Accounting Policies

        Principles of Consolidation:    The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries in which it has control. The Company's investments in non-controlled entities in which it has the ability to exercise significant influence over operating and financial policies are accounted for by the equity method. The Company's investments in other entities are carried at their historical cost. Certain of these cost-based investments are marked-to-market at the balance sheet date to reflect their fair value with the unrealized gains and losses, net of tax, included in a separate component of stockholders' equity.

        Cash Equivalents:    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

        Revenue Recognition:    The Company recognizes revenue for product sales when title transfers, the risks and rewards of ownership have been transferred to the customer, the fee is fixed and determinable, and collection of the related receivable is probable which is generally at the time of shipment. Accruals are established for price protection, returns and cooperative marketing programs for distributors related to these sales. For long-term contracts, the Company uses the percentage-of-completion method to recognize revenues and costs based on the percentage of costs incurred to date compared to the total estimated contract costs. For contracts involving new unproven technologies, revenues and profits or parts thereof are deferred until technological feasibility is established, customer acceptance is obtained and other contract-specific terms have been completed. Provisions for losses are recognized during the period in which the loss first becomes apparent. Revenue for services is recognized ratably over the contract term or as services are being performed.

        Inventories:    Inventories are valued at the lower of average cost (which approximates computation on a first-in, first-out basis) or market (net realizable value or replacement cost).

        Property, Plant and Equipment:    Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is recorded principally using the declining-balance method, based on the estimated useful lives of the assets (buildings and building equipment, 5-40 years; machinery and equipment, 2-12 years), and commences once the assets are ready for their intended use.

        Intangible Assets:    Goodwill acquired prior to July 1, 2001 is recorded at cost and amortized primarily on a straight-line basis over periods ranging from 5 years to 40 years. Goodwill acquired in connection with acquisitions subsequent to July 1, 2001 is not amortized but instead is tested for impairment at least annually. Intangible assets, excluding acquired in-process research and development, are recorded at cost and amortized primarily on a straight-line basis over periods ranging from 3 years to 20 years. These intangible assets include acquired completed technology, customer contracts and unearned compensation resulting from the exchange of unvested stock options to option holders of an acquired company.

        Impairment of Long-Lived Assets:    Long-lived assets held and used by the Company and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. The Company evaluates recoverability of assets to be held and used by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets calculated using a discounted future cash flows analysis. Assets held for sale, if any, are reported at the lower of the carrying amount or fair value less cost to sell.

        Investments:    Investments include, principally, available-for-sale securities at fair value, held-to-maturity debt securities at amortized cost, securities that are restricted for more than one year or not publicly traded at cost, and equity method investments. For the available-for-sale securities, any unrealized holding gains and losses, net of deferred taxes, are excluded from operating results and are recognized as a separate component of stockholders' equity until realized. The fair values of the securities are determined based on prevailing market prices. The Company assesses declines in the value of individual investments to determine whether such decline is other-than-temporary and thus the investment is impaired. This assessment is made by considering available evidence including changes in general market conditions, specific industry and individual company data, the length of time and the extent to which the market value has been less than cost, the financial condition and near-term prospects of the individual company, and the Company's intent and ability to hold the investment.

        Finance Receivables:    Finance receivables are considered impaired when management determines it is probable that the Company will be unable to collect all amounts due according to the original contractual terms of the loan agreement, including principal and interest. Impaired finance receivables are carried at the lower of cost or the estimated fair value less costs to sell which is determined using the present value of expected future cash flows discounted at the receivable's effective rate of interest or the estimated fair value of the collateral less costs to sell, if applicable.

        The allowance for losses on finance receivables reflects management's best estimate of probable losses determined principally on the basis of historical experience, customers' credit risk, current economic conditions, and specific

F-48    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)

allowances for known troubled accounts. All accounts or portions thereof deemed to be uncollectible are written off to the allowance for losses.

        Fair Values of Financial Instruments:    The fair values of financial instruments are determined based on quoted market prices and market interest rates as of the end of the reporting period.

        Foreign Currency Translation:    Many of the Company's non-U.S. operations use the respective local currencies as the functional currency. Those non-U.S. operations which do not use the local currency as the functional currency use the U.S. dollar. The effects of translating the financial position and results of operations of local currency functional operations into U.S. dollars are included in a separate component of stockholders' equity.

        Foreign Currency Transactions:    The effects of remeasuring the non-functional currency assets or liabilities into the functional currency as well as gains and losses on hedges of existing assets or liabilities are marked-to-market, and the result is recorded within selling, general and administrative expenses in the consolidated statements of operations. Gains and losses on financial instruments that hedge firm future commitments are deferred until such time as the underlying transactions are recognized or recorded immediately when the transaction is no longer expected to occur. Gains or losses on financial instruments that do not qualify as hedges are recognized immediately as income or expense.

        Use of Estimates:    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Reclassifications:    Certain amounts in prior years' financial statements and related notes have been reclassified to conform to the 2001 presentation.

        Recent Accounting Pronouncements:    In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities", subsequently amended by SFAS No. 137 and SFAS No. 138 (as amended, hereafter referred to as SFAS 133), which the Company adopted effective January 1, 2001 resulting in a cumulative pre-tax increase in earnings of $21 million, $14 million net of tax, and a pre-tax increase to Non-Owner Changes to Equity of $36 million. The cumulative pre-tax effect is included in selling, general and administrative expenses in the consolidated statements of operations. Under SFAS No. 133, all derivative instruments (including certain derivative instruments embedded in other contracts) are recognized in the balance sheet at their fair values and changes in fair value are recognized in earnings, unless the derivatives qualify as hedges of future cash flows. For derivatives qualifying as hedges of future cash flows, the effective portion of changes in fair value is recorded temporarily in equity, then recognized in earnings along with the related effects of the hedged items. Any ineffective portion of changes in fair value of cash flow hedges is reported in earnings as it occurs. Derivative instruments which hedge current assets and liabilities, while effective from an economic perspective, are not designated as hedges; changes in fair value are recognized in earnings concurrently with the change in fair value of the items being hedged.

        The FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities- a Replacement of FASB Statement No. 125", which the Company adopted in the second quarter of 2001. The adoption of SFAS 140 did not materially affect the Company's consolidated financial position, results of operations, or cash flows.

        In June 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". Statement 141 requires that the purchase method of accounting be used for all business combinations subsequent to June 30, 2001 and specifies criteria for recognizing intangible assets acquired in a business combination. Statement 142 requires that goodwill no longer be amortized, but instead be tested for impairment at least annually. Goodwill related to acquisitions prior to July 1, 2001 continued to be amortized through December 31, 2001 as required in the transition guidance. Goodwill related to acquisitions subsequent to June 30, 2001 was not amortized. If it had been amortized it would have reduced earnings by $19 million in 2001. Intangible assets with definite useful lives will continue to be amortized over their respective estimated useful lives. Statement No. 142 is effective January 1, 2002. The Company does not expect the adoption of this statement will have a material impact on the Company's financial position, results of operations or cash flows.

MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    F-49

2. Other Financial Data

Statement of Operations Information

        The following table displays the amount of foreign currency (gains) losses included in selling, general and administrative expenses and the amounts comprising other charges and interest expense, net:

Years Ended December 31	2001	2000	1999

Foreign currency (gains) losses	$(14)	$(15)	$19

Other charges:
Investment impairments	$1,212	$—	$—
In-process research and development charges	40	332	67
Iridium-related charges	365	—	1,176
Potentially uncollectible finance receivables	1,501	—	—
Other	210	185	163

	$3,328	$517	$1,406

Interest expense, net:
Interest expense	$645	$442	$276
Interest income	(208)	(194)	(138)

	$437	$248	$138

        Interest expense incurred by Motorola Credit Corporation (MCC), the Company's wholly owned finance subsidiary, totaled $107 million, $157 million and $72 million for the years ended December 31, 2001, 2000 and 1999, respectively. MCC's interest expense is included in manufacturing and other costs of sales in the Company's consolidated statements of operations.

        Interest income earned by MCC totaled $131 million, $234 million and $145 million for the years ended December 31, 2001, 2000 and 1999, respectively. MCC's interest income is included in net sales in the Company's consolidated statements of operations.

Earnings (Loss) Per Common Share

        The following table presents the computation of the basic and diluted earnings (loss) per common share:

Years ended December 31	2001	2000	1999

Basic earnings (loss) per common share:
Net earnings (loss)	$(3,937)	$1,318	$891
Weighted average common shares outstanding	2,213.3	2,170.1	2,119.5

Per share amount	$(1.78)	$0.61	$0.42

Diluted earnings (loss) per common share:
Net earnings (loss)	$(3,937)	$1,318	$891
Add: Interest on zero coupon notes, net	—	2	2

Net earnings (loss), as adjusted	$(3,937)	$1,320	$893

Weighted average common shares outstanding	2,213.3	2,170.1	2,119.5
Add: Effect of dilutive securities
Stock options/restricted stock	—	54.1	56.4
Warrants	—	27.4	20.4
Zero coupon notes	—	5.0	5.7

Diluted weighted average common shares outstanding	2,213.3	2,256.6	2,202.0

Per share amount	$(1.78)	$0.58	$0.41

        In the computation of diluted loss per common share for the year ended December 31, 2001, the assumed conversions of the zero coupon notes due 2009 and 2013, all stock options, restricted stock, warrants and the equity security units were excluded because their inclusion would have been antidilutive. In the computation of diluted earnings per common share for the year ended December 31, 2000, approximately 57.0 million stock options with exercise prices greater than the average market price of the underlying common stock were excluded because their inclusion would have been antidilutive. In the computation of diluted earnings per common share for the year ended December 31, 1999, the assumed exercise of all stock options and warrants and the assumed conversion of the zero coupon notes were included as their impact was dilutive.

F-50    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)

Balance Sheet Information

Accounts Receivable

        Accounts receivable, net, consist of the following:

December 31	2001	2000

Accounts receivable	$4,805	$7,335
Less allowance for doubtful accounts	(222)	(243)

	$4,583	$7,092

Inventories

        Inventories, net, consist of the following:

December 31	2001	2000

Finished goods	$1,140	$2,005
Work-in-process and production materials	2,782	4,281

	3,922	6,286
Less inventory reserves	(1,166)	(1,044)

	$2,756	$5,242

Property, Plant, and Equipment

        Property, plant and equipment, net, consists of the following:

December 31	2001	2000

Land	$346	$266
Building	6,208	7,014
Machinery and equipment	16,254	17,734

	22,808	25,014
Less accumulated depreciation	(13,895)	(13,857)

	$8,913	$11,157

        For the years ended December 31, 2001 and 2000, the Company recorded impairment charges of $847 million and $344 million, respectively, for certain buildings and equipment that were deemed to be impaired primarily in connection with manufacturing consolidation activities undertaken by the Semiconductor Products Segment and the Personal Communications Segment. At December 31, 2001, these impaired assets primarily represent assets to be held and used.

Investments

        Investments consist of the following:

December 31	2001	2000

Available-for-sale securities:
Cost basis	$1,416	$2,235
Gross unrealized gains	686	2,691
Gross unrealized losses	(130)	(204)

Fair value	1,972	4,722
Held-to-maturity debt securities, at cost	195	—
Other securities, at cost	488	374
Equity method investments	340	830

	$2,995	$5,926

        Debt securities, which are classified as held-to-maturity securities, totaling Euros 170.9 million (US$152 million at December 31, 2001) mature in 2010 and $43 million mature in 2013. The fair value of these debt securities was $207.5 million at December 31, 2001.

        The Company assesses declines in the value of individual investments to determine whether such decline is other-than-temporary and thus the investment is impaired. This assessment is made by considering available evidence including changes in general market conditions, specific industry and individual company data, the length of time and the extent to which the market value has been less than cost, the financial condition and near-term prospects of the individual company, and the Company's intent and ability to hold the investment. For the year ended December 31, 2001, the Company recorded impairment charges of $1.23 billion, representing other-than-temporary declines in the value of its investment portfolio. The Company did not record any impairment charges for the years ended December 31, 2000 and 1999.

        Gains on sales of investments and businesses, consists of the following:

Years Ended December 31	2001	2000	1999

Gains on sale of available-for-sale securities, net	$103	$1,277	$668
Gains on sale of businesses and equity method investments	1,828	293	512

	$1,931	$1,570	$1,180

        For the year ended December 31, 2001, the gains primarily resulted from the sale of the Company's Integrated Information Systems Group and from the sale of the Company's investments in certain cellular operating companies in Mexico to Telefonica Moviles of Madrid (Telefonica) in exchange for approximately 123 million shares of Telefonica stock valued at approximately Euros 1.9 billion ($1.6 billion). The Company entered into transactions designed to hedge all currency and stock price risk associated with its holdings in Telefonica as it disposed of these shares. These

MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    F-51

transactions represented economic hedges, which did not qualify as hedges for accounting purposes under SFAS 133 and, accordingly, market fluctuations were reflected in the Company's consolidated statements of operations. For the year ended December 31, 2001, the Company recorded a total cost of the monetization of the Telefonica shares of $131 million which is reflected in the gain on sale.

        For the year ended December 31, 2000, the gains resulted primarily from the Company's sale of shares in Broadcom Corporation, the sale and exchange of its shares in Clearnet Communications Inc. for shares in Telus Corporation, and the sales of its investments in cellular telephone operating companies in Egypt and Chile. For the year ended December 31, 1999, the gains resulted primarily from the sales of the Company's North American Antenna Site business and the Semiconductor Components Group and the sale of shares in Nextel Communications, Inc., broadcast.com, and Yahoo! Inc.

Other Assets

        Other assets consists of the following:

December 31	2001	2000

Long-term finance receivables, net of allowance of $1,647 and $239	$907	$2,536
Goodwill and intangibles, net of accumulated amortization of $636 and $664	1,787	2,238
Other	495	601

	$3,189	$5,375

Accrued Liabilities

        Accrued liabilities consists of the following:

December 31	2001	2000

Dividends payable	$88	$88
Defined contribution plan payments	42	76
Taxes other than income taxes	65	154
Deferred revenue	193	585
Warranties	313	368
Compensation	818	943
Exit cost and employee separation accruals	915	263
Customer reserves	402	262
Iridium reserves	605	272
Other	2,953	3,363

	$6,394	$6,374

Stockholders' Equity Information

Comprehensive Earnings (Loss)

        The unrealized gains (losses) on securities included in comprehensive earnings (loss) are comprised of the following:

Years Ended December 31	2001	2000	1999

Gross unrealized gains (losses) on securities, net of tax	$(1,624)	$(1,510)	$3,739
Adjustment for (gains) losses realized and included in net earnings (loss), net of tax	431	(784)	(388)

Unrealized gains (losses) on securities, net of tax, as adjusted	$(1,193)	$(2,294)	$3,351

3. Debt and Credit Facilities

Long-term debt

December 31	2001	2000

Puttable Reset Securities due 2011 (puttable annually beginning 2003)	$825	$—
Zero coupon notes due 2013 (puttable in 2003 and 2008)	79	77
6.75% debentures due 2004	498	498
Zero coupon notes due 2009 (puttable in 2004)	18	17
6.5% debentures due 2025 (puttable in 2005)	398	398
6.75% debentures due 2006	1,399	—
7.6% notes due 2007	300	300
6.5% senior notes due 2007 (debt portion of equity security units)	1,200	—
6.5% notes due 2008	200	199
5.8% debentures due 2008	323	323
7.625% debentures due 2010	1,190	1,189
8.0% notes due 2011	598	—
7.5% debentures due 2025	398	398
6.5% debentures due 2028	440	440
8.4% debentures due 2031	3	200
5.22% debentures due 2097	227	226
Other long-term debt	419	36

	8,515	4,301
Less: current maturities	(143)	(8)

Long-term debt	$8,372	$4,293

F-52    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)

Short-term debt

December 31	2001	2000

Notes to banks	$189	$139
Commercial paper	514	6,244
Other short-term debt	24	—

	727	6,383
Add: Current maturities	143	8

Notes payable and current portion of long-term debt	$870	$6,391

Weighted average interest rates on short-term borrowings

Commercial paper	4.7%	6.4%
Other short-term debt	4.0%	5.8%

        On October 31, 2001, the Company sold an aggregate face principal amount of $600 million of unregistered 8.00% Notes due November 1, 2011 (the "Notes"). The initial purchasers of the Notes offered them inside the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and outside of the United States in reliance on Regulation S under the Securities Act. The net proceeds to the Company from the sale of the Notes were $593 million. The Company used the proceeds to reduce short-term indebtedness and for general corporate purposes. The Notes subsequently were exchanged for registered Notes.

        Also on October 31, 2001, the Company sold $1.05 billion of 7.00% Equity Security Units (the "Units"). The Units consist of: (i) purchase contracts under which (a) the holder will purchase shares of common stock of the Company, $3 par value per share, on November 16, 2004, and (b) the Company will pay contract adjustment payments at the annual rate of .50% of the $50 per Unit face amount, and (ii) 6.50% Senior Notes due November 16, 2007 that pay interest at the annual rate of 6.50% of the $50 per Unit face amount. The Units were sold pursuant to the Company's existing $2 billion "universal" shelf registration statement. On November 9, 2001, the Company sold an additional $150 million of the Units (the "green shoe Units") to the underwriters pursuant to their exercise of an over-allotment option. The net proceeds to the Company from the sale of the Units, including the green shoe Units, of $1.16 billion, was used to reduce short-term indebtedness and for general corporate purposes.

        In August 2001, holders of $197 million of the Company's $200 million outstanding 8.4% debentures due August 15, 2031, exercised their right to put the debenture back to the Company at par.

        In March 2001, the Company entered into a $2 billion multi-draw term loan facility with several lenders. The terms of the facility, including conditions, covenants and representations, were similar to those in the Company's one-year and five-year revolving domestic credit agreements. The Company used this facility for general corporate purposes, including repayment of commercial paper indebtedness. In October 2001, this term loan facility was paid in full and the facility has been terminated.

        On January 31, 2001, the Company received aggregate net proceeds of $2.23 billion from the concurrent issuance and sale of $1.4 billion of 6.75% debentures due February 1, 2006 and $825 million of Puttable Reset Securities PURSSM due February 1, 2011. These proceeds were used to reduce short-term indebtedness and for general corporate purposes. The PURS have an initial coupon of 6.45%. Beginning on February 1, 2003 and on each anniversary thereof while the PURS are outstanding, the Company may be required to redeem the PURS. If the PURS are not redeemed they will be remarketed at the prevailing market rate for one-year notes.

        On November 13, 2000, the Company sold an aggregate face principal amount at maturity of $1.2 billion of 7.625% Debentures due November 15, 2010. The net proceeds to the Company from the issuance and the sale of the Debentures were $1.19 billion. The Company used the proceeds from the debt issuance to reduce short-term indebtedness and for other general corporate purposes.

        In February 1999, Motorola Capital Trust I, a Delaware statutory business trust and wholly owned subsidiary of the Company (the "Trust"), sold Trust Originated Preferred SecuritiesSM ("TOPrS") to the public at an aggregate offering price of $500 million. The Trust used the proceeds from this sale, together with the proceeds from its sale of common stock to the Company, to buy a series of 6.68% Deferrable Interest Junior Subordinated Debentures due March 31, 2039 ("Subordinated Debentures") from the Company with the same payment terms as the TOPrS. The sole assets of the Trust are the Subordinated Debentures. The TOPrS are shown as "Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely company-guaranteed debentures" in the Company's consolidated balance sheets. The Company's obligations relating to the TOPrS include obligations to make payments on the Subordinated Debentures and obligations under the related Indenture, Trust Guarantee and Declaration of Trust. Taken together, these obligations represent a full and unconditional guarantee of amounts due under the TOPrS.

        At December 31, 2001, the outstanding zero coupon notes due 2009, referred to as Liquid Yield Option™ Notes (LYONs™), had a face value at maturity and net carrying value of $27 million and $18 million, respectively. The 2009 LYONs were originally priced at a 6% yield to maturity and are convertible into 54.804 shares of the Company's common stock for each $1,000 note. The Company can redeem these notes at any time at their accreted values. In addition, on September 7, 2004, the Company will become obligated, at the election of the holders thereof, to purchase those notes for which written notice requesting redemption has been received. The purchase price is $744.10 per $1,000

MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    F-53

principal amount at September 7, 2004, plus accrued original issue discount calculated to that date.

        At December 31, 2001, the LYONs due 2013 had a face value at maturity and net carrying value of $103 million and $79 million, respectively. The 2013 LYONs were originally priced at a 2.25% yield to maturity and are convertible into 33.534 shares of the Company's common stock for each $1,000 note. The Company can redeem these notes at any time at their accreted values. In addition, on September 27, 2003, and September 27, 2008, the Company will become obligated, at the election of the holders thereof, to purchase those notes for which written notice requesting redemption has been received. Purchase prices are $799.52 and $894.16 per $1,000 principal amount at September 27, 2003, and September 27, 2008, respectively, plus accrued original issue discount calculated to each such date.

        The LYONs issues are subordinated to all existing and future senior indebtedness of the Company and rank on a parity with each other.

        In 2005, the 6.75% Debentures due in 2025 are puttable at the option of the holder.

        Aggregate requirements for long-term debt maturities (assuming earliest put date) during the next five years are as follows: 2002-$143 million; 2003-$1.2 billion; 2004-$527 million; 2005-$400 million; 2006-$1.4 billion.

        The Company and its finance subsidiary have a $1.5 billion one-year revolving domestic credit agreement and a $1.0 billion five-year revolving domestic credit agreement with a group of banks. The one year and five year revolving domestic credit agreements expire in July 2002 and September 2002, respectively. At December 31, 2001, commitment fees assessed against the daily average amounts unused ranged from 8 to 10 basis points. These domestic credit agreements contain various conditions, covenants and representations with which the Company was in compliance at December 31, 2001. The Company's debt rating is considered "investment grade". If the Company's senior debt were rated lower than "BBB-" by S&P or "Baa3" by Moody's (which would be a decline of at least three levels from current ratings), the Company's debt would no longer be considered investment grade. If this were to happen, the terms on which the Company could borrow money would become more onerous. In addition, if these debt ratings declined to lower than "BBB" by S&P or "Baa2" by Moody's the Company and its domestic subsidiaries would be obligated to provide the lenders in the Company's domestic revolving credit facilities with a pledge of, and security interest in, domestic inventories and receivables. This would convert these facilities into secured facilities from unsecured facilities. The Company would also have to pay higher fees related to these facilities. The Company also has non-U.S. credit facilities with interest rates on borrowings varying from country to country depending upon local market conditions. At December 31, 2001, the Company's total domestic and non-U.S. credit facilities totaled $4.7 billion, of which $732 million was considered utilized. Unused availability under the existing credit facilities, together with available cash and cash equivalents and other sources of liquidity, are generally available to support outstanding commercial paper.

LYONs is a trademark of Merrill Lynch & Co., Inc.
SM  "Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co., Inc.
SM  "Puttable Reset Securities PURS" is a service mark of Goldman, Sachs & Co.

4. Risk Management

Derivative Financial Instruments

Foreign Currency Risk

        As a multinational company, the Company's transactions are denominated in a variety of currencies. The Company uses financial instruments to hedge, and therefore attempts to reduce its overall exposure to the effects of currency fluctuations on cash flows. The Company's policy is not to speculate in financial instruments for profit on the exchange rate price fluctuation, trade in currencies for which there are no underlying exposures, or enter into trades for any currency to intentionally increase the underlying exposure. Instruments used as hedges must be effective at reducing the risk associated with the exposure being hedged and must be designated as a hedge at the inception of the contract. Accordingly, changes in market values of hedge instruments must be highly correlated with changes in market values of underlying hedged items both at inception of the hedge and over the life of the hedge contract.

        The Company's strategy in foreign exchange exposure issues is to offset the gains or losses of the financial instruments against losses or gains on the underlying operational cash flows or investments based on the operating business units' assessment of risk. Almost all of the Company's non-functional currency receivables and payables which are denominated in major currencies that can be traded on open markets are hedged. The Company uses forward contracts and options to hedge these currency exposures. In addition, the Company hedges some firmly committed transactions and some forecasted transactions. The Company expects that it may hedge investments in foreign subsidiaries in the future. A portion of the Company's exposure is from currencies which are not traded in liquid markets, such as those in Latin America, and these are addressed, to the extent reasonably possible, through managing net asset positions, product pricing, and component sourcing.

        At December 31, 2001 and December 31, 2000, the Company had net outstanding foreign exchange contracts totaling $3.1 billion and $3.4 billion, respectively. Management believes that these financial instruments should not subject the Company to undue risk due to foreign exchange movements because gains and losses on these contracts should offset losses and gains on the assets, liabilities, and transactions being hedged. The following table identifies the

F-54    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)

five largest net foreign exchange hedge positions as of December 31, 2001 and December 31, 2000:

	Buy (Sell)
December 31	2001	2000

Euro	(670)	(713)
Chinese Renminbi	(650)	(800)
Japanese Yen	(521)	(1,073)
British Pound	(410)	(28)
Malaysian Ringgit	(180)	89

        The Company is exposed to credit-related losses if counterparties to financial instruments fail to perform their obligations. However, it does not expect any counterparties, which presently have high credit ratings, to fail to meet their obligations.

Interest Rate Risk

        In June 1999, the Company's finance subsidiary entered into interest rate swaps to change the characteristics of the interest rate payments on its $500 million 6.75% Debentures due 2004 from fixed-rate payments to short-term LIBOR based variable rate payments in order to match the funding with its underlying assets. The fair value of the interest rate swaps as of December 31, 2001 was $38 million. Except for these interest rate swaps, as of the end of the reporting period the Company had no outstanding commodity derivatives, currency swaps or options relating to either its debt instruments or investments.

Stockholders' Equity

        Derivative instruments activity, net of tax, included in other non-owner changes to equity within stockholders' equity for the year ended December 31, 2001 is as follows:

Transition adjustment as of January 1, 2001	$24
Increase in fair value	9
Reclassifications to earnings	(34)

Balance at December 31, 2001	$(1)

Fair Value Hedges

        The ineffective portion of changes in fair value of hedge positions reported in earnings for the year ended December 31, 2001 was pre-tax income of $2.1 million and is recorded in selling, general and administrative expenses in the Company's consolidated statements of operations. The Company did not have any amount excluded from the measure of effectiveness and had no fair value hedges discontinued for the year ended December 31, 2001.

Cash Flow Hedges

        The ineffective portion of changes in fair value of hedge positions reported in earnings for the year ended December 31, 2001 was a pre-tax charge of $9.3 million and is recorded in selling, general and administrative expenses in the Company's consolidated statements of operations. The Company did not have any amount excluded from the measure of effectiveness and had no cash flow hedges discontinued for the year ended December 31, 2001.

        During the year ended December 31, 2001, pre-tax income of $51 million was reclassified from equity to earnings. If exchange rates do not change from year-end rates, the Company estimates that $6 million of pre-tax net derivative gains included in other comprehensive income would be reclassified into earnings within the next twelve months and will be reclassified in the same period that the hedged item affects earnings. The actual amounts that will be reclassified into earnings over the next twelve months will vary from this amount as a result of changes in market conditions.

        At December 31, 2001, the maximum term of derivative instruments that hedge forecasted transactions, except those related to payment of variable interest on existing financial instruments, was 3 years. However, on average, the duration of the Company's derivative instruments that hedge forecasted transactions was 8 months.

Net Investment in Foreign Operations Hedge

        At December 31, 2001, the Company did not have any hedges of foreign currency exposure of net investments in foreign operations. However, the Company expects that it may hedge investments in foreign subsidiaries in the future.

Investments Hedge

        The Company does not have any derivatives to hedge the value of its equity investments in affiliated companies.

Fair Value of Financial Instruments

        The Company's financial instruments include cash equivalents, short-term investments, accounts receivable, finance receivables, accounts payable, accrued liabilities, notes payable, long-term debt, foreign currency contracts and other financing commitments.

        Using available market information, the Company determined that the fair value of long-term debt at December 31, 2001 was $7.6 billion compared to a carrying value of $8.4 billion. Since considerable judgment is required in interpreting market information, the fair value of the long-term debt is not necessarily indicative of the amount which could be realized in a current market exchange.

        The fair values of the other financial instruments were not materially different from their carrying or contract values at December 31, 2001. The fair values of the other financing commitments could not be reasonably estimated at December 31, 2001.

MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    F-55

5. Income Taxes

Components of earnings (loss) before income taxes are as follows:

Years ended December 31	2001	2000	1999

United States	$(6,893)	$586	$(462)
Other nations	1,382	1,645	1,745

	$(5,511)	$2,231	$1,283

Components of income tax provision (benefit) are as follows:

Years ended December 31	2001	2000	1999

United States	$—	$348	$479
Other nations	699	273	257
State (U.S.)	—	53	99

	699	674	835
Deferred	(2,273)	239	(443)

	$(1,574)	$913	$392

        Deferred tax adjustments to stockholders' equity, which resulted primarily from fair value adjustments to available for sale securities, were $(751) million, $(1.5) billion and $2.3 billion for the years ended December 31, 2001, 2000 and 1999, respectively. Except for certain earnings that the Company intends to reinvest indefinitely, provisions have been made for the estimated U.S. federal income taxes applicable to undistributed earnings of non-U.S. subsidiaries. Undistributed earnings that the Company intends to reinvest indefinitely, and for which no U.S. Federal income taxes have been provided, aggregate $7.1 billion, $7.9 billion and $5.5 billion at December 31, 2001, 2000 and 1999, respectively. The portion of earnings not reinvested indefinitely may be distributed substantially free of additional U.S. federal income taxes given the U.S. federal tax provisions accrued on undistributed earnings and the utilization of available foreign tax credits.

        Differences between income tax expense (benefit) computed at the U.S. federal statutory tax rate of 35% and the income tax provision (benefit) are as follows:

Years ended December 31	2001	2000	1999

Income tax expense (benefit) at statutory rate	$(1,929)	$781	$449
Taxes on non-U.S. earnings	368	(108)	167
State income taxes	(162)	80	(46)
Foreign export sales	(15)	(16)	(157)
Non-deductible acquisition charges	85	139	24
Other	79	37	(45)

	$(1,574)	$913	$392

Significant components of deferred tax assets (liabilities) are as follows:

December 31	2001	2000

Inventory	$502	$729
Contract accounting methods	65	104
Employee benefits	433	358
Capitalized items	780	272
Tax basis differences on investments	166	(163)
Depreciation	(427)	(425)
Undistributed non-U.S. earnings	(889)	(779)
Tax carryforwards	1,864	922
Cost-based investment mark-to-market	(212)	(951)
Iridium reserves	278	135
Business reorganization	347	114
Long-term financing reserves	631	89
Other	247	385

Net deferred tax asset	$3,785	$790

        Gross deferred tax assets were $8.8 billion and $5.5 billion at December 31, 2001 and 2000, respectively. Gross deferred tax liabilities were $4.5 billion and $4.7 billion at December 31, 2001 and 2000, respectively. The Company has U.S. tax carryforwards of approximately $1.8 billion and $900 million at December 31, 2001 and 2000, respectively. These carryforwards are primarily foreign tax credit carryovers which expire between 2002 and 2006 with $166 million expiring in 2002. The remaining U.S. tax carryforwards are comprised of net operating loss carryovers and research and experimental credits which expire over periods ranging from seventeen to twenty years and alternative minimum tax credits that can be carried forward indefinitely. The deferred tax asset for the U.S. tax carryforwards is considered more likely than not to be realizable by management based on estimates of future income and the implementation of tax-planning strategies. At December 31, 2001 and 2000 certain of the Company's non-U.S. subsidiaries had net deferred tax assets from tax loss carryforwards of $34 million and $22 million, respectively, net of valuation allowances of $493 million and $260 million, respectively. The Company has placed valuation allowances against a portion of the non-U.S. subsidiaries tax carryforwards to present the net amount that is more likely than not to be realized.

        The Internal Revenue Service (IRS) has examined the federal income tax returns for the Company through 1995 and has settled the respective returns through 1991. The IRS has proposed certain adjustments to the Company's income and tax credits for the years 1992 through 1995 that would result in additional tax. The Company disagrees with most of the proposed adjustments and is contesting them at the Appeals level of the IRS. The IRS is currently performing the field level examination of the 1996 through 2000 tax returns. In the opinion of the Company's management, the final disposition of these matters, and proposed adjustments from other tax authorities, will not have a material adverse

F-56    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)

effect on the consolidated financial position, liquidity or results of operations of the Company.

6. Employee Benefit and Incentive Plans

Pension Benefits

        The Company's noncontributory pension plan (the Regular Pension Plan) covers most U.S. employees after one year of service. Effective January 1, 2001 the General Instrument Pension Plan was amended with benefits accumulated under that plan frozen and all participants eligible for participation in the Company's Regular Pension Plan. Effective July 1, 2000, the Company amended the Regular Pension Plan by adding a new portable benefit formula, which offers a lump sum payment or annuity benefit payments upon separation from the Company after five years of service. Both the traditional and portable benefit formulas are dependent upon employee earnings and years of service. Employees hired prior to or on June 30, 1999 were given a one-time election to have their pension benefits determined under the traditional benefit formula or under the new portable benefit formula. If the employee elected the new formula, the benefits accumulated under the traditional benefit formula were frozen as of June 30, 2000. These frozen benefits will be added to the benefit earned under the portable benefit formula for service on and after January 1, 2001 for the former General Instrument Pension Plan participants and after July 1, 2000 for employees electing the new portable benefit formula. The new portable benefit formula applies to all employees hired after June 30, 1999. The Company's policy is to fund at least the amount required by the Internal Revenue Code.

        The Company has a noncontributory supplemental retirement benefit plan (the Officers' Plan) for its elected officers. The Officers' Plan contains provisions for funding the participants' expected retirement benefits when the participants meet the minimum age and years of service requirements. Elected officers who were not yet vested in the Officers' Plan as of December 31, 1999 had the option to remain in the Officers' Plan or elect to have their benefit bought out in restricted stock units. Effective December 31, 1999 no new elected officers were eligible to participate in the Officers' Plan.

        The Company has an additional noncontributory supplemental retirement benefit plan (the Motorola Supplemental Pension Plan—MSPP), which provides supplemental benefits in excess of the limitations imposed by the Internal Revenue Code on the Regular Pension Plan for U.S. employees. All newly elected officers, including former participants in the General Instrument SERP plan, are participants in MSPP. Elected officers covered under the Officers' Plan or who participated in the restricted stock buy-out are not eligible to participate in MSPP.

        Certain non-U.S. subsidiaries have varying types of retirement plans providing benefits for substantially all of their employees. Amounts charged to earnings for all non-U.S. plans were $109 million, $85 million and $97 million for the years ended December 31, 2001, 2000 and 1999, respectively.

        The Company uses a five-year, market-related asset value method of amortizing asset-related gains and losses. Net transition amounts and prior service costs are being amortized over periods ranging from 9 to 15 years.

        Benefits under all U.S. pension plans are valued based upon the projected unit credit cost method. The assumptions used to develop the projected benefit obligations for the plans were as follows:

December 31	2001	2000

Discount rate for obligations	7.25%	7.50%
Future compensation increase rate	4.00%	4.50%
Investment return assumption (regular)	9.00%	9.00%
Investment return assumption (elected officers)	6.00%	6.00%

        Discount rates are established based on prevailing market rates for high-quality fixed-income instruments that, if the pension benefit obligation was settled at the measurement date, would provide the necessary future cash flows to pay the benefit obligation when due. At December 31, 2001, the investment portfolio was predominantly equity investments, which have historically realized annual returns at or above the assumed investment return rate. The Company believes short-term changes in interest rates should not affect the measurement of the Company's long-term obligation.

        The net U.S. periodic pension cost for the regular pension plan and the elected officers' supplemental retirement benefit plan was as follows:

Regular Pension Plan

Years ended December 31	2001	2000	1999

Service cost	$189	$170	$196
Interest cost	238	214	199
Expected return on plan assets	(301)	(283)	(242)
Amortization of unrecognized prior service cost	(9)	(5)	—
Settlement expense	12	—	—

Net periodic pension cost	$129	$96	$153

MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    F-57

Elected Officers' Supplemental
Retirement Benefit Plan

Years ended December 31	2001	2000	1999

Service cost	$39	$47	$33
Interest cost	23	21	15
Expected return on plan assets	(6)	(5)	(5)
Amortization of:
Unrecognized net loss	12	14	13
Unrecognized prior service cost	3	3	2
Unrecognized net obligation	—	1	1
Curtailment expense	—	1	—
Settlement expense	12	8	9

Net periodic pension cost	$83	$90	$68

        The net periodic pension cost for the Motorola Supplemental Pension Plan was $11 million, $3 million and $4 million for the years ended December 31, 2001, 2000 and 1999, respectively.

        The status of the Company's plans at December 31 is as follows:

	December 31
	2001		2000
	Regular	Officers And MSPP	Regular	Officers And MSPP

Change in benefit obligation:
Benefit obligation at January 1	$3,146	$298	$2,788	$249
Service cost	189	39	170	48
Interest cost	238	23	214	22
Plan amendments	4	(3)	(110)	10
Divestitures	(83)	—	(6)	—
Curtailment	(39)	—	—	—
Actuarial (gain) loss	19	(2)	198	24
Tax payments	—	(29)	—	(24)
Benefit payments	(181)	(40)	(108)	(31)

Benefit obligation at December 31	$3,293	$286	$3,146	$298

Change in plan assets:
Fair value at January 1	$3,487	$170	$3,593	$159
Return on plan assets	(262)	14	(103)	15
Company tax contributions	—	25	—	21
Company contributions	4	34	111	30
Divestitures	(83)	—	(6)	—
Tax payments	—	(29)	—	(24)
Benefit payments	(181)	(40)	(108)	(31)
Other payments	(8)	—	—	—

Fair value at December 31	$2,957	$174	$3,487	$170

Funded status of the plan	$(336)	$(111)	$341	$(128)
Unrecognized net (gain) loss	287	102	(249)	146
Unrecognized prior service cost	(89)	10	(105)	16

Prepaid (accrued) pension cost	$(138)	$1	$(13)	$34

Components of prepaid (accrued) pension cost:
Prepaid benefit cost	$—	$—	$5	$—
Intangible asset	—	13	—	16
Accrued benefit liability	(138)	(83)	(18)	(102)
Deferred income taxes	—	27	—	46
Non-owner changes to equity	—	44	—	74

	$(138)	$1	$(13)	$34

F-58    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)

Postretirement Health Care Benefits

        In addition to providing pension benefits, the Company provides certain health care benefits to its retired employees. The majority of its domestic employees may become eligible for these benefits if they meet age and service requirements upon termination of employment. The Company's policy is to fund at least the amount required by the Internal Revenue Code.

        The assumptions used to develop the accumulated postretirement benefit obligation for the retiree health care plan were as follows:

December 31	2001	2000

Discount rate for obligations	7.25%	7.50%
Investment return assumptions	9.00%	9.00%

        Net retiree health care expenses were as follows:

Years ended December 31	2001	2000	1999

Service cost	$13	$16	$19
Interest cost	43	42	38
Expected return on plan assets	(31)	(30)	(26)
Amortization of:
Unrecognized net loss	6	3	5
Unrecognized prior service cost	(4)	—	—

	$27	$31	$36

        The funded status of the plan is as follows. Plan assets are comprised primarily of equity securities, bonds and cash equivalents.

December 31	2001	2000

Change in benefit obligation:
Benefit obligation at January 1	$594	$537
Service cost	13	16
Interest cost	43	42
Plan amendments	(10)	—
Divestitures	(10)	1
Actuarial (gain) loss	18	32
Benefit payments	(31)	(30)
Other payments	(12)	(4)

Benefit obligation at December 31	$605	$594
Change in plan assets:
Fair value at January 1	$372	$389
Return on plan assets	(28)	(13)
Company contributions	—	26
Divestitures	(10)	—
Benefit payments	(31)	(30)

Fair value at December 31	$303	$372
Funded status of the plan	(302)	(222)
Unrecognized net loss	214	104
Unrecognized prior service cost	(32)	(4)

Accrued retiree health care cost	$(120)	$(122)

        The health care trend rate used to determine the pre-age 65 accumulated postretirement benefit obligation was 6.00% for 2001, staying flat or decreasing to 5.00% for medical benefits, depending on the option chosen, by the year 2002 and beyond. A flat 5% rate per year is used for the post-age 65 obligation. Changing the health care trend rate by one percentage point would change the accumulated postretirement benefit obligation and the net retiree health care expense as follows:

	1% Point Increase	1% Point Decrease

Effect on:
Accumulated postretirement benefit obligation	$33	$(54)
Net retiree health care expense	3	(6)

        The Company has no significant postretirement health care benefit plans outside of the United States.

Stock Options

        Under the Company's stock option plans, options to acquire shares of common stock have been made available for grant to certain employees, non-employee directors and to existing option holders in connection with the merging of option plans following an acquisition. Each option granted has an exercise price of 100% of the market value of the common stock on the date of grant. The contractual life of each option is generally 10 years, and primarily all of the options vest and become exercisable at 25% increments over four years.

        Upon the occurrence of a change in control, each stock option outstanding on the date on which the change in control occurs will immediately become exercisable in full. In addition, the restrictions on all shares of restricted stock and restricted stock units outstanding on the date on which the change in control occurs will be automatically terminated.

        The Company measures compensation cost for stock option plans using the intrinsic value-based method. Compensation cost, if any, is recorded based on the excess of the quoted market price at grant date over the amount an employee must pay to acquire the stock. The Company has evaluated the pro forma effects of using the fair value-based method of accounting and as such, net earnings (loss), basic

MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    F-59

earnings (loss) per common share and diluted earnings (loss) per common share would have been as follows:

Years ended December 31	2001	2000	1999

Net earnings (loss)
As reported	$(3,937)	$1,318	$891
Pro forma	(4,227)	1,142	867
Basic earnings (loss) per common share
As reported	(1.78)	0.61	0.42
Pro forma	(1.93)	0.53	0.41
Diluted earnings (loss) per common share
As reported	(1.78)	0.58	0.41
Pro forma	(1.93)	0.51	0.39

        The fair value of each option was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

Years ended December 31	2001	2000	1999

Risk-free interest rate	4.50%	6.14%	5.53%
Dividend yield	0.96%	0.45%	0.56%
Expected volatility	45.85%	39.80%	33.63%
Expected life in years	5	5	5
Per option fair value	$7	$15	$11

        Stock options activity was as follows: (in thousands, except exercise price and employee data)

	Years ended December 31
	2001		2000		1999
	Shares subject to options	Wtd. avg. exercise price	Shares subject to options	Wtd. avg. exercise price	Shares subject to options	Wtd. avg. exercise price

Options outstanding at January 1	154,892	$27	110,940	$16	148,851	$15
Options granted	82,489	18	69,908	41	3,672	29
Options exercised	(5,728)	7	(18,856)	13	(39,528)	13
Options terminated, cancelled or expired	(14,580)	28	(7,100)	35	(2,055)	14

Options outstanding at December 31	217,073	24	154,892	27	110,940	16

Options exercisable at December 31	96,729	21	82,819	17	87,957	16

Approx. number of employees granted options	43,100		32,400		1,500

        The following table summarizes information about stock options outstanding and exercisable at December 31, 2001 (in thousands, except exercise price):

	Options Outstanding
				Options Exercisable
			Wtd. avg. contractual life (in yrs.)
Exercise price range:	No. of options	Wtd. avg. exercise price		No. of options	Wtd. avg. exercise price

Under $7	1,378	$4	6.9	999	$4
$ 7-$13	15,398	10	3.9	15,245	10
$14-$20	95,220	17	7.0	51,615	18
$21-$27	50,273	22	2.8	13,222	22
$28-$34	4,573	31	8.1	1,801	31
$35-$41	3,545	38	8.3	1,060	38
$42-$48	46,235	44	12.9	12,657	44
$49-$55	397	52	10.1	115	52
$56-$63	54	58	8.1	15	58

	217,073			96,729

F-60    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)

Other Benefits

        Defined Contribution Plans:    The Company and certain subsidiaries have profit sharing and savings plans, principally contributory, in which all eligible employees participate. The Company makes two types of contributions to these plans, matching contributions and profit sharing contributions. Matching contributions are based upon the amount of the employees' contributions and do not depend on the Company's profits. Profit sharing contributions are generally based upon pre-tax earnings, as defined, with an adjustment for the aggregate matching contribution. Company contributions for the years ended December 31, 2001, 2000 and 1999 were $165 million, $178 million and $75 million, respectively.

        Performance Excellence Equals Rewards:    The Motorola Executive Incentive Plan was replaced by Performance Excellence Equals Rewards (PE=R), effective January 1, 2000. PE=R provides annual cash payments to employees at certain levels of management and specific professionals who are deemed individual contributors based on achievement of strategic initiatives and business goals. The provision for awards for the years ended December 31, 2001, 2000 and 1999 was $95 million, $127 million and $11 million, respectively.

        Long Range Incentive Program:    The Company's Long Range Incentive Program of 1994 rewards participating elected officers for the Company's achievement of outstanding long-range performance, based on four performance objectives measured over four-year cycles. These objectives are benchmarked and evaluated against both similar-industry companies and internal Motorola objectives. The provision for long-range incentive awards for the years ended December 31, 2001, 2000 and 1999 was $13 million, $13 million and $3 million, respectively.

        Incentive Pay Plans:    In 1999 the Company introduced incentive pay plans providing eligible employees with an annual payment, calculated as a percentage of an employee's eligible earnings, in the year after the close of the current calendar year if specified business goals are met. The provision for incentive pay plans for the years ended December 31, 2001, 2000 and 1999 was $156 million, $270 million and $181 million, respectively.

        Motorola Employee Stock Purchase Plan (MOTshare):    MOTshare allows eligible participants to purchase shares of the Company's common stock through payroll deductions of up to 10% of compensation on an after-tax basis. The price an employee pays per share is 85% of the lower of the fair market value of the Company's stock on the close of the first trading day or last trading day of the purchase period. The plan has two purchase periods, the first one from October 1 through March 31 and the second one from April 1 through September 30. For the years ended December 31, 2001 and 2000, employees purchased 16.0 million and 7.7 million shares, respectively, at prices ranging from $12.12 to $12.50 and $24.01 to $25.23, respectively.

        Restricted Stock and Unit Grants:    Restricted stock and restricted stock unit grants (restricted stock) consist of shares or the rights to shares of the Company's common stock which are awarded employees. The grants are restricted such that they are subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the employee. At December 31, 2001 and 2000, the amount of related deferred compensation reflected in the consolidated balance sheets was $120 million and $154 million, respectively. Approximately 2.5 million, 5.8 million, and 0.7 million restricted stock and restricted stock units were granted in 2001, 2000 and 1999, respectively. The amortization of deferred compensation for the years ended December 31, 2001, 2000, and 1999 was $47 million, $54 million and $6 million, respectively.

7. Financing Arrangements

        Finance receivables consist of the following:

December 31	2001	2000

Gross finance receivables	$2,762	$2,889
Less allowance for losses	(1,647)	(239)

	1,115	2,650
Less current portion	(208)	(114)

Long-term finance receivables	$907	$2,536

        Current finance receivables are included in accounts receivable and long-term finance receivables are included in other assets in the Company's consolidated balance sheets.

        Finance receivables are interest bearing at rates ranging from 5% to 15% with interest income recognized using the finance method for fixed rate loans and the interest method for variable market rate loans. The accrual of interest income is suspended at the earlier of the time at which collection becomes doubtful or the receivable becomes 90 days delinquent. Total interest income recognized for the years ended December 31, 2001, 2000 and 1999 was $131 million, $234 million and $145 million, respectively.

        The contractual terms of the finance receivables are from 2002 through 2007. At December 31, 2001 scheduled contractual repayments are as follows: 2002—$1.81 billion; 2003—$396 million; 2004—$271 million; 2005—$161 million; beyond—$124 million. These amounts should not be regarded as forecasts of future cash flows.

        Certain purchasers of the Company's infrastructure equipment continue to require suppliers to provide financing in connection with equipment purchases. Financing may include all or a portion of the purchase price of the equipment. At December 31, 2001 the Company had outstanding commitments to extend credit to third-parties totaling $162 million.

        Non-earning finance receivables were $2.12 billion and $57 million at December 31, 2001 and 2000, respectively. An analysis of impaired finance receivables is as follows:

December 31	2001	2000

Impaired finance receivables:
Requiring allowance for losses	$2,190	$72
Expected to be fully recoverable	350	—

	$2,540	$72

Allowance for losses	$1,624	$24

        The average investment in impaired finance receivables was $1.29 billion, $36 million and $15 million for the years ended December 31, 2001, 2000 and 1999, respectively. Interest income on impaired finance receivables is recognized as cash is collected or on a cost-recovery basis as conditions warrant and totaled $3 million, $4 million and $0 for the years ended December 31, 2001, 2000 and 1999, respectively.

MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    F-61

        The allowance for losses on finance receivables was $1.65 billion, $239 million and $292 million as of December 31, 2001, 2000 and 1999, respectively. During 2001 a $1.37 billion charge was recorded increasing to $1.51 billion the allowance for losses relating to one customer, Telsim, in Turkey (the "Telsim Loan"). As of December 31, 2001 and 2000, the net receivable from Telsim was $531 million and $1.69 billion, respectively.

        On April 30, 2001, $728 million of the Telsim Loan became due, but was not paid, thus rendering the entire Telsim Loan in default. Following the cure period, the Company notified Telsim that it had accelerated payment of all amounts due under the loan, including interest. As security for the Telsim Loan, 66% of the stock of Telsim was pledged to the Company. In addition, the Company has other creditor remedies granted by law. In direct breach of contractual agreements, Telsim issued additional shares and diluted the ownership percentage of Telsim represented by shares previously pledged to Motorola from 66% to 22%.

        Thus far Telsim has been largely uncooperative in restructuring the loan or in entering into a transaction with third-party investors to either sell or bring new equity into Telsim. In January 2002 the Company together with another Telsim creditor filed suit to reclaim amounts owed including damages. The suit alleges 13 separate counts of wrongdoing, including four counts of criminal activity in violation of the Racketeer Influenced and Corrupt Organizations Act, commonly know as "RICO".

        The Company sells, from time to time, receivables to unrelated third parties. A short-term receivables discounting and sales program is operated through its wholly-owned subsidiary, Motorola Receivables Corporation. Such receivables are sold on a non-recourse basis with $1.59 billion, $1.37 billion and $1.13 million sold for the years ended December 31, 2001, 2000 and 1999, respectively.

        Certain long term finance receivables have been sold to a third party through the Company's wholly-owned subsidiary, Motorola Funding Corporation (MFC). In connection with these sales, MFC is party to a $500 million credit insurance policy, the proceeds of which have been assigned to the purchasers of the receivables. MFC has first loss risk of $100 million and has funded $65 million of this first loss with the insurers as a refundable insurance deposit. Total finance receivables sold under this program were $284 million with $166 million outstanding as of December 31, 2001. The Company has provided an allowance for first loss of $60 million at December 31, 2001.

        In addition to providing direct financing to certain equipment customers, as evidenced by the finance receivables above, the Company also assists customers in obtaining financing directly from banks and other sources to fund equipment purchases. The amount of loans from third parties for which the Company has committed to provide financial guarantees totaled $275 million at December 31, 2001. Customer outstanding borrowings under these third party loan arrangements were $184 million at December 31, 2001. In addition the Company has guaranteed a lease termination penalty totaling $85 million which is payable through 2008.

        The Company evaluates its contingent obligations under these financial guarantees by assessing the customer's financial status, account activity and credit risk, as well as the current economic conditions and historical experience. Based on this evaluation, management's best estimate of probable losses of unrecoverable amounts, should these guarantees be called, was $74 million and $25 million at December 31, 2001 and 2000, respectively. These amounts are included in accrued liabilities in the consolidated balance sheets.

8. Commitments and Contingencies

Leases

        The Company owns most of its major facilities, but does lease certain office, factory and warehouse space, land, and information technology and other equipment under principally noncancelable operating leases. Rental expense, net of sublease income for the years ended December 31, 2001, 2000 and 1999 was $417 million, $378 million and $346 million, respectively. At December 31, 2001, future minimum lease obligations, net of minimum sublease rentals, for the next five years and beyond are as follows: 2002—$150 million; 2003—$117 million; 2004—$97 million; 2005—$76 million; 2006—$63 million; beyond—$90 million.

Next Level Communications, Inc.

        At December 31, 2001, the Company had approximately a 75%, controlling ownership interest in Next Level Communications, Inc. (Next Level), a publicly-traded subsidiary, which is consolidated in Motorola's financial statements. Effective in the fourth quarter 2001, Motorola began to include in its consolidated results the minority interest share of Next Level's operating losses as a result of Next Level's cumulative net deficit equity position.

        Motorola began financing Next Level's operations in 2001. As of December 31, 2001 Motorola had intercompany financings to Next Level of $112 million. Subsequent to December 31, 2001, Motorola made a $30 million investment in Next Level preferred stock. In conjunction with these financings to Next Level, Motorola has also received warrants. If the preferred stock were converted and the warrants were exercised it would increase Motorola's ownership to 81%.

        The repayment of these intercompany financings is dependent upon Next Level generating positive cash flow or securing additional funding from sources outside of Motorola. If these events do not occur, Motorola may need to provide an allowance for some or all of these outstanding financings that are not collectible.

F-62    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)

Iridium Program

        On November 20, 2000, the United States Bankruptcy Court for the Southern District of New York issued an Order that approved the bid of Iridium Satellite LLC ("New Iridium") for the assets of Iridium LLC and its operating subsidiaries (collectively "Old Iridium"). The Bankruptcy Order provided, among other things, that all obligations of Motorola and its subsidiaries and affiliates under all executory contracts and leases with Old Iridium relating to the Iridium system would, upon completion of the asset sale, be deemed terminated and, to the extent executory, be deemed rejected. Claims against Motorola by Old Iridium and others with respect to certain credit agreements and related matters were not discharged. New Iridium completed the acquisition of the operating assets of Old Iridium, including the satellite constellation, terrestrial network, and real and intellectual property of Old Iridium, on December 12, 2000. At the same time, Motorola entered into a contract with New Iridium to provide transition services pending the transfer of operations and maintenance in full to the Boeing Company. The Company also contracted with New Iridium to manufacture subscriber units and up to seven Iridium satellites. The Company does not anticipate the contract with New Iridium will result in significant sales or earnings to the Company. As a result of the acquisition by New Iridium, the Company reevaluated its commitments, risks and exposures to the Iridium program, including the new contracts with New Iridium.

        The Company recorded $365 million and $2.1 billion of charges in 2001 and 1999, respectively, related to the Iridium program. There were no charges recorded by the Company in 2000. Motorola's reserves related to the Iridium program as of December 31, 2001 and 2000 were $605 million, and $272 million respectively and are included in accrued liabilities in the consolidated balance sheets. The balance at December 31, 2001 includes $365 million associated with an unfavorable ruling against the Company in 2001 in a case filed by the Chase Manhattan Bank related to a guarantee of a credit agreement for Iridium LLC, and $240 million related to: (i) additional cost of satellites to be built for New Iridium; (ii) termination costs related to subcontractors; and (iii) other costs to wind down Motorola's operations related to the Iridium program.

        At December 31, 2000, Motorola had reserves related to the Iridium program of $272 million. In 2001, the Company utilized $32 million of the reserve for costs associated with the wind-down of Iridium operations and the costs of transitioning the operation of the satellite constellation system to the Boeing Company. The remaining $605 million of reserves as of December 31, 2001 will require future cash payments throughout 2002. These reserves are believed by management to be sufficient to cover Motorola's current exposures related to the Iridium program. These reserves do not include additional special charges that may arise as a result of litigation related to the Iridium program.

        The Chase Manhattan Bank has filed three lawsuits against the Company with respect to Iridium's $800 million Senior Secured Credit Agreement. On June 9, 2000, Chase filed a complaint in the Supreme Court of the State of New York, New York County (which was subsequently removed to federal district court in New York), demanding that the Company provide a $300 million guarantee that was required under certain circumstances and subject to certain conditions. The Company asserted that the conditions had not been met and that Chase was not entitled to demand the guarantee. Following a bench trial, in early 2002, the court entered an order granting judgment to Chase and ordering the Company to pay Chase $300 million plus interest and attorneys' fees. That ruling is subject to appeal at the conclusion of other proceedings in the case. On June 9, 2000, Chase also filed a complaint in the U.S. District Court in the District of Delaware demanding that the Company and other investors in Old Iridium pay their capital call requirements under Old Iridium's LLC Agreement, plus interest and legal fees. In Motorola's case, this could require an additional equity investment of up to approximately $50 million. No trial date has been scheduled in the capital call lawsuit. Finally, on October 1, 2001, Chase and 17 other lenders of Old Iridium (or their successors) filed a complaint against Motorola in the Supreme Court of New York alleging that they were fraudulently induced by Motorola and Old Iridium to enter into the Senior Secured Credit Agreement discussed above. The plaintiffs seek recovery of the unpaid portion of the loans. Discovery in this lawsuit has not yet begun.

        A committee of unsecured creditors (the "Creditors Committee") of Old Iridium has, over objections by Motorola, been granted leave by the Bankruptcy Court to file a complaint on Old Iridium's behalf against Motorola. In March 2001, the Bankruptcy Court approved a settlement between the Creditors Committee and Old Iridium's secured creditors that provides for the creation of a litigation fund to be used in pursuit of such proposed claims against Motorola. Motorola has appealed this order. On July 19, 2001, the Creditors Committee filed a complaint against Motorola in Bankruptcy Court on behalf of Old Iridium's debtors and estates, In re Iridium Operating LLC, et al. v. Motorola, seeking in excess of $4 billion in damages.

        The Iridium India gateway investors (IITL) have filed a suit against Motorola, and certain current and former Motorola officers, in an India court under the India Penal Code claiming cheating and conspiracy in connection with investments in Old Iridium and the purchase of gateway equipment. Under Indian law if IITL were successful in the suit, IITL could recover compensation of the alleged financial losses.

        Creditors and other stakeholders in Old Iridium may seek to bring various other claims against Motorola. A number of purported class action and other lawsuits alleging securities law violations have been filed naming Old Iridium, certain current and former officers of Old Iridium, other entities and Motorola as defendants.

        Although management does not believe an unfavorable outcome is likely, an unfavorable outcome of one or more of these cases could have a material adverse effect on the Company's consolidated financial position, liquidity or results of operations.

MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    F-63

Environmental

        Under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (CERCLA, or Superfund) and equivalent state law, the Company has been designated as a potentially responsible party by the United States Environmental Protection Agency with respect to certain waste sites with which the Company may have had direct or indirect involvement. Such designations are made regardless of the extent of the Company's involvement. These claims are in various stages of administrative or judicial proceedings. They include demands for recovery of past governmental costs and for future investigations or remedial actions. The remedial efforts include environmental cleanup costs and communication programs. In many cases, the dollar amounts of the claims have not been specified and have been asserted against a number of other entities for the same cost recovery or other relief as was asserted against the Company. The Company accrues costs associated with environmental matters when they become probable and reasonably estimable. Due to the uncertain nature, the actual costs that will be incurred will differ from the amounts accrued, perhaps significantly. Accruals at December 31, 2001 and 2000 were $79 million and $85 million, respectively, with related charges to earnings of $3 million, $3 million and $15 million for the years ended December 31, 2001, 2000 and 1999, respectively. These amounts represent only the Company's share of costs incurred in environmental cleanup sites without considering recovery of costs from any insurer, since in most cases potentially responsible parties other than the Company may exist and be held responsible.

Other

        The Company is a defendant in various lawsuits, including environmental and product-related suits, and is subject to various claims which arise in the normal course of business. In the opinion of management, and other than discussed above with respect to the Iridium cases, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, liquidity or results of operations.

9.  Information by Segment and Geographic Region

        The Company's reportable segments have been determined based on the nature of the products offered to customers. The Personal Communications segment primarily designs, manufactures, sells and services wireless subscriber equipment, including wireless handsets, integrated digital enhanced network (iDEN®) digital phones and personal two-way radios, with related software and accessory products. The Global Telecom Solutions segment primarily designs, manufactures, sells, installs, and services cellular wireless infrastructure communications systems, including hardware and software. The segments portfolio includes electronic exchanges, base site controllers and radio base stations for iDEN®, Code Division Multiple Access (CDMA), Global System for Mobile Communications (GSM), and Personal Digital Cellular (PDC) technologies. The Commercial, Government and Industrial Solutions segment primarily designs, manufactures, sells, installs and services analog and digital two-way radio voice and data products and privately-operated systems to a wide range of governmental and industrial customers worldwide. The Broadband Communications segment designs, manufactures and sells: (i) digital systems and set-top terminals for broadband cable and satellite television networks; (ii) high speed data products, including cable modems and cable modem termination systems (CMTS), as well as Internet Protocol (IP)-based telephony products; (iii) hybrid fiber/coaxial network transmission systems used by cable television operators; (iv) digital satellite television systems for programmers; (v) direct-to-home (DTH) satellite networks and private networks for business communications, and (vi) digital broadcast products for the cable and broadcast industries. The Semiconductor Products segment designs, produces and sells embedded processors for customers serving the networking and computing, transportation and standard product, and wireless/broadband markets. SPS offers multiple technologies enabling customers to develop smarter, faster, and synchronized products for the person, work team, home and automobile. The Integrated Electronic Systems segment designs, manufactures and sells automotive and industrial electronics systems and solutions, portable energy storage products and systems, and multi-function embedded board and computer system products. Other is comprised of the Other Products segment and general corporate items. The Other Products segment includes: (i) various corporate programs representing developmental businesses and research and development projects; (ii) the Company's holdings in cellular operating companies outside the U.S.; (iii) the Internet Software and Content Group, which provides end-to-end application services to the Company's segments; and (iv) Next Level Communications, Inc., a publicly-traded subsidiary in which the Company has a controlling interest.

        The accounting policies of the segments are the same as those described in Note 1, Summary of Significant Accounting Policies. Segment operating results are measured based on earnings (loss) before income taxes adjusted, if necessary, for certain segment-specific items and corporate allocations. Intersegment and intergeographic sales are accounted for on an arm's length pricing basis. Intersegment sales included in adjustments and eliminations were $2.1 billion, $3.3 billion and $2.8 billion for the years ended December 31, 2001, 2000 and 1999, respectively. These sales were primarily from the Semiconductor Products segment and the Integrated Electronic Systems segment to the Personal Communications segment. Intersegment sales from the Semiconductor Products segment were $1.1 billion, $2.0 billion and

F-64    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)

$1.7 billion for the years ended December 31, 2001, 2000 and 1999, respectively. For these same periods, intersegment sales from the Integrated Electronic Systems segment were $0.6 billion, $0.8 billion and $0.8 billion, respectively. Net sales by geographic region are measured by the location of the revenue-producing operations.

        Domestic export sales to third parties were $2.2 billion, $1.9 billion and $2.6 billion for the years ended December 31, 2001, 2000 and 1999, respectively. Domestic export sales to affiliates and subsidiaries, which are eliminated in consolidation, were $2.9 billion, $7.3 billion and $6.7 billion for the years ended December 31, 2001, 2000 and 1999, respectively.

        Identifiable assets (excluding intersegment receivables) are the Company's assets that are identified with classes of similar products or operations in each geographic region. General corporate assets include primarily cash and cash equivalents, marketable securities, cost-based investments, deferred income taxes and the administrative headquarters of the Company.

        Unamortized goodwill as of December 31, 2001 totaled $1.3 billion and consisted of: $5.9 million in the Personal Communications segment; $4.0 million in the Global Telecom Solutions segment; $135.1 million in the Commercial; Government and Industrial Solutions segment; $676.3 million in the Broadband Communication segment; $229.9 million in the Semiconductor Products segment; $62.6 million in the Integrated Electronic Systems segment and $135.7 million in Other.

        In 2001, 2000 and 1999, no single customer or group under common control represented 10% or more of the Company's consolidated net sales.

Segment information

	Net Sales			Earnings (Loss) Before Income Taxes
Years ended December 31	2001	2000	1999	2001	2000	1999

Personal Communications Segment	$10,448	$13,267	$11,932	$(1,797)	$(328)	$608
Global Telecom Solutions Segment	6,548	7,791	6,544	(1,413)	846	(479)
Commercial, Government and Industrial Solutions Segment	4,318	4,580	4,068	508	434	609
Broadband Communications Segment	2,855	3,416	2,532	(436)	1,251	294
Semiconductor Products Segment	4,936	7,876	7,370	(2,142)	163	619
Integrated Electronic Systems Segment	2,239	2,869	2,592	(211)	184	192
Other Products Segment	755	1,057	804	551	(338)	(632)
Adjustments and Eliminations	(2,095)	(3,276)	(2,767)	236	(66)	(4)

	$30,004	$37,580	$33,075	(4,704)	2,146	1,207

General Corporate				(807)	85	76

Earnings (loss) before income taxes				$(5,511)	$2,231	$1,283

	Assets			Capital Expenditures			Depreciation Expense
Years ended December 31
	2001	2000	1999	2001	2000	1999	2001	2000	1999

Personal Communications Segment	$4,449	$8,287	$6,411	$113	$504	$450	$290	$388	$398
Global Telecom Solutions Segment	4,638	6,562	7,414	234	355	262	267	275	260
Commercial, Government and Industrial Solutions Segment	2,071	3,143	2,509	105	237	152	185	189	170
Broadband Communications Segment	3,398	4,134	3,346	57	166	175	86	87	76
Semiconductor Products Segment	7,546	9,252	7,872	613	2,407	1,505	1,220	1,134	1,131
Integrated Electronic Systems Segment	1,131	1,327	1,151	68	186	104	84	86	66
Other Products Segment	1,824	3,597	2,787	4	25	76	38	91	65
Adjustments and Eliminations	(190)	(305)	(1,401)	—	—	—	—	—	—

	24,867	35,997	30,089	1,194	3,880	2,724	2,170	2,250	2,166
General Corporate	8,531	6,346	10,400	127	251	132	187	102	77

	$33,398	$42,343	$40,489	$1,321	$4,131	$2,856	$2,357	$2,352	$2,243

MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    F-65

	Interest Income			Interest Expense			Interest Expense, Net
Years ended December 31	2001	2000	1999	2001	2000	1999	2001	2000	1999

Personal Communications Segment	$16	$29	$17	$113	$94	$61	$(97)	$(65)	$(44)
Global Telecom Solutions Segment	9	5	1	85	58	30	(76)	(53)	(29)
Commercial, Government and Industrial Solutions Segment	1	—	—	46	12	15	(45)	(12)	(15)
Broadband Communications Segment	17	30	19	1	—	3	16	30	16
Semiconductor Products Segment	5	7	6	211	99	81	(206)	(92)	(75)
Integrated Electronic Systems Segment	1	3	1	23	15	11	(22)	(12)	(10)
Other Products Segment	3	9	1	40	34	21	(37)	(25)	(20)

	52	83	45	519	312	222	(467)	(229)	(177)
General Corporate	156	111	93	126	130	54	30	(19)	39

	$208	$194	$138	$645	$442	$276	$(437)	$(248)	$(138)

Geographic area information

	Net Sales*			Assets			Property, Plant, and Equipment
Years ended December 31
	2001	2000	1999	2001	2000	1999	2001	2000	1999

United States	$20,289	$24,994	$21,937	$11,595	$21,284	$17,039	$4,888	$6,171	$5,391
China	5,694	4,597	3,093	3,759	4,078	2,363	1,325	999	744
United Kingdom	3,542	6,227	6,316	1,202	2,367	2,235	563	908	948
Other nations	14,103	16,777	17,709	8,784	10,859	11,095	1,634	2,350	1,989
Adjustments and Eliminations	(13,624)	(15,015)	(15,980)	(473)	(2,591)	(2.643)	(279)	(95)	(88)

	$30,004	$37,580	$33,075	24,867	35,997	30,089	8,131	10,333	8,984

General corporate				8,531	6,346	10,400	782	824	607

				$33,398	$42,343	$40,489	$8,913	$11,157	$9,591

* As measured by the location of the revenue-producing operations.

10. Stockholder Rights Plan

        The terms of the Preferred Share Purchase Rights Agreement attach certain rights to existing shares of common stock, $3 par value, of the Company at the rate of one right for each share of common stock.

        Each right entitles a shareholder to buy, under certain circumstances, one thirty-thousandth of a share of preferred stock for $66.66. The rights generally will be exercisable only if a person or group acquires 10 percent or more of the Company's common stock or begins a tender or exchange offer for 10 percent or more of the Company's common stock. If a person acquires beneficial ownership of 10% or more of the Company's common stock, all holders of rights other than the acquiring person, will be entitled to purchase the Company's common stock (or, in certain cases, common equivalent shares) at a 50% discount. The Company may redeem the new rights at a price of $0.0033 per right. The rights will expire on November 20, 2008.

F-66    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)

11. Reorganization of Businesses

For the Year Ended December 31, 2001

        For the year ended December 31, 2001, the Company recorded net charges of $2.9 billion, of which $1.0 billion was included in "Manufacturing and other costs of sales" and $1.9 billion was recorded under "Reorganization of businesses" in the Company's consolidated statements of operations. The aggregate $2.9 billion charge is comprised of the following:

	Exit Costs	Employee Separations	Inventory Writedowns	Asset Writedowns	Total

Discontinuation of product lines	$44	$—	$449	$92	$585
Business exits	151	—	30	25	206
Manufacturing & administrative consolidations	196	1,118	41	730	2,085

	$391	$1,118	$520	$847	$2,876

Discontinuation of Product Lines

        During 2001, the Company discontinued a number of product lines, resulting in a net charge of $585 million. $427 million of these charges were in the Personal Communications segment, principally for: (i) an additional writedown of the value of inventory relating to the discontinuation of analog and first-generation digital wireless telephones due to the accelerated erosion of average selling prices for these products in early 2001, and (ii) the discontinuation of two-way messaging and one-way paging products. The remaining charges consisted primarily of: (i) $68 million in the Broadband Communications segment, principally for inventory writedowns related to the discontinuation of analog set-top box products; (ii) $23 million in the Semiconductor Products segment, principally for the discontinuation of certain 5-inch and 6-inch wafer manufacturing technologies; and (iii) $37 million in the Commercial, Government and Industrial Solutions segment, principally for the discontinuation of a product line intended to serve shared public trunked radio customers. These charges included exit costs for vendor and customer liabilities arising from product cancellations. Some of these contractual obligations may extend over several years.

Business Exits

        During 2001, the Company incurred a net charge of $206 million relating to business exits. This charge consisted of: (i) $90 million in the Global Telecom Solutions segment relating to an operating joint venture in Japan; (ii) $39 million in the Commercial, Government and Industrial Solutions segment for the exit of certain activities relating to the smartcard business; and (iii) $77 million in the Other Products segment to cease the development and sale of voice recognition systems and Wireless Application Protocol servers and the exit of the Multiservice Networks Division. The exit costs included customer and supplier termination costs and lease payment and cancellation costs. Some of these contractual obligations may extend over several years.

Manufacturing and Administrative Consolidations

        The Company's action to consolidate manufacturing operations and streamline its global organization resulted in a net charge of $2.1 billion in 2001. The charge consisted primarily of $542 million in the Personal Communications segment and $818 million in the Semiconductor Products segment for severance benefit costs, asset impairments and lease cancellation fees. Some of the lease obligations, which are included in exit costs, may extend over several years. The remaining $725 millon of charges were primarily for severance benefit costs in other segments. The consolidation activities were focused primarily on the shut-down of manufacturing operations in Scotland, Illinois and Florida in the Personal Communications segment, and the consolidation of portions of the Semiconductor Products segment's manufacturing operations in various locations, including Texas, Arizona, Hong Kong, and Japan as well as the reduction of non-manufacturing headcount across all segments.

MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    F-67

Reorganization of Businesses Charges—by Segment

        The following table displays the net charges incurred by segment for the year ended December 31, 2001:

Segment	Exit Costs	Employee Separations	Inventory Writedowns	Asset Writedowns	Total

Personal Communications	$97	$208	$409	$255	$969
Global Telecom Solutions	123	155	25	42	345
Commercial, Government and Industrial Solutions	45	97	22	36	200
Broadband Communications	19	53	51	23	146
Semiconductor Products	12	386	—	443	841
Integrated Electronic Systems	18	103	1	19	141
Other Products	69	34	12	27	142
General Corporate	8	82	—	2	92

	$391	$1,118	$520	$847	$2,876

Reorganization of Businesses Accruals

        The following tables display rollforwards of the accruals established for exit costs and employee separation costs from January 1, 2001 to December 31, 2001:

Exit Costs	Accruals at January 1, 2001	2001 Net Charges	2001 Amount Used	Accruals at December 31, 2001

Discontinuation of product lines	$55	$44	$(45)	$54
Business exits	32	151	(75)	108
Manufacturing & administrative consolidations	61	196	(116)	141

	$148	$391	$(236)	$303

        The 2001 amount used of $236 million reflects cash payments of $153 million and non-cash utilization of $83 million. The remaining accrual of $303 million, which is included in accrued liabilities in the Company's consolidated balance sheets, represents future cash payments expected to be substantially completed by the end of 2002.

Employee Separation Costs	Accruals at January 1, 2001	2001 Net Charges	2001 Amount Used	Accruals at December 31, 2001

Business exits	$27	$—	$(20)	$7
Manufacturing & administrative consolidations	88	1,118	(601)	605

	$115	$1,118	$(621)	$612

        At January 1, 2001, the Company had an accrual of $115 million for employee separation costs, representing the severance costs for approximately 3,300 employees, of which 1,900 were direct employees and 1,400 were indirect employees. The 2001 net charges of $1.1 billion for employee separation costs represent the severance costs for approximately an additional 38,700 employees, of which 25,300 are direct employees and 13,400 are indirect employees. The accrual is for various levels of employees. Direct employees are primarily non-supervisory production employees and indirect employees are primarily non-production employees and production managers. Included in the December 31, 2001 accrual is severance cost for officers of the Company which have a substantially higher average severance cost per employee than direct and other indirect employees.

        During 2001, approximately 29,500 employees, of which 19,800 were direct employees and 9,700 were indirect employees, were separated from the Company. The 2001 amount used of $621 million reflects cash payments to these separated employees. The remaining accrual of $612 million, which is included in accrued liabilities in the Company's consolidated balance sheets, is expected to be paid to approximately 12,500 separated employees by the end of 2002.

F-68    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)

For the Year Ended December 31, 2000

        During the second half of 2000, the Company recorded a net charge of $1.5 billion for reorganization of businesses, of which $887 million was included in "Manufacturing and other costs of sales" and $596 million was recorded under "Reorganization of businesses" in the Company's consolidated statements of operations. The aggregate $1.5 billion charge is comprised of the following:

	Exit Costs	Employee Separations	Inventory Writedowns	Asset Writedowns	Total

Discontinuation of product lines	$57	$—	$765	$266	$1,088
Business exits	56	44	56	52	208
Manufacturing & administrative consolidations	61	96	4	26	187

	$174	$140	$825	$344	$1,483

Discontinuation of Product Lines

        The Company's plan to discontinue certain product lines resulted in a net charge of $1.1 billion in 2000. This charge was comprised of the following: (i) writedown of the value of inventory for discontinued analog and first-generation digital wireless telephones and customer and supplier termination costs in the Personal Communications segment; (ii) the discontinuation of certain 5-inch and 6-inch wafer manufacturing technologies in the Semiconductor Products segment; and (iii) the discontinuation of certain fixed wireless infrastructure products in the Global Telecom Solutions segment. The exit costs included in the charge represent vendor and customer liabilities arising from product cancellations.

Business Exits

        During 2000, the Company incurred a net charge of $208 million relating to business exits. These charges primarily related to costs incurred in connection with: (i) the exit of the SpectraPoint Wireless LLC joint venture by the Global Telecom Solutions segment; (ii) the exit of the asynchronous digital subscriber line business, which manufactured chips for high-speed Internet access, by the Semiconductor Products segment; (iii) the exit of the flat panel display business in the Other Products segment; and (iv) the exit of certain activities of the smartcard business in the Commercial, Government and Industrial Solutions segment. The exit costs included customer and supplier termination costs and lease payment and cancellation costs.

Manufacturing and Administrative Consolidations

        The Company's plan to consolidate manufacturing operations and streamline the internal supply chain capacity resulted in a net charge of $187 million in 2000. The charge consisted primarily of severance benefit costs, asset impairments and lease cancellation fees. The consolidation activities were focused primarily on the shut-down of: (i) manufacturing operations in Ireland, Germany and Florida by the Personal Communications segment; (ii) the manufacturing operations in Ireland by the Integrated Electronic Systems segment; (iii) manufacturing operations in Iowa by the Commercial, Government and Industrial Solutions segment; and (iv) certain research labs in Arizona and California by the Semiconductor Products segment.

Reorganization of Businesses Charges—by Segment

        The following table displays the net charges incurred by segment for the year ended December 31, 2000:

Segment	Exit Costs	Employee Separations	Inventory Writedowns	Asset Writedowns	Total

Personal Communications	$69	$40	$694	$35	$838
Global Telecom Solutions	41	7	62	21	131
Commercial, Government and Industrial Solutions	14	31	1	6	52
Broadband Communications	—	—	20	10	30
Semiconductor Products	28	5	4	237	274
Integrated Electronic Systems	1	11	28	3	43
Other Products	20	41	16	32	109
General Corporate	1	5	—	—	6

	$174	$140	$825	$344	$1,483

MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    F-69

Reorganization of Businesses Accruals

        The following tables display rollforwards of the accruals established for exit costs and employee separation costs from January 1, 2000 to December 31, 2000:

Exit Costs	Accruals at January 1, 2000	2000 Net Charges	2000 Amounts Used	Accruals at December 31, 2000

Discontinuation of product lines	$—	$57	$(2)	$55
Business exits	4	56	(28)	32
Manufacturing & administrative consolidations	12	61	(12)	61

	$16	$174	$(42)	$148

        The 2000 amount used of $42 million reflects cash payments of $39 million and non-cash utilization of $3 million. The remaining accrual of $148 million, which was included in accrued liabilities in the consolidated balance sheets, represents $117 million of cash payments made during 2001, $15 million of reversals into income of excess reserves in 2001, and $16 million of future cash payments expected to be made beyond 2001 as a result of negotiated contractual payment terms.

Employee Separation Costs	Accruals at January 1, 2000	2000 Net Charges	2000 Amounts Used	Accruals at December 31, 2000

Business exits	$—	$44	$(17)	$27
Manufacturing & administrative consolidations	11	96	(19)	88

	$11	$140	$(36)	$115

        The 2000 net charges of $140 million for employee separation costs represented the severance costs for approximately 3,900 employees, of which 2,100 were direct employees and 1,800 were indirect employees. Direct employees are primarily non-supervisory production employees and indirect employees are primarily non-production employees and production managers. As of December 31, 2000, approximately 670 employees, of which 260 were direct employees and 410 were indirect employees, had separated from the Company. The 2000 amount used of $36 million reflected cash payments to these separated employees. The remaining accrual of $115 million, which is included in accrued liabilities in the consolidated balance sheets, represented cash payments that were made in 2001.

For the Year Ended December 31, 1999

        In 1998, the Company implemented a comprehensive plan to consolidate manufacturing operations, exit non-strategic and poorly-performing businesses, and reduce worldwide employment. No additional charges were taken in 1999 associated with this plan. This plan reached its planned completion at December 31, 1999, at which time the Company reversed into income $226 million for accruals no longer required.

Reorganization of Businesses Accruals

        The following tables display rollforwards of the accruals established for exit costs and employee separation costs from January 1, 1999 to December 31, 1999:

	Accruals at January 1, 1999	1999 Amounts Used	1999 Reversals Into Income	Accruals at December 31, 1999

Business exits & asset impairments	$298	$(108)	$(186)	$4
Manufacturing & administrative consolidations	155	(143)	—	12
Employee separations	187	(136)	(40)	11

	$640	$(387)	$(226)	$27

        The 1999 amount used of $387 million reflects cash payments of $189 million and $198 million in non-cash utilization. The remaining accrual of $27 million, which was included in accrued liabilities in the consolidated balance sheets, represented cash payments made in the first quarter of 2000.

F-70    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)

        As of December 31, 1999, approximately 19,400 employees had separated from the Company through a combination of voluntary and involuntary severance programs. Of these 19,400 separated employees, approximately 12,400 were direct employees and 7,000 were indirect employees. Direct employees are primarily non-supervisory production employees and indirect employees are primarily non-production employees and production managers. In addition, 4,200 employees separated from the Company with the sale of the non-silicon component manufacturing business. These 4,200 people were not paid any severance because the business was sold to another corporation.

        In 1999, the Company reversed into income approximately $186 million for accruals no longer required for the contract requirements and contingencies related to: (i) the sales of its printed circuit board business; (ii) the sale of its non-silicon component manufacturing business; and (iii) the business pruning activities of the Semiconductor Products segment. The Company's successful employee redeployment efforts reduced the severance requirement in the fourth quarter of 1999. Therefore, the Company reversed into income in 1999 approximately $40 million of accruals no longer required for a cancelled separation plan involving approximately 500 employees.

12. Acquisitions and Dispositions of Businesses

Acquisitions

        On January 5, 2000, the Company completed its merger with General Instrument Corporation ("General Instrument") by exchanging 301 million shares of its common stock for all of the common stock of General Instrument. Each share of General Instrument was exchanged for 1.725 shares of the Company's common stock. The Company has accounted for the merger as a pooling-of-interests, and accordingly, all prior period consolidated financial statements have been restated to include the results of operations, financial position and cash flows of General Instrument.

        The Company completed several additional acquisitions during 2001, 2000 and 1999. These acquisitions were accounted for using purchase accounting with the results of operations for each acquiree included in the Company's consolidated financial statements for the period subsequent to the date of acquisition. The pro forma effects of these acquisitions on the Company's financial statements were not significant individually nor in the aggregate.

        The allocation of value to in-process research and development was determined using expected future cash flows discounted at average risk adjusted rates reflecting both technological and market risk as well as the time value of money. Historical pricing, margins and expense levels, where applicable, were used in the valuation of the in-process products. The in-process research and development acquired will have no alternative future uses if the products are not feasible.

MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    F-71

        The developmental products for the companies acquired have varying degrees of timing, technology, costs-to-complete and market risks throughout final development. If the products fail to become viable, the Company will unlikely be able to realize any value from the sale of incomplete technology to another party or through internal re-use. The risks of market acceptance for the products under development and potential reductions in projected sales volumes and related profits in the event of delayed market availability for any of the products exist. Efforts to complete all developmental products continue and there are no known delays to company forecasted plans except as noted below.

	Quarter Acquired	Consideration	Form of Consideration	In-Process Research and Development Charge

2001 Acquisitions
RiverDelta Networks, Inc.	Q4	$293	Common Stock (17.6 million shares) Assumed Stock Options	$20
Blue Wave Systems, Inc	Q3	114	Common Stock (7.0 million shares) Assumed Stock Options	20
Tohoku Semiconductor Corporation (increase investment to 100%)	Q1	40 345	Cash Assumed Debt	—
2000 Acquisitions
Printrak International, Inc.	Q4	154	Cash	13
Baja Celular Mexicana S.A. de C.V. (increase investment to substantially 100%)	Q3	335	Cash	—
Zenith Network Systems Division	Q3	15	Cash	—
Suncoast Scientific	Q3	14	Cash	—
Hiware AG	Q3	11	Cash	4
C-Port Corporation	Q2	430	Common Stock (8.7 million shares) Assumed Stock Options	214
Clinical Micro Sensors, Inc.	Q2	280	Cash Assumed Stock Options	80
WaveMark Technologies, Inc.	Q2	30	Cash	6
Communication Systems Technology, Inc.	Q2	22	Cash	6
Intec, Ltd.	Q1	31	Cash	9
1999 Acquisitions
Digianswer A/S	Q4	45	Cash	14
Software Corporation of America, Inc.	Q4	28	Cash	4
Metrowerks, Inc.	Q3	98	Cash	35
Bosch Telecom, Inc./SpectraPoint Wireless LLC	Q3	45	Cash	14

        For the years ended December 31, 2001, 2000 and 1999, the Company recorded a total of $40 million, $332 million and $67 million in acquired in-process research and development charges, respectively. These charges were recorded in other charges in the Company's consolidated statements of operations. In addition to the acquired in-process research and development charges, the acquisitions above resulted in a total of $314 million, $757 million and $77 million in goodwill and $60 million, $76 million, and $49 million in other intangibles for the years ended December 31, 2001, 2000 and 1999, respectively. Goodwill related to the above pre-July 1, 2001 acquisitions is being amortized over periods ranging from 3 to 10 years on a straight-line basis. The goodwill and other intangibles are recorded in other assets in the Company's consolidated balance sheets.

F-72    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)

        The following table summarizes net tangible and intangible assets acquired and the consideration provided:

Years Ended December 31	2001	2000	1999

Tangible net assets	$378	$157	$23
Goodwill and other intangibles	374	833	126
In-process research and development	40	332	67

	$792	$1,322	$216

Consideration:
Cash	$40	$892	$216
Stock	407	430	—
Assumed Debt	345	—	—

	$792	$1,322	$216

RiverDelta Networks, Inc.

        In October 2001 the Broadband Communications segment completed the acquisition of RiverDelta Networks, Inc. Motorola acquired all of RiverDelta Networks' capital stock in exchange for approximately 17.6 million shares of Motorola's common stock. The total purchase price was $293 million.

        The acquisition was accounted for using the purchase method of accounting. The Company recorded approximately $256 million in goodwill, a $20 million charge for acquired in-process research and development and $38 million in other intangibles consisting principally of completed technology and unearned compensation relating to unvested stock options exchanged. The acquired in-process research and development costs have been included in other charges in the Company's consolidated statements of operations. Other intangibles are being amortized over periods ranging from 3 to 10 years on a straight-line basis. In accordance with the provisions of SFAS No. 142 goodwill will not be amortized, but instead tested for impairment at least annually.

        River Delta is a leading provider of carrier-class broadband routing, switching, cable modem termination system (CMTS), and service management solutions. At the acquisition date, a total of 3 projects were in process. Two projects were 75% complete, and one was 35% complete. The average risk adjusted rate used to value all three projects was 20%. Revenues from one of the projects are expected to begin in late 2002 with the remaining projects expected to generate revenues beginning in 2003.

Blue Wave Systems, Inc.

        In July 2001 the Integrated Electronic Systems segment acquired Blue Wave Systems, Inc. (Blue Wave). Approximately 7.0 million shares of the Company's common stock were exchanged for Blue Wave's outstanding shares, representing a total purchase price of $114 million.

        The acquisition was accounted for using the purchase method of accounting. The Company recorded approximately $58 million in goodwill, a $20 million charge for acquired in-process research and development and $22 million in other intangibles consisting principally of completed technology and customer contracts. Such amounts have been recorded based on estimates pending the resolution of liabilities known as of the date of acquisition. The acquired in-process research and development costs have been included in other charges in the Company's consolidated statements of operations. Other intangibles are being amortized over periods ranging from 2 to 5 years on a straight-line basis. In accordance with the provisions of SFAS No. 142 goodwill will not be amortized, but instead tested for impairment at least annually.

        Blue Wave is a leading supplier of high-channel Digital Signal Processing subsystems used in telecommunication infrastructure equipment, such as voice over packet gateways, digital wireless communications and intelligent peripherals. At the acquisition date, a total of 5 projects were in process ranging from 22% to 33% complete. The average risk adjusted rate used to value all three projects was 21%. All projects are expected to start generating revenues in 2002.

Tohoku Semiconductor Corporation

        In the first quarter of 2001, the Company increased its investment in Tohoku Semiconductor Corporation from 50% to 100% for approximately $40 million in cash and the assumption of $345 million of debt. This acquisition did not result in the Company recording any goodwill or other intangibles.

C-Port Corporation

        In May 2000 the Semiconductor Products segment acquired C-Port Corporation (C-Port) in exchange for 8.7 million shares of the Company's common stock which, together with assumed stock options, was valued at $430 million. In connection with this transaction, the Company recorded an acquired in-process research and development charge of $214 million, goodwill of $209 million and other intangibles of $3 million which are being amortized over periods ranging from 3 to 10 years on a straight-line basis.

        Headquartered in North Andover, Massachusetts, C-Port is a start-up company developing programmable digital communication processors for high-speed networks. At the acquisition date, a total of 2 projects were in process. One project was 73% complete and the other project was 22% complete. The average risk adjusted rates used to value the two projects were 20% and 25%, respectively. Revenues from these in-process products began in the third quarter of 2001.

MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    F-73

Clinical Micro Sensors, Inc.

        In June 2000 the Company acquired Clinical Micro Sensors, Inc. (CMS) for approximately $280 million in cash and assumed stock options. In connection with this transaction, the Company recorded an acquired in-process research and development charge of $80 million, goodwill of $144 million and other intangibles of $1 million representing unearned compensation which are being amortized over periods ranging from 2 to 5 years on a straight-line basis.

        CMS is a genomics instrumentation company developing and manufacturing disposable DNA biochips and electronic biochip readers. At the acquisition date, one project, which was 60% complete, was in process. The average risk adjusted rate used to value the project was 30%. Revenues from this in-process product began in the second quarter of 2001.

Dispositions

	Quarter Disposed	Consideration	Form of Consideration

2001 Dispositions
Integrated Information Systems Group	Q3	$825	Cash
Multiservice Networks Division	Q3	4	Cash
Mexico Cellular Operating Companies	Q2	1,472 10	Common Stock Cash
2000 Dispositions
Electronic Ballast Business	Q1	110	Cash
1999 Dispositions
Semiconductor Components Group	Q3	1,600	Cash Notes Common Stock
North American Antenna Sites	Q3	255	Cash Common Stock
Component Products Group	Q1	136	Cash Transfer of Debt

        The following table summarizes the proceeds on sales, the net assets sold, and resulting gain recognized:

Years Ended December 31	2001	2000	1999

Tangible net assets	$657	$76	$1,431
Goodwill and other intangibles	572	—	2
Gain on sale of business	1,082	34	558

	$2,311	$110	$1,991
Consideration:
Cash	$839	$110	$1,813
Stock	1,472	—	87
Notes	—	—	91

	$2,311	$110	$1,991

Integrated Information Systems Group

        In September 2001 the Commercial, Government and Industrial Solutions segment completed the sale of its Integrated Information Systems Group (IISG), for $825 million in cash resulting in a pre-tax gain of approximately $526 million. IISG, based in Scottsdale, Arizona, provided defense and government customers with technologies, products and systems for secure communication, information assurance, situational awareness and integrated communication systems.

Multiservice Network Division

        In September 2001 the Company completed the sale of its Multiservice Networks Division (MND) for $4 million. MND provided a full range of services including network design, implementation, integration, and secure network operations and management to customers throughout the world.

Mexico Cellular Operating Companies

        In June 2001 the Company completed the sale of its investment in four cellular operating companies in northern Mexico to Telefonica Moviles of Madrid (Telefonica). The Company received approximately 123 million shares of Telefonica stock, valued at approximately Euros 1.9 billion (US$1.6 billion) and approximately $10 million in cash. Subsequently, the company incurred a total cost of the monetization of the Telefonica shares of $131 million. The Company recorded a pre-tax gain of approximately $556 million on the sale of these properties which is net of the monetization costs.

Semiconductor Components Group

        In August 1999, the Company completed the sale of the Semiconductor Components Group. The Company received approximately $1.6 billion in cash, notes and approximately 9% of the stock of the new company. The sale resulted in a $360 million gain.

F-74    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)

13. Quarterly and Other Financial Data (unaudited)

	2001				2000
	1st	2nd	3rd	4th	1st	2nd	3rd	4th

Operating Results
Net sales	$7,752	$7,522	$7,406	$7,324	$8,768	$9,255	$9,493	$10,064
Sales excluding manufacturing and other costs of sales	2,032	2,088	2,150	2,289	3,568	3,747	3,363	3,274
Net earnings (loss)	(533)	(759)	(1,408)	(1,237)	448	204	531	135
Net earnings (loss) as a percent of sales	(6.9)%	(10.1)%	(19.0)%	(16.9)%	5.1%	2.2%	5.6%	1.3%

Per Share Data (in dollars)
Basic earnings (loss) per common share	$(0.24)	$(0.35)	$(0.64)	$(0.55)	$0.21	$0.09	$0.24	$0.06
Diluted earnings (loss) per common share	$(0.24)	$(0.35)	$(0.64)	$(0.55)	$0.20	$0.09	$0.23	$0.06

Dividends declared	$0.04	$0.04	$0.04	$0.04	$0.04	$0.04	$0.04	$0.04
Dividends paid	$0.04	$0.04	$0.04	$0.04	$0.04	$0.04	$0.04	$0.04
Stock prices
High	$24.93	$16.91	$19.44	$18.79	$61.42	$52.55	$39.67	$29.76
Low	$13.86	$10.45	$13.45	$14.22	$39.26	$28.61	$27.20	$15.78

14. Subsequent Events

        On January 4, 2002 the Company completed its acquisition of Synchronous, Inc. in exchange for 16.1 million shares of common stock valued at approximately $270 million. Synchronous is a leading provider of fiber optic transmission systems for video, data and voice transmission.

MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    F-75

Motorola, Inc. and Subsidiaries
Five Year Financial Summary

	Years ended December 31
(Dollars in millions, except as noted)	2001	2000	1999	1998	1997

Operating Results
Net sales	$30,004	$37,580	$33,075	$31,340	$31,498

Manufacturing and other costs of sales	21,445	23,628	20,631	19,396	18,532
Selling, general and administrative expenses	3,703	5,141	5,220	5,807	5,443
Research and development expenditures	4,318	4,437	3,560	3,118	2,930
Depreciation expense	2,357	2,352	2,243	2,255	2,394
Reorganization of businesses	1,858	596	(226)	1,980	327
Other charges	3,328	517	1,406	109	—
Interest expense, net	437	248	138	215	136
Gains on sales of investments and businesses	(1,931)	(1,570)	(1,180)	(260)	(70)

Total costs and expenses	35,515	35,349	31,792	32,620	29,692

Earnings (loss) before income taxes	(5,511)	2,231	1,283	(1,280)	1,806
Income tax provision	(1,574)	913	392	(373)	642

Net earnings (loss)	$(3,937)	$1,318	$891	$(907)	$1,164

Net earnings (loss) as a percent of sales	(13.1)%	3.5%	2.7%	(2.9)%	3.7%

Per Share Data (in dollars)
Diluted earnings (loss) per common share	$(1.78)	$0.58	$0.41	$(0.44)	$0.56
Diluted weighted average common shares outstanding (in millions)	2,213.3	2,256.6	2,202.0	2,071.1	2,091.2
Dividends declared(1)	$0.16	$0.16	$0.16	$0.16	$0.16

Balance Sheet
Total assets	$33,398	$42,343	$40,489	$30,951	$28,954
Working capital	7,451	3,628	4,679	2,532	4,597
Long-term debt and redeemable preferred securities	8,857	4,778	3,573	2,633	2,144
Total debt and redeemable preferred securities	9,727	11,169	6,077	5,542	3,426
Total stockholders' equity	$13,691	$18,612	$18,693	$13,913	$14,487

Other Data
Current ratio	1.77	1.22	1.36	1.21	1.49
Return on average invested capital	(18.0)%	6.3%	5.3%	(5.4)%	7.7%
Return on average stockholders' equity	(24.8)%	6.6%	5.7%	(6.5)%	8.5%
Capital expenditures	$1,321	$4,131	$2,856	$3,313	$2,954
% to sales	4.4%	11.0%	8.6%	10.6%	9.4%
Research and development expenditures	$4,318	$4,437	$3,560	$3,118	$2,930
% to sales	14.4%	11.8%	10.8%	9.9%	9.3%
Year-end employment (in thousands)	111	147	128	141	158

The number of stockholders of record of Motorola common stock on January 31, 2002 was 54,836.

(1)
Dividends declared from 1997 to 1999 were on Motorola shares outstanding prior to the General Instrument merger.

F-76    FIVE YEAR FINANCIAL SUMMARY

Location for the Annual Meeting of Stockholders:
Rosemont Theater
5400 N. River Road, Rosemont, Illinois 60018, (847) 671-5100

Map to the Rosemont Theater

Explanatory Note: The Motorola Omnibus Incentive Plan of 2002 is filed herewith pursuant to Instruction 3 to Item 10 of Schedule 14A and is not part of the proxy statement.

APPENDIX A

MOTOROLA OMNIBUS
INCENTIVE PLAN OF 2002

        1.    Purpose.    The purposes of the Motorola Omnibus Incentive Plan of 2002 (the "Plan") are (i) to encourage outstanding individuals to accept or continue employment with Motorola, Inc. ("Motorola" or the "Company") and its subsidiaries or to serve as directors of Motorola, and (ii) to furnish maximum incentive to those persons to improve operations and increase profits and to strengthen the mutuality of interest between those persons and Motorola's stockholders by providing them stock options and other stock and cash incentives.

        2.    Administration.    The Plan will be administered by a Committee (the "Committee") of the Motorola Board of Directors consisting of two or more directors as the Board may designate from time to time, each of whom shall qualify as a "Non-Employee Director" within the meaning set forth in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any successor legislation. The Committee shall have the authority to construe and interpret the Plan and any benefits granted thereunder, to establish and amend rules for Plan administration, to change the terms and conditions of options and other benefits at or after grant, and to make all other determinations which it deems necessary or advisable for the administration of the Plan. The determinations of the Committee shall be made in accordance with their judgment as to the best interests of Motorola and its stockholders and in accordance with the purposes of the Plan. A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, in writing signed by all the Committee members. The Committee may delegate the administration of the Plan, in whole or in part, on such terms and conditions as it may impose, to such other person or persons as it may determine in its discretion, except with respect to benefits to officers subject to Section 16 of the Exchange Act or officers who are or may be "covered employees" within the meaning of Section 162(m) of the Internal Revenue Code ("Covered Employees").

        3.    Participants.    Participants may consist of all employees of Motorola and its subsidiaries and all Non- Employee Directors of Motorola. Any corporation or other entity in which a 50% or greater interest is at the time directly or indirectly owned by Motorola shall be a subsidiary for purposes of the Plan. Designation of a participant in any year shall not require the Committee to designate that person to receive a benefit in any other year or to receive the same type or amount of benefit as granted to the participant in any other year or as granted to any other participant in any year. The Committee shall consider all factors that it deems relevant in selecting participants and in determining the type and amount of their respective benefits.

        4.    Shares Available under the Plan.    There is hereby reserved for issuance under the Plan an aggregate of 45 million shares of Motorola common stock. If there is a lapse, expiration, termination or cancellation of any stock option issued under the Plan prior to the issuance of shares thereunder or if shares of common stock are issued under the Plan and thereafter are reacquired by Motorola, the shares subject to those options and the reacquired shares shall be added to the shares available for benefits under the Plan. Shares covered by a Benefit granted under the Plan shall not be counted as used unless and until they are actually issued and delivered to a Participant. In addition, any shares of common stock exchanged by an optionee as full or partial payment to Motorola of the exercise price under any stock option exercised under the Plan, any shares retained by Motorola pursuant to a participant's tax withholding election, and any shares covered by a benefit which is settled in cash shall be added to the shares available for benefits under the Plan. All shares issued under the Plan may be either authorized and unissued shares or issued shares reacquired by Motorola. Under the Plan, no participant may receive in any calendar year (i) Stock Options relating to more than 3,000,000 shares, (ii) Restricted Stock or Restricted Stock Units that are subject to the attainment of Performance Goals of Section 13 hereof relating to more than 300,000 shares, (iii) Stock Appreciation Rights relating to more than 3,000,000 shares, or (iv) Performance Shares relating to more than 300,000 shares. The shares reserved for issuance and the limitations set forth above shall be subject to adjustment in accordance with Section 15 hereof. All of the available shares may, but need not, be issued pursuant to the exercise of incentive stock options. Notwithstanding anything else contained in this Section 4 the number of shares that may be issued under the Plan for benefits other than stock options shall not exceed a total of 5,000,000 shares (subject to adjustment in accordance with Section 15 hereof.

        5.    Types of Benefits.    Benefits under the Plan shall consist of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units, Annual Management Incentive Awards and Other Stock or Cash Awards, all as described below.

        6.    Stock Options.    Subject to the terms of the Plan, Stock Options may be granted to participants, at any time as determined by the Committee. The Committee shall determine the number of shares subject to each option and whether the option is an Incentive Stock Option. The option price for each option shall be determined by the Committee but shall not be less than 100% of the fair market value of Motorola's common stock on the date the option is granted. Each option shall expire at such time as the Committee shall determine at the time of grant. Options shall be exercisable at such time and subject to such terms and conditions as the Committee shall determine; provided, however, that no option shall be exercisable later than the tenth anniversary of its grant. The option price, upon exercise of any option, shall be payable to Motorola in full by (a) cash payment or its equivalent, (b) tendering previously acquired shares (held for at least six months) having a fair market value at the time of exercise equal to the option price or certification of ownership of such previously-acquired shares, (c) delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to Motorola the amount of sale proceeds from the option shares or loan proceeds to pay the exercise price and any withholding taxes due to Motorola, and (d) such other methods of payment as the Committee, at its discretion, deems appropriate. In no event shall the Committee cancel any outstanding Stock Option for the purpose of reissuing the option to the participant at a lower exercise price or reduce the option price of an outstanding option.

        7.    Stock Appreciation Rights.    Subject to the terms of the Plan, Stock Appreciation Rights ("SARs") may be granted to participants at any time as determined by the Committee. An SAR may be granted in tandem with a Stock Option granted under this Plan or on a free-standing basis. The grant price of a tandem SAR shall be equal to the option price of the related option. The grant price of a free-standing SAR shall be equal to the fair market value of Motorola's common stock on the date of its grant. An SAR may be exercised upon such terms and conditions and for the term as the Committee in its sole discretion determines; provided, however, that the term shall not exceed the option term in the case of a tandem SAR or ten years in the case of a free standing SAR. Upon exercise of an SAR, the participant shall be entitled to receive payment from Motorola in cash or stock, at the discretion of the Committee, in an amount determined by multiplying the excess of the fair market value of a share of common stock on the date of exercise over the grant price of the SAR by the number of shares with respect to which the SAR is exercised.

        8.    Restricted Stock and Restricted Stock Units.    Subject to the terms of the Plan, Restricted Stock and Restricted Stock Units may be awarded or sold to participants under such terms and conditions as shall be established by the Committee. Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee determines, including, without limitation, any of the following:

          (a)  a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period; or

          (b)  a requirement that the holder forfeit (or in the case of shares or units sold to the participant resell to Motorola at cost) such shares or units in the event of termination of employment during the period of restriction.

All restrictions shall expire at such times as the Committee shall specify.

        9.    Performance Stock.    Subject to the terms of the Plan, the Committee shall designate the participants to whom long-term performance stock ("Performance Stock") is to be awarded and determine the number of shares, the length of the performance period and the other terms and conditions of each such award. Each award of Performance Stock shall entitle the participant to a payment in the form of shares of common stock upon the attainment of performance goals and other terms and conditions specified by the Committee.

        Notwithstanding satisfaction of any performance goals, the number of shares issued under a Performance Stock award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. However, the Committee may not, in any event, increase the number of shares earned upon satisfaction of any performance goal by any participant who is a Covered Employee. The Committee may, in its discretion, make a cash payment equal to the fair market value of shares of common stock otherwise required to be issued to a participant pursuant to a Performance Stock award.

        10.    Performance Units.    Subject to the terms of the Plan, the Committee shall designate the participants to whom long-term performance units ("Performance Units") are to be awarded and determine the number of units and the terms and conditions of each such award. Each Performance Unit award shall entitle the participant to a payment in cash upon the attainment of performance goals and other terms and conditions specified by the Committee.

        Notwithstanding the satisfaction of any performance goals, the amount to be paid under a Performance Unit award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. However, the Committee may not, in any event, increase the amount earned under Performance Unit awards upon satisfaction of any performance goal by any participant who is a Covered Employee and the maximum amount earned by a Covered Employee in any calendar year may not exceed $5,000,000. The Committee may, in its discretion, substitute actual shares of common stock for the cash payment otherwise required to be made to a participant pursuant to a Performance Unit award.

        11.    Annual Management Incentive Awards.    The Committee may designate Motorola executive officers who are eligible to receive a monetary payment in any calendar year based on a percentage of an incentive pool equal to 5% of Motorola's consolidated operating earnings for the calendar year. The Committee shall allocate an incentive pool percentage to each designated participant for each calendar year. In no event may the incentive pool percentage for any one participant exceed 30% of the total pool. Consolidated operating earnings shall mean the consolidated earnings before income taxes of the Company, computed in accordance with generally accepted accounting principles, but shall exclude the effects of Extraordinary Items. Extraordinary Items shall mean (i) extraordinary, unusual and/or non-recurring items of gain or loss (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, or (iv) the effect of a merger or acquisition, all of which must be identified in the audited financial statements, including footnotes, or the Management Discussion and Analysis section of the Company's annual report.

        As soon as possible after the determination of the incentive pool for a Plan year, the Committee shall calculate the participant's allocated portion of the incentive pool based upon the percentage established at the beginning of the calendar year. The participant's incentive award then shall be determined by the Committee based on the participant's allocated portion of the incentive pool subject to adjustment in the sole discretion of the Committee. In no event may the portion of the incentive pool allocated to a participant who is a Covered Employee be increased in any way, including as a result of the reduction of any other participant's allocated portion.

        12.    Other Stock or Cash Awards.    In addition to the incentives described in sections 6 through 11 above, and subject to the terms of the Plan, the Committee may grant other incentives payable in cash or in common stock under the Plan as it determines to be in the best interests of Motorola and subject to such other terms and conditions as it deems appropriate.

        13.    Performance Goals.    Awards of Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Internal Revenue Code, including, but not limited to, cash flow; cost; ratio of debt to debt plus equity; profit before tax; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net sales; price of Motorola common stock; return on net assets, equity or stockholders' equity; market share; or total return to shareholders ("Performance Criteria"). Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company. Any Performance Criteria may include or exclude Extraordinary Items. Performance Criteria shall be calculated in accordance with the Company's financial statements, generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an award which is consistently applied and identified in the audited financial statements, including footnotes, or the Management Discussion and Analysis section of the Company's annual report. However, the Committee may not in any event increase the amount of compensation payable to a Covered Employee upon the attainment of a performance goal.

        14.    Change in Control.    Except as otherwise determined by the Committee at the time of grant of an award, upon a Change in Control of Motorola, all outstanding Stock Options and SARs shall become vested and exercisable; all restrictions on Restricted Stock and Restricted Stock Units shall lapse; all performance goals shall be deemed achieved at target levels and all other terms and conditions met; all Performance Stock shall be delivered; all Performance Units and Restricted Stock Units shall be paid out as promptly as practicable; all Annual Management Incentive Awards shall be paid out based on the consolidated operating earnings of the immediately preceding year or such other method of payment as may be determined by the Committee at the time of award or thereafter but prior to the Change in Control; and all Other Stock or Cash Awards shall be delivered or paid. A "Change in Control" shall mean:

          A Change in Control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, or any successor provision thereto, whether or not Motorola is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (a) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Motorola representing 20% or more of the combined voting power of Motorola's then outstanding securities (other than Motorola or any employee benefit plan of Motorola; and, for purposes of the Plan, no Change in Control shall be deemed to have occurred as a result of the "beneficial ownership," or changes therein, of Motorola's securities by either of the foregoing), (b) there shall be consummated (i) any consolidation or merger of Motorola in which Motorola is not the surviving or continuing corporation or pursuant to which shares of common stock would be converted into or exchanged for cash, securities or other property, other than a merger of Motorola in which the holders of common stock immediately prior to the merger have, directly or indirectly, at least a 65% ownership interest in the outstanding common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Motorola other than any such transaction with entities in which the holders of Motorola Common Stock, directly or indirectly, have at least a 65% ownership interest, (c) the stockholders of Motorola approve any plan or proposal for the liquidation or dissolution of Motorola, or (d) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board), contested election or substantial stock accumulation (a "Control Transaction"), the members of the Board immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board

        15.    Adjustment Provisions.

          (a)  If Motorola shall at any time change the number of issued shares of common stock by stock dividend, stock split, spin-off, split-off, spin-out, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, the total number of shares reserved for issuance under the Plan, the maximum number of shares which may be made subject to an award in any calendar year, and the number of shares covered by each outstanding award and the price therefor, if any, shall be equitably adjusted by the Committee, in its sole discretion.

          (b)  Subject to the provisions of Section 14, without affecting the number of shares reserved or available hereunder the Board of Directors or the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

          (c)  In the event of any merger, consolidation or reorganization of Motorola with or into another corporation, other than a merger, consolidation or reorganization in which Motorola is the continuing corporation and which does not result in the outstanding common stock being converted into or exchanged for different securities, cash or other property, or any combination thereof, there shall be substituted, on an equitable basis as determined by the Committee in its discretion, for each share of common stock then subject to a benefit granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which holders of common stock of Motorola will be entitled pursuant to the transaction.

        16.    Nontransferability.    Each benefit granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution and each Stock Option and SAR shall be exercisable during the participant's lifetime only by the participant or, in the event of disability, by the participant's personal representative. In the event of the death of a participant, exercise of any benefit or payment with respect to any benefit shall be made only by or to the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant's rights under the benefit shall pass by will or the laws of descent and distribution. Notwithstanding the foregoing, at its discretion, the Committee may permit the transfer of a Stock Option by the participant, subject to such terms and conditions as may be established by the Committee.

        17.    Taxes.    Motorola shall be entitled to withhold the amount of any tax attributable to any amounts payable or shares deliverable under the Plan, after giving the person entitled to receive such payment or delivery notice and Motorola may defer making payment or delivery as to any award, if any such tax is payable until indemnified to its satisfaction. A participant may pay all or a portion of any required withholding taxes arising in connection with the exercise of a Stock Option or SAR or the receipt or vesting of shares hereunder by electing to have Motorola withhold shares of common stock, having a fair market value equal to the amount required to be withheld.

        18.    Duration, Amendment and Termination.    No Incentive Stock Option shall be granted more than ten years after the date of adoption of this Plan by the Board of Directors; provided, however, that the terms and conditions applicable to any benefit granted on or before such date may thereafter be amended or modified by mutual agreement between Motorola and the participant, or such other person as may then have an interest therein. The Board of Directors or the Committee may amend the Plan from time to time or terminate the Plan at any time. However, no such action shall reduce the amount of any existing award or change the terms and conditions thereof without the participant's consent. No amendment of the Plan shall be made without stockholder approval if stockholder approval is required by law, regulation, or stock exchange rule.

        19.    Fair Market Value.    The fair market value of Motorola's common stock at any time shall be determined in such manner as the Committee may deem equitable, or as required by applicable law or regulation.

        20.    Other Provisions.

          (a)  The award of any benefit under the Plan may also be subject to other provisions (whether or not applicable to the benefit awarded to any other participant) as the Committee determines appropriate, including provisions intended to comply with federal or state securities laws and stock exchange requirements, understandings or conditions as to the participant's employment, requirements or inducements for continued ownership of common stock after exercise or vesting of benefits, forfeiture of awards in the event of termination of employment shortly after exercise or vesting, or breach of noncompetition or confidentiality agreements following termination of employment, or provisions permitting the deferral of the receipt of a benefit for such period and upon such terms as the Committee shall determine.

          (b)  In the event any benefit under this Plan is granted to an employee who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individuals to comply with applicable law, regulation or accounting rules.

        21.    Governing Law.    The Plan and any actions taken in connection herewith shall be governed by and construed in accordance with the laws of the state of Delaware (without regard to applicable Delaware principles of conflict of laws).

        22.    Stockholder Approval.    The Plan was adopted by the Board of Directors on March 19, 2002, subject to stockholder approval. The Plan and any benefits granted thereunder shall be null and void if stockholder approval is not obtained at the next annual meeting of stockholders.

APPENDIX B

Explanatory Note: The Motorola Employee Stock Purchase Plan of 1999, as amended, is filed herewith pursuant to Instruction 3 to Item 10 of Schedule 14A and is not part of the proxy statement.

MOTOROLA
EMPLOYEE STOCK PURCHASE PLAN OF 1999, as amended

        1.    Purpose.    Motorola, Inc., a Delaware corporation (the "Company"), hereby adopts the Motorola Employee Stock Purchase Plan of 1999 (the "Plan"). The purpose of the Plan is to provide an opportunity for the employees of the Company and any designated subsidiaries to purchase shares of the Common Stock, $3 par value per share, of the Company at a discount through voluntary automatic payroll deductions, thereby attracting, retaining and rewarding such persons and strengthening the mutuality of interest between such persons and the Company's stockholders.

        2.    Shares Subject to Plan.    An aggregate of 104,300,000 shares of Common Stock (the "Shares") may be sold pursuant to the Plan. Such Shares may be authorized but unissued Common Stock, treasury shares or Common Stock purchased in the open market. If there is any change in the outstanding shares of Common Stock by reason of a stock dividend or distribution, stock split-up, recapitalization, combination or exchange of shares, or by reason of any merger, consolidation or other corporate reorganization in which the Company is the surviving corporation, the number of Shares available for sale shall be equitably adjusted by the Committee appointed to administer the Plan to give proper effect to such change.

        3.    Administration.    The Plan shall be administered by a committee (the "Committee") which shall be the Compensation Committee of the Board of Directors or another committee consisting of not less than two directors of the Company appointed by the Board of Directors, all of whom shall qualify as non- employee directors within the meaning of Securities and Exchange Commission Regulation § 240.16b-3 or any successor regulation. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Benefits granted hereunder as it deems necessary or advisable. Notwithstanding the above, the Committee may, in its discretion, deviate from the provisions of the Plan in administering the Plan in jurisdictions other than the United States. All determinations and interpretations made by the Committee shall be binding and conclusive on all participants and their legal representatives. No member of the Board, no member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or, except in circumstances involving his or her bad faith, gross negligence or fraud, for any act or failure to act by the member or employee.

        4.    Eligibility.    All regular employees of the Company, and of each qualified subsidiary of the Company which may be so designated by the Committee, other than, in the discretion of the Committee:

          (a)  employees whose customary employment is 20 hours or less per week; and

          (b)  employees whose customary employment is for not more than 5 months per year;

shall be eligible to participate in the Plan. For the purposes of this Plan, the term "employee" means any individual in an employee-employer relationship with the Company or a qualified subsidiary of the Company, but excluding (a) any independent contractor; (b) any consultant, (c) any individual performing services for the Company or a qualified subsidiary who has entered into an independent contractor or consultant agreement with the Company or a qualified subsidiary; (d) any individual performing services for the Company or a qualified subsidiary under an independent contractor or consultant agreement, a purchase order, a supplier agreement or any other agreement that the Company or a qualified subsidiary enters into for services; (e) any individual classified by the Company as contract labor (such as black badgers, brown badgers, contractors, contract employees, job shoppers), regardless of length of service; (f) any individual whose base wage or salary is not processed for payment by the Payroll Department(s) of the Company; (g) any "leased employee" as defined in Section 414(n) of the Internal Revenue Code; and (h) any individual whose terms and conditions of employment are governed by a collective bargaining agreement resulting from good faith collective bargaining where benefits of the type being offered under the Plan were the subject of such bargaining, unless such agreement specifies that such individuals are eligible for the Plan. The term "qualified subsidiary" means any corporation or other entity in which a fifty percent (50%) or greater interest is, at the time, directly or indirectly owned by the Company or by one or more subsidiaries or by the Company and one or more subsidiary which is designated for participation by the Committee. For all purposes of the Plan, an individual shall be an "employee" of or be "employed" by the Company or a qualified subsidiary for any Offering Period only if such individual is treated by the Company or such qualified subsidiary for such Offering Period as its employee for purposes of employment taxes and wage withholding for federal income taxes, regardless of any subsequent reclassification by the Company or qualified subsidiary, any governmental agency, or any court.

        5.    Participation.    An eligible employee may elect to participate in the Plan as of any "Enrollment Date". Enrollment Dates shall occur on the first day of an Offering Period (as defined in paragraph 8). Any such election shall be made by completing and forwarding an enrollment and payroll deduction authorization form to the Plan Administrator prior to such Enrollment Date, authorizing payroll deductions in an amount not exceeding 10% of the employee's gross pay for the payroll period to which the deduction applies. A participating employee may increase or decrease payroll deductions as of any subsequent Enrollment Date by completing and forwarding a revised payroll deduction authorization form to the Plan Administrator; provided, that changes in payroll deductions shall not be permitted to the extent that they would result in total payroll deductions exceeding 10% of the employee's gross pay or such other amount as may be determined by the Committee. An eligible employee may not initiate, increase or decrease payroll deductions as of any date other than an Enrollment Date. For purposes of this Plan, the term "gross pay" means the gross amount of pay an employee would receive at each regular pay period date before any deduction for required federal or state withholding and any other amounts which may be withheld.

        6.    Payroll Deduction Accounts.    The Company shall establish a "Payroll Deduction Account" for each participating employee, and shall credit all payroll deductions made on behalf of each employee pursuant to paragraph 5 to his or her Payroll Deduction Account. No interest shall be credited to any Payroll Deduction Account.

        7.    Withdrawals.    An employee may withdraw from an Offering Period at any time by completing and forwarding a written notice to the Plan Administrator. A notice of withdrawal must be received by the first business day of the last month of an Offering Period in order for such withdrawal to be effective during the current Offering Period. Upon receipt of such notice, payroll deductions on behalf of the employee shall be discontinued commencing with the immediately following payroll period, and such employee may not again be eligible to participate in the Plan until the next Enrollment Date. Amounts credited to the Payroll Deduction Account of any employee who withdraws shall be refunded, without interest, as soon as practicable.

        8.    Offering Periods.    The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the first trading day on or after April 1 and October 1 of each year, or on such other date as the Committee shall determine, and continuing thereafter to the last trading day of the respective six-month period or until terminated in accordance with paragraph 17 hereof. The first Offering Period hereunder shall commence on October 1, 1999. "Trading day" shall mean a day on which the New York Stock Exchange is open for trading. The Committee shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings. The last trading day of each Offering Period prior to the termination of the Plan (or such other trading date as the Committee shall determine) shall constitute the purchase dates (the "Share Purchase Dates") on which each employee for whom a Payroll Deduction Account has been

2

maintained shall purchase the number of Shares determined under paragraph 9(a). Notwithstanding the foregoing, the Company shall not permit the exercise of any right to purchase Shares

          (a)  to an employee who, immediately after the right is granted, would own shares possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary; or

          (b)  which would permit an employee's rights to purchase shares under this Plan, or under any other qualified employee stock purchase plan maintained by the Company or any subsidiary, to accrue at a rate in excess of $25,000 of the fair market value of such shares (determined at the time such rights are granted) for each calendar year in which the right is outstanding at any time.

For the purposes of subparagraph (a), the provisions of Section 425(d) of the Internal Revenue Code shall apply in determining the stock ownership of an employee, and the shares which an employee may purchase under outstanding rights or options shall be treated as shares owned by the employee.

        9.    Purchase of Shares.

          (a)  Subject to the limitations set forth in paragraphs 7 and 8, each employee participating in an offering shall have the right to purchase as many Shares, including fractional shares, as may be purchased with the amounts credited to his or her Payroll Deduction Account as of the payroll date coinciding with or immediately preceding the last Wednesday of the month (or such other date as the Committee shall determine) in which occurs the applicable Share Purchase Date (the "Cutoff Date"). Employees may purchase Shares only through payroll deductions, and cash contributions shall not be permitted.

          (b)  The "Purchase Price" for Shares purchased under the Plan shall be not less than the lesser of an amount equal to 85% of the closing price of shares of Common Stock (i) at the beginning of the Offering Period or (ii) on the Share Purchase Date. For these purposes, the closing price shall be the closing price of a share of Common Stock as reported in the New York Stock Exchange Composite Transactions as reported in the Wall Street Journal, Midwest Edition. The Committee shall have the authority to establish a different Purchase Price as long as any such Purchase Price complies with the provisions of Section 423 of the Internal Revenue Code.

          (c)  On each Share Purchase Date, the amount credited to each participating employee's Payroll Deduction Account as of the immediately preceding Cutoff Date shall be applied to purchase as many Shares, including fractional shares, as may be purchased with such amount at the applicable Purchase Price. Any amount remaining in an employee's Payroll Deduction Account as of the relevant Share Purchase Date in excess of the amount that may properly be applied to the purchase of Shares as a result of the application of the limitations set forth in paragraphs 5 and 8 hereof or as designated by the Committee shall be refunded without interest to the employee as soon as practicable.

        10.    Brokerage Accounts or Plan Share Accounts.    By enrolling in the Plan, each participating employee shall be deemed to have authorized the establishment of a brokerage account on his or her behalf at a securities brokerage firm selected by the Committee. Alternatively, the Committee may provide for Plan share accounts for each participating employee to be established by the Company or by an outside entity selected by the Committee which is not a brokerage firm. Shares purchased by an employee pursuant to the Plan shall be held in the employee's brokerage or Plan share account ("Plan Share Account") in his or her name, or if the employee so indicates on his or her payroll deduction authorization form, in the employee's name jointly with any other person of legal age, with right of survivorship. An employee who is a resident of a jurisdiction which does not recognize such a joint tenancy may request that such Shares be held in his or her name as tenant in common with any other person of legal age, without right of survivorship.

3

        11.    Rights as Stockholder.    An employee shall have no rights as a stockholder with respect to Shares subject to any rights granted under this Plan until payment for such Shares has been completed at the close of business on the relevant Share Purchase Date.

        12.    Certificates.    Certificates for Shares purchased under the Plan will not be issued automatically. However, certificates for whole Shares purchased shall be issued as soon as practicable following an employee's written request. The Company may make a reasonable charge for the issuance of such certificates.

        13.    Termination of Employment.    If a participating employee's employment is terminated for any reason, including death, or if an employee otherwise ceases to be eligible to participate in the Plan, payroll deductions on behalf of the employee shall be discontinued and any amounts then credited to the employee's Payroll Deduction Account shall be refunded, without interest, as soon as practicable, except as otherwise provided by the Committee. Notwithstanding the above, but subject to the discretion of the Committee, if an employee is granted a paid leave of absence (within the meaning of Treasury Regulation §1.421-7(h)(2)), payroll deductions on behalf of the employee shall continue and any amounts credited to the employee's Payroll Deduction Account may be used to purchase Shares as provided under the Plan. If an employee is granted an unpaid leave of absence, payroll deductions on behalf of the employee shall be discontinued, but any amounts then credited to the employee's Payroll Deduction Account may be used to purchase Shares on the next applicable Share Purchase Date.

        14.    Rights Not Transferable.    Rights granted under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during an employee's lifetime only by the employee.

        15.    Employment Rights.    Neither participation in the Plan, nor the exercise of any right granted under the Plan, shall be made a condition of employment, or of continued employment with the Company or any subsidiary.

        16.    Application of Funds.    All funds received by the Company for Shares sold by the Company on any Share Purchase Date pursuant to this Plan may be used for any corporate purpose.

        17.    Amendments and Termination.    The Board of Directors or the Committee may amend the Plan at any time, provided that no such amendment shall be effective unless approved within 12 months after the date of the adoption of such amendment by the affirmative vote of stockholders holding shares of Common Stock entitled to a majority of the votes represented by all outstanding shares of Common Stock entitled to vote if such stockholder approval is required for the Plan to continue to comply with the requirements of Securities and Exchange Commission Regulation § 240.16b-3 and Section 423 of the Internal Revenue Code. The Board of Directors may suspend the Plan or discontinue the Plan at any time. Upon termination of the Plan, all payroll deductions shall cease and all amounts then credited to the participating employees' Payroll Deduction Accounts shall be equitably applied to the purchase of whole Shares then available for sale, and any remaining amounts shall be promptly refunded to the participating employees.

        18.    Applicable Laws.    This Plan, and all rights granted hereunder, are intended to meet the requirements of an "employee stock purchase plan" under Section 423 of the Internal Revenue Code, as from time to time amended, and the Plan shall be construed and interpreted to accomplish this intent. Sales of Shares under the Plan are subject to, and shall be accomplished only in accordance with, the requirements of all applicable securities and other laws.

        19.    Expenses.    Except to the extent provided in paragraph 12, all expenses of administering the Plan, including expenses incurred in connection with the purchase of Shares for sale to participating employees, shall be borne by the Company and its subsidiaries.

        20.    Stockholder Approval.    The Plan was adopted by the Board of Directors on March 9, 1999, subject to stockholder approval. The Plan and any action taken hereunder shall be null and void if stockholder approval is not obtained at the next annual meeting of stockholders.

4

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED BELOW, FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSALS 4 AND 5.	Please mark your votes as indicated in this example	☒
1.	Election of Directors			The Board of Directors recommends				The Board of Directors recommends
			FOR ALL	a vote "FOR" proposals 2 and 3.				a vote "AGAINST" proposals 4 and 5.
	FOR ALL	WITHHELD ALL	EXCEPT		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
	☐	☐	☐	Proposal 2	☐	☐	☐	Proposal 4	☐	☐	☐
Nominees:
	01 E. Breen, 02 F. Ciao, 03 H.L. Fuller, 04 C. Galvin, 05 A. Jones, 06 J. Lewent, 07 W. Massey, 08 N. Negroponte, 09 J. Pepper, Jr., 10 S. Scott III, 11 D. Warner III, 12 B.K. West, 13 J. White			Adoption of the Motorola Omnibus Incentive Plan of 2002				Shareholder proposal relating to Non-Audit Services by Independent Auditors
					FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
				Proposal 3 Approval of Amendment to the Motorola Employee Stock Purchase Plan of 1999	☐	☐	☐	Proposal 5 Shareholder proposal relating to Disclosure of the Board's Role in the Company's strategy	☐	☐	☐
(Except nominee(s) written above)
						By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me from any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company's transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.					☐
								Dated: ____________________________________			, 2002
Signature
Signature if held jointly

Please vote, date and sign and mail promptly this proxy in the enclosed envelope. When there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the full corporation name should be given, and this proxy should be signed by a duly authorized officer, showing his or her title.

/*\    FOLD AND DETACH HERE    /*\

Location for the Annual Meeting of Stockholders Map to the Rosemont Theater 5400 North River Road, Rosemont, Illinois 60018 Telephone (847) 671-5100

\*/    FOLD AND DETACH HERE    \*/

Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 4PM Eastern Time the business day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/mot		Telephone 1-800-435-6710		Mail

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.	OR
		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the internet at www.motorola.com/investor

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
for the Annual Meeting of Stockholders, May 6, 2002

The undersigned hereby appoints Christopher B. Galvin, Edward Breen, Garth L. Milne and Anthony M. Knapp, and each of them, as the undersigned's Proxies (with power of substitution) to represent and to vote all the shares of common stock of Motorola, Inc. which the undersigned would be entitled to vote, at the Annual Meeting of Stockholders of Motorola, Inc. to be held May 6, 2002, and at any adjournments thereof, subject to the directions indicated on the reverse side hereof.

In their discretion, the proxies are authorized to vote upon any other matter that may properly come before the meeting or any adjournments thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE, BUT IF NO
CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED,
FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSALS 4 AND 5

IMPORTANT—This Proxy must be signed and dated on the reverse side if you are voting by mail.

/*\    FOLD AND DETACH HERE    /*\

ADMISSION TICKET TO MOTOROLA'S 2002 ANNUAL MEETING OF STOCKHOLDERS

This is your admission ticket to gain access to Motorola's 2002 Annual Meeting of Stockholders to be held at the Rosemont Theater, 5400 North River Road, Rosemont, Illinois on Monday, May 6, 2002 at 5:00 P.M. A map showing directions to the meeting site is shown on the reverse side of this admission ticket. Please present this ticket at one of the registration stations. Please note that a large number of stockholders may attend the meeting, and seating is on a first come, first served basis.

THIS TICKET IS NOT TRANSFERABLE

\*/    FOLD AND DETACH HERE    \*/

You can now access your Motorola account online.

Access your Motorola shareholder account online via Investor ServiceDirectSM (ISD).

Mellon Investor Services LLC, transfer agent for Motorola, now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

•	View account status	•	View certificate history	•	View book-entry information	•	Establish/change your PIN
•	View payment history for dividends	•	Make address changes	•	Obtain a duplicate 1099 tax form

Visit us on the web at http://www.melloninvestor.com and follow the instructions shown on this page.

Step 1: FIRST TIME USERS—Establish a PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) available to establish a PIN.

 Investor ServiceDirectSM is currently only available for domestic individual and joint accounts.

•  SSN

•  PIN

•  Then click on the Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.	Step 2: Log in for Account Access

You are now ready to log in. To access your account please enter your:

•  SSN

•  PIN

•  Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account.	Step 3: Account Status Screen

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

•  Certificate History

•  Book-Entry Information

•  Issue Certificate

•  Payment History

•  Address Change

•  Duplicate 1099

QuickLinks

Who Can Vote
How You Can Vote
How You May Revoke Your Proxy or Change Your Vote
General Information on Voting
Voting by Participants in the Company's 401(k) Profit Sharing Plan
PROPOSAL 1 ELECTION OF DIRECTORS FOR A ONE-YEAR TERM
NOMINEES
MEETINGS OF THE BOARD OF DIRECTORS OF THE COMPANY
COMMITTEES OF THE BOARD OF DIRECTORS
DIRECTOR COMPENSATION AND RELATED TRANSACTIONS
PROPOSAL 2 ADOPTION OF THE MOTOROLA OMNIBUS INCENTIVE PLAN OF 2002
PROPOSAL 3 AMENDMENT TO THE MOTOROLA EMPLOYEE STOCK PURCHASE PLAN OF 1999
PROPOSAL 4 SHAREHOLDER PROPOSAL RE: NON-AUDIT SERVICES BY INDEPENDENT AUDITORS
PROPOSAL 5 SHAREHOLDER PROPOSAL RE: DISCLOSURE OF THE BOARD'S ROLE IN DEVELOPING AND MONITORING THE COMPANY'S STRATEGY
Principal Shareholders
Summary Compensation Table
Stock Option Grants in 2001
Aggregated Option Exercises in 2001 and 2001 Year-End Option Values
Long-Term Incentive Plans-Awards in 2001
RETIREMENT PLANS
EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS
REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
REPORT OF AUDIT AND LEGAL COMMITTEE
PERFORMANCE GRAPH
OTHER MATTERS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Financial Highlights
Financial Statements and Notes
APPENDIX A MOTOROLA OMNIBUS INCENTIVE PLAN OF 2002
APPENDIX B EMPLOYEE STOCK PURCHASE PLAN OF 1999, as amended